PROSPECTUS
NOVEMBER 24, 1997


                                    [LOGO]Newcourt
                                            credit group

                               CDN.$460,000,000
                  10,000,000 FULLY PAID SUBSCRIPTION RIGHTS,
          EACH REPRESENTING THE RIGHT TO RECEIVE ONE COMMON SHARE OF
                          NEWCOURT CREDIT GROUP INC.

10,000,000 fully paid Canadian dollar subscription rights (the "Fully Paid Subscription Rights") offered hereby will be sold by Newcourt Credit Group Inc. ("Newcourt" or the "Corporation") at a price of Cdn.$46.00 per Fully Paid Subscription Right. The proceeds of the sale of Fully Paid Subscription Rights will be held by Montreal Trust Company of Canada, as depository, and invested in short-term obligations of or guaranteed by the Government of Canada (and other approved investments) pending the acquisition by Newcourt of all of the issued and outstanding shares of AT&T Capital Corporation (the "Acquisition"). See "Acquisition of AT&T Capital Corporation". Each Fully Paid Subscription Right entitles the holder thereof to acquire, upon closing of the Acquisition (the "Acquisition Closing"), and without payment of additional consideration, one Common Share (a "Common Share") of the Corporation. On the Acquisition Closing, Common Shares will be issued to holders of record of the Fully Paid Subscription Rights as at the Acquisition Closing, and certificates representing such Common Shares will be delivered to such holders as soon as practicable following the Acquisition Closing. In the event the Acquisition Closing does not occur on or before February 27, 1998 (the "Termination Date"), holders of the Fully Paid Subscription Rights will receive the subscription price therefor plus interest equal to the interest actually earned on the investment of such amount between the closing of this offering ("Closing") and the Termination Date, net of any applicable withholding taxes. The offering price for the Fully Paid Subscription Rights offered hereby has been determined by negotiation between the Corporation and the Underwriters. See "Details of Offering".
                               ---------------

THIS OFFERING IS MADE BY A CANADIAN ISSUER THAT IS PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF CANADA. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. THE FINANCIAL STATEMENTS OF THE CORPORATION INCLUDED OR INCORPORATED HEREIN HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE ACQUISITION OF THE SECURITIES DESCRIBED HEREIN MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE DESCRIBED FULLY HEREIN. SEE "U.S. FEDERAL INCOME TAX CONSEQUENCES" AND "CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" FOR A GENERAL DISCUSSION OF CERTAIN UNITED STATES AND CANADIAN TAX CONSEQUENCES, RESPECTIVELY.

THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE CORPORATION IS INCORPORATED OR ORGANIZED UNDER THE LAWS OF CANADA, THAT SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF CANADA, THAT SOME OR ALL OF THE UNDERWRITERS OR EXPERTS NAMED IN THE REGISTRATION STATEMENT MAY BE RESIDENTS OF CANADA AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF THE CORPORATION MAY BE LOCATED OUTSIDE OF THE UNITED STATES.
                               ---------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ---------------

       CIBC OPPENHEIMER CORP.                  GOLDMAN, SACHS & CO.
         MERRILL LYNCH & CO.             SCOTIA CAPITAL MARKETS (USA) INC.
     MIDLAND WALWYN CAPITAL INC.                NESBITT BURNS INC.
 RBC DOMINION SECURITIES CORPORATION         TD SECURITIES (USA) INC.

                                                                     NET PROCEEDS
                           PRICE TO PUBLIC   UNDERWRITERS' FEE(1) TO THE CORPORATION
                          ------------------ -------------------- ------------------
Per Fully Paid Subscrip-
 tion Right.............      Cdn.$46.00          Cdn.$1.84           Cdn.$44.16
Per Instalment Receipt
 Subscription
 Right(2)(3)............      Cdn.$47.10          Cdn.$1.88           Cdn.$44.12
Total Offering(4)(5)....  Cdn.$1,610,000,000   Cdn.$60,120,387    Cdn.$1,549,879,613

--------
(1) Before deducting expenses of the offering, estimated at Cdn.$10 million, which together with the Underwriters' fee, are payable by the Corporation. No fee will be paid by the Corporation to the Underwriters in respect of
    2.6 million Fully Paid Subscription Rights purchased by certain members of management of the Corporation and AT&T Capital Corporation. See "Plan of Distribution". If the Acquisition Closing does not occur by the Termination Date, the Underwriters will refund 66 2/3% of their fee to the Corporation.
(2) The Instalment Receipt Subscription Rights will not be offered or sold in the United States.
(3) Of the final instalment payable in respect of each Instalment Receipt Subscription Right issued by Newcourt at a price of Cdn.$46.00, Cdn.$1.10 represents the financing cost of financing the final instalment. Accordingly, the net proceeds to the Corporation per Instalment Receipt Subscription Right will be Cdn.$44.12.
(4) The Corporation has also granted to the Underwriters an option to acquire up to an aggregate of 3,500,000 additional Subscription Rights at the issue price per Fully Paid Subscription Right or Instalment Receipt Subscription Right, as applicable, to cover over-allotments, if any, and for market stabilization purposes (the "Over-Allotment Option"). Such option expires on Closing. See "Plan of Distribution".
(5) The total offering of 35,000,000 Subscription Rights issued by Newcourt at a price of Cdn.$46.00, prior to the exercise of the Over-Allotment Option, consists of 12,609,664 Instalment Receipt Subscription Rights and 22,390,336 Fully Paid Subscription Rights.

Concurrently with the offering of the Fully Paid Subscription Rights in the United States, the Corporation is offering Fully Paid Subscription Rights and subscription rights evidenced by instalment receipt certificates in Canada (the "Instalment Receipt Subscription Rights" and, together with the Fully Paid Subscription Rights, the "Subscription Rights"). The aggregate number of Subscription Rights to be offered in Canada and the United States, prior to the exercise of any Over-Allotment Option, will be 35,000,000. THE INSTALMENT RECEIPT SUBSCRIPTION RIGHTS WILL NOT BE OFFERED OR SOLD IN THE UNITED STATES. See "Details of the Offering".

The outstanding Common Shares of the Corporation are listed on The Toronto Stock Exchange, the Montreal Exchange and the New York Stock Exchange under the symbol "NCT". On November 21, 1997, the closing sale price of the Common Shares on The Toronto Stock Exchange and on the New York Stock Exchange was Cdn.$48.80 and U.S.$34.50, respectively. See "Price Range and Trading Volume For Common Shares".

The Toronto Stock Exchange and the Montreal Exchange have conditionally approved the listing of the Fully Paid Subscription Rights and the Instalment Receipts (as hereinafter defined). Listing is subject to the Corporation fulfilling all the requirements of such exchanges on or before February 22, 1998. In addition, each of The Toronto Stock Exchange, the Montreal Exchange and the New York Stock Exchange has conditionally approved the listing of the Common Shares issuable pursuant to the terms of the Subscription Rights, subject to the Corporation fulfilling all the requirements of such exchanges on or before February 22, 1998.

The Fully Paid Subscription Rights offered hereby are offered by the Underwriters as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The right is reserved to close the subscription books at any time without notice. It is expected that Closing will take place on or about December 3, 1997, or such later date as the Corporation and the Underwriters may agree, but in any event not later than January 3, 1998. Certificates representing Fully Paid Subscription Rights will be available for delivery at the Closing.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
DOCUMENTS INCORPORATED BY
 REFERENCE.................................................................   3
EXCHANGE RATE DATA.........................................................   4
PROSPECTUS SUMMARY.........................................................   5
THE OFFERING...............................................................   5
NEWCOURT CREDIT GROUP INC..................................................   7
AT&T CAPITAL CORPORATION...................................................   7
ACQUISITION OF AT&T CAPITAL
 CORPORATION...............................................................   7
SELECTED SUMMARY FINANCIAL
 INFORMATION...............................................................   9
NEWCOURT CREDIT GROUP INC..................................................  10
SUMMARY DESCRIPTION OF THE BUSINESS OF NEWCOURT............................  10
ACQUISITION OF AT&T CAPITAL
 CORPORATION...............................................................  11
AT&T CAPITAL CORPORATION...................................................  12
RECENT DEVELOPMENTS........................................................  21
DETAILS OF THE OFFERING....................................................  22
U.S. FEDERAL INCOME TAX
 CONSEQUENCES..............................................................  27
CANADIAN FEDERAL INCOME TAX
 CONSIDERATIONS............................................................  30

                                                                           PAGE
                                                                           ----
DIVIDENDS.................................................................   30
DESCRIPTION OF SHARE CAPITAL..............................................   30
USE OF PROCEEDS...........................................................   31
PLAN OF DISTRIBUTION......................................................   31
PRICE RANGE AND TRADING VOLUME FOR COMMON SHARES..........................   33
ELIGIBILITY FOR INVESTMENT................................................   34
LEGAL MATTERS.............................................................   34
AUDITORS, TRANSFER AGENT AND
 REGISTRAR................................................................   34
NEWCOURT CREDIT GROUP INC.
 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS....................  F-1
NEWCOURT CREDIT GROUP INC.
 SUPPLEMENT TO UNAUDITED COMPARATIVE INTERIM CONSOLIDATED FINANCIAL
 STATEMENTS............................................................... F-13
AT&T CAPITAL CORPORATION
 UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS...................... F-17
AT&T CAPITAL CORPORATION
 AUDITED CONSOLIDATED FINANCIAL STATEMENTS................................ F-29


   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SUBSCRIPTION RIGHTS OR THE COMMON SHARES. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                      DOCUMENTS INCORPORATED BY REFERENCE

   THE FOLLOWING DOCUMENTS ARE INCORPORATED BY REFERENCE INTO AND FORM AN INTEGRAL PART OF THIS PROSPECTUS:

  (a) THE RENEWAL ANNUAL INFORMATION FORM OF THE CORPORATION DATED MAY 2,
      1997;

  (b) THE AUDITED COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS OF THE CORPORATION AND THE AUDITORS' REPORT CONTAINED IN THE CORPORATION'S ANNUAL REPORT TO SHAREHOLDERS THEREON FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996;

  (c) THE UNAUDITED COMPARATIVE INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF THE CORPORATION FOR THE THREE MONTHS ENDED MARCH 31, 1997, THE SIX MONTHS ENDED JUNE 30, 1997 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997;

  (d) THE MANAGEMENT INFORMATION CIRCULAR OF THE CORPORATION DATED FEBRUARY 6, 1997, EXCEPT THE SECTIONS ENTITLED "COMPENSATION COMMITTEE", "REPORT ON EXECUTIVE COMPENSATION", "CORPORATE GOVERNANCE" AND "SHARE PERFORMANCE GRAPH";

  (e) THE MATERIAL CHANGE REPORT OF THE CORPORATION DATED AUGUST 7, 1997 DESCRIBING THE PROPOSED ACQUISITION BY THE CORPORATION OF ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMCORP FINANCIAL SERVICES INC.; AND

  (f) THE MATERIAL CHANGE REPORT OF THE CORPORATION DATED NOVEMBER 21, 1997 DESCRIBING THE PROPOSED ACQUISITION BY THE CORPORATION OF ALL OF THE ISSUED AND OUTSTANDING SHARES OF AT&T CAPITAL CORPORATION.

   In addition to the foregoing, the pro forma consolidated financial statements of the Corporation contained in the Corporation's prospectus dated August 15, 1997 and comprising the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of income and retained earnings as at and for the year ended December 31, 1996, and the related notes and assumptions thereto, are incorporated herein by reference. See "Unaudited Pro Forma Consolidated Financial Statements".

   Any documents of the type referred to above and any material change reports (excluding confidential reports) filed by the Corporation pursuant to the requirements of applicable securities legislation after the date of this prospectus and prior to the termination of this distribution shall be deemed to be incorporated by reference into this prospectus.

   ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN OR CONTAINED HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR PURPOSES OF THIS PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH PRIOR STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT CONSTITUTE A PART OF THIS PROSPECTUS, EXCEPT AS SO MODIFIED OR SUPERSEDED.

   Information set forth herein with respect to AT&T Capital Corporation and its subsidiaries has been derived from publicly available information, including the audited consolidated financial statements and unaudited interim consolidated financial statements of AT&T Capital Corporation filed by AT&T Capital Corporation with the United States Securities and Exchange Commission in accordance with applicable U.S. law and from documents provided by, and discussions with, management of AT&T Capital Corporation. The Stock Purchase Agreement (as hereinafter defined) provides that the Vendors (as hereinafter defined) shall have no liability to the Corporation for the information regarding AT&T Capital Corporation contained in this prospectus and the Vendors are indemnified by the Corporation for any damage or loss arising in connection with any third party claims against the Vendors under this prospectus.

                              EXCHANGE RATE DATA

   All dollar amounts set forth in this prospectus, including the offering price of the Subscription Rights, are stated in Canadian dollars, except where otherwise indicated. The following table sets forth for each period indicated the period-end exchange rates, the average exchange rates and the high and low exchange rates for U.S. dollars. These rates are the noon-buying rates in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. On November 21, 1997, the noon buying rate was U.S.$1.00=Cdn.$1.4170.

                                                 NINE MONTHS ENDED  YEAR ENDED
                                                   SEPTEMBER 30     DECEMBER 31
                                                 ----------------- -------------
                                                   1997     1996    1996   1995
                                                 -------- -------- ------ ------
      Period-end................................   1.3868   1.3622 1.3706 1.3640
      Average...................................   1.3763   1.3678 1.3636 1.3726
      High......................................   1.3873   1.3745 1.3865 1.4267
      Low.......................................   1.3663   1.3607 1.3287 1.3275

                               PROSPECTUS SUMMARY

   This summary is qualified by, and should be read in conjunction with, the detailed information appearing elsewhere in this short form prospectus.

                                  THE OFFERING

OFFERING:           35,000,000 Subscription Rights consisting of Fully Paid
                    Subscription Rights in the United States and Canada and
                    Instalment Receipt Subscription Rights in Canada, each
                    Subscription Right representing the right to acquire one
                    Common Share of the Corporation.

AMOUNT OF           $1,610,000,000
OFFERING:

PRICE: $47.10 per Instalment Receipt Subscription Right, of which $29.00 is payable on Closing and $18.10 is payable on or before December 3, 1998.

                    $46.00 per Fully Paid Subscription Right.

USE OF PROCEEDS:    The net proceeds of the offering, after deducting fees
                    payable to the Underwriters and the estimated expenses of the offering but prior to any exercise of the Over-
                    Allotment Option, will be approximately $1,539,879,613. The net proceeds of the offering will be used to finance the cash portion of the purchase price for all of the issued and outstanding shares of AT&T Capital Corporation, with the remainder to be used for working capital and general corporate purposes. See "Acquisition of AT&T Capital
                    Corporation" and "Use of Proceeds". The proceeds from the sale of the Subscription Rights will be delivered to Montreal Trust Company of Canada as depository and held by it pending the Acquisition Closing, which is expected to occur on or after January 30, 1998. See "Details of the Offering".

SUBSCRIPTION        Each Subscription Right entitles the holder thereof to
RIGHTS:             acquire, upon the Acquisition Closing, one Common Share
                    without further action on the part of the holder.
                    Beneficial ownership of the Instalment Receipt Subscription
                    Rights (and, prior to the payment of the final instalments, the Common Shares to be acquired pursuant to such Instalment Receipt Subscription Rights) will be represented by Instalment Receipts. On the Acquisition Closing: (i) in the case of Fully Paid Subscription Rights, Common Shares will be issued to holders of record as at the Acquisition
                    Closing, and certificates representing such Common Shares will be delivered to such holders as soon as practicable thereafter; and (ii) in the case of Instalment Receipt
                    Subscription Rights, Common Shares will be acquired by holders of Instalment Receipt Subscription Rights pursuant to such Instalment Receipt Subscription Rights, the final instalment of the purchase price of such shares will become payable by such holders on December 3, 1998 and the Instalment Receipts will thereafter represent beneficial ownership of such Common Shares. In the event the Acquisition Closing does not occur on or before the Termination Date, holders of Subscription Rights will receive (i) in the case of Fully Paid Subscription Rights, an amount equal to the subscription price therefor, and
                    (ii) in the case of Instalment Receipt Subscription Rights, an amount equal to the first instalment thereon, plus, in either case, interest equal to the interest actually earned on the investment of such amount between Closing and the Termination Date, net of any applicable withholding taxes.
                    HOLDERS OF SUBSCRIPTION RIGHTS ARE NOT SHAREHOLDERS OF THE
                    CORPORATION. See "Details of the Offering".

INSTALMENT          The Subscription Rights offered hereunder will be issued
PAYMENT             and sold by the Corporation to the Underwriters. The Common
ARRANGEMENTS:       Shares to be acquired pursuant to the Instalment Receipt
                    Subscription Rights on the Acquisition Closing are being sold by the Underwriters on an instalment basis. Beneficial ownership of the Instalment Receipt Subscription Rights
                    (and, prior to payment of the final instalment, the Common
                    Shares to be acquired pursuant to such Instalment Receipt
                    Subscription Rights) will be represented by Instalment
                    Receipts. The Financial Institutions have agreed to provide non-recourse financing to the Underwriters to fund a portion of the Underwriters' cost of the Instalment Receipt
                    Subscription Rights, such financing to be secured by way of cash collateral pending the Acquisition Closing, a pledge of the Instalment Receipt Subscription Rights and the underlying Common Shares when issued on the Acquisition
                    Closing and an assignment by way of security of the final instalments payable by holders of Instalment Receipts.

                    The first instalment of $29.00 per Instalment Receipt Subscription Right is payable on the Closing and, if the Acquisition Closing occurs on or before the Termination Date, the final instalment of $18.10 per Common Share is payable on or before December 3, 1998 (not later than 4:00 p.m. local time at the place of payment) by the registered holder of the Instalment Receipts. As soon as practicable after payment in full of the final instalment, the registered holder of an Instalment Receipt will receive a certificate representing the underlying Common Shares, which Common Shares will no longer be subject to the pledge in favour of the Financial Institutions. IF A REGISTERED HOLDER OF AN INSTALMENT RECEIPT DOES NOT PAY THE FINAL INSTALMENT IN FULL ON OR BEFORE THE DUE DATE, THE COMMON SHARES REPRESENTED BY SUCH INSTALMENT RECEIPT MAY, AT THE FINANCIAL INSTITUTIONS' OPTION, UPON COMPLIANCE WITH APPLICABLE LAW, BE ACQUIRED BY THE FINANCIAL INSTITUTIONS IN FULL SATISFACTION OF THE REGISTERED HOLDER'S OBLIGATIONS TO PAY THE FINAL INSTALMENT SECURED BY THE PLEDGE. THE INSTALMENT RECEIPT AGREEMENT WILL PROVIDE THAT, UNLESS THE FINANCIAL INSTITUTIONS SHALL HAVE ACQUIRED THE COMMON SHARES IN FULL SATISFACTION OF THE OBLIGATIONS OF A REGISTERED HOLDER, THE FOREGOING SHALL NOT LIMIT ANY OTHER REMEDIES AVAILABLE TO THE FINANCIAL INSTITUTIONS AGAINST THE REGISTERED HOLDER OF AN INSTALMENT RECEIPT IN THE EVENT THE PROCEEDS OF ANY SALE OF COMMON SHARES ARE INSUFFICIENT TO COVER THE AMOUNT OF THE FINAL INSTALMENT AND THE COSTS OF SALE AND, ACCORDINGLY, THE REGISTERED HOLDER SHALL IN SUCH CIRCUMSTANCES REMAIN LIABLE TO THE FINANCIAL INSTITUTIONS FOR ANY SUCH DEFICIENCY. See "Details of the Offering--Instalment Receipts".

RIGHTS OF           Following the Acquisition Closing and the acquisition of
INSTALMENT          the Common Shares pursuant to the Instalment Receipt
RECEIPT HOLDERS:    Subscription Rights, registered holders of Instalment
                    Receipts will be entitled, in the manner set forth in the Instalment Receipt Agreement described herein, unless they have defaulted on their obligations under the Instalment
                    Receipt Agreement, to fully participate in all dividends and other distributions paid on the Common Shares, to exercise the votes attached to the Common Shares represented by such Instalment Receipts and to receive periodic reports and other materials as if they were registered holders of the Common Shares. See "Details of the Offering--Instalment Receipts--Rights and Privileges".

                           NEWCOURT CREDIT GROUP INC.

   Newcourt is an independent non-bank financial services company which originates, sells and manages asset-based financings. The Corporation originates the financing of a broad range of equipment and capital assets by way of secured loans, conditional sales contracts and financial leases. The Corporation's loan origination activities focus on the commercial finance and corporate finance segments of the asset based lending market.

   On August 29, 1997 Newcourt acquired all of the issued and outstanding common shares of Commcorp Financial Services Inc. ("Commcorp"), a Canadian asset finance and associated management service company, for approximately $366 million. On September 5, 1997, Newcourt acquired the Business Technology Finance division of Lloyds Bowmaker Limited (a United Kingdom-based asset finance company) for $493 million. In October 1997, Newcourt acquired the micro-balance origination and processing business of Lease Finance Group of Chicago, Illinois.

   For the year ended December 31, 1996, Newcourt generated total asset finance income of $171.6 million resulting in net income of $50.7 million. For the nine months ended September 30, 1997 Newcourt reported total asset finance income of $192.2 million and net income of $33.1 million (reflecting the one time pre-tax restructuring charge of $48 million related to the acquisition of Commcorp). As at September 30, 1997, Newcourt had over $9.9 billion in owned and managed finance assets.

                            AT&T CAPITAL CORPORATION

   AT&T Capital Corporation ("AT&T Capital") is one of the world's leading commercial finance companies with a diversified portfolio of approximately U.S.$13 billion as at December 31, 1996 in owned and managed assets covering a broad spectrum of equipment. Through its international network of 23 countries, AT&T Capital offers its customers a large variety of financing products and services including operating leases, finance leases and loan products. AT&T Capital provides its financial products and services to its worldwide customers through three principal marketing channels: Vendor Finance, Direct Customer Finance and International Finance.

   For the year ended December 31, 1996, AT&T Capital's revenues totalled more than U.S.$1.9 billion resulting in net income for the year of approximately U.S.$168.5 million. For the nine months ended September 30, 1997, AT&T Capital's total revenues were U.S.$1.3 billion. Net income for the nine months ended September 30, 1997 was U.S.$35.8 million, a decrease of U.S.$79.5 million from the comparable period in 1996. Net income was lower due to the decreased level of capital lease revenue as a result of the completion in 1996 of a U.S.$3.1 billion securitization, higher relative interest expense associated with increased leverage relating to the additional debt incurred to finance the 1996 acquisition of AT&T Capital by Hercules Holdings (Cayman) Limited and distribution on certain preferred securities. See "AT&T Capital Corporation-- AT&T Capital's Recent Financial Performance".

                    ACQUISITION OF AT&T CAPITAL CORPORATION

   On November 17, 1997, Newcourt entered into a stock purchase agreement pursuant to which it agreed, subject to the satisfaction of certain closing conditions, to acquire all of the issued and outstanding common shares of AT&T Capital. The aggregate purchase price to be paid by Newcourt is approximately U.S.$1.61 billion (Cdn.$2.3 billion), of which U.S.$1.06 billion (Cdn.$1.5 billion) will be paid in cash (financed by the proceeds of this offering) and the remaining U.S.$550 million (Cdn.$776 million) will be satisfied by the issuance of approximately 17.6 million Common Shares of Newcourt to Hercules Holdings (Cayman) Limited ("Hercules"). Hercules (a subsidiary of Hercules Holding U.K. Limited, which is a company structured and financed by Nomura International plc) owns 97.4% of the outstanding common shares of AT&T Capital, with the remainder of the shares owned by members of management of AT&T Capital. Newcourt expects that the Acquisition will close on or after January 30, 1998.

   The completion of the Acquisition and the resulting combination of Newcourt and AT&T Capital will create one of the largest providers of vendor finance in the world, and one of the world's largest non-bank commercial asset finance companies with owned and managed finance assets aggregating more than $25.0 billion. While the combined business entity offers the potential for significant revenue growth and substantial cost savings, the Acquisition also creates significant challenges and risks to Newcourt, including the management of the integration of two businesses, the continued dependence on external sources of funding (and the related sensitivity to credit ratings) and the dependence of AT&T Capital on its former affiliates for a substantial portion of its business volume.

   Included in this prospectus are unaudited pro forma consolidated financial statements of Newcourt, together with relevant notes, assumptions and adjustments thereto, as at and for Newcourt's financial year ended December 31, 1996 and as at and for Newcourt's nine months ended September 30, 1997, each of which reflects the completion of the offering of Subscription Rights contemplated by this prospectus and the completion of the Acquisition of AT&T Capital. See "Unaudited Pro Forma Consolidated Financial Statements".

                     SELECTED SUMMARY FINANCIAL INFORMATION

   The following selected financial information has been derived from the consolidated financial statements of the Corporation for the five years ended December 31, 1996 prepared in accordance with Canadian generally accepted accounting principles and the interim consolidated statements for the nine months ended September 30, 1997. The information below should be read in conjunction with the consolidated financial statements and accompanying notes of the Corporation and unaudited interim consolidated financial statements of the Corporation for the nine months ended September 30, 1997, incorporated herein by reference.

                     SELECTED SUMMARY FINANCIAL INFORMATION
          (in thousands of Canadian dollars, except per share amounts)

                              NINE MONTHS                 YEAR ENDED DECEMBER 31,
                          ENDED SEPTEMBER 30, ------------------------------------------------
                                1997(6)          1996       1995      1994   1993(3)    1992
                          ------------------- ---------- ---------- -------- -------- --------
                              (UNAUDITED)
INCOME STATEMENT DATA
Securitization and syn-
 dication fees..........        $109,206        $106,514    $52,110  $34,338  $24,135   $7,775
Income from affiliated
 companies and
 management fees........          27,859          12,689     10,364    8,690    7,411    5,853
Net finance income......          55,156          52,386     29,686   15,930   12,619   13,039
                              ----------      ---------- ---------- -------- -------- --------
Total asset finance in-
 come...................         192,221         171,589     92,160   58,958   44,165   26,667
Operating income........          27,317(7)       64,150     36,438   24,610   21,940   12,087
Net income..............          33,135          50,681     29,405   18,737   14,268    9,654
Earnings per Common and
 Special Share(1)(4)(5).           $0.50            0.96       0.76     0.60     0.67     0.49
Fully diluted earnings
 per Common and Special
 Share(2)(5)............           $0.50            0.96       0.76     0.60     0.67     0.49
                                 AS AT                       AS AT DECEMBER 31,
                             SEPTEMBER 30,    ------------------------------------------------
                                 1997            1996       1995      1994   1993(3)    1992
                          ------------------- ---------- ---------- -------- -------- --------
                              (UNAUDITED)
BALANCE SHEET DATA
Total assets............      $4,151,125      $2,164,494 $1,158,215 $733,970 $547,423 $729,220
Debt....................       2,575,436       1,543,144    879,039  540,381  440,809  609,129
Shareholders' equi-
 ty(4)(5)...............       1,300,520         515,934    245,194  160,964   28,011   46,818

--------
(1) Based on the weighted average number of Common Shares and Special Shares outstanding during the period.
(2) Based on the weighted average number of Common Shares and Special Shares outstanding during the period after giving effect to the exercise of outstanding stock options.
(3) The 1993 figures include a $3.4 million gain ($1.9 million after provision for income taxes or $0.18 per share), attributable to the securitization of pre-1993 commercial finance assets.
(4) On November 30, 1995, 1,611,000 Special Shares were converted into 1,611,000 Common Shares. On December 27, 1995, 1,411,675 Special Shares were converted into 1,411,675 Common Shares. On July 2, 1996, the remaining 199,325 Special Shares were converted into 199,325 Common Shares. On December 11, 1995, the Corporation redeemed and cancelled all issued and outstanding Preference Shares.
(5) Effective April 14, 1997, the Corporation subdivided on a two-for-one basis all of its issued and outstanding Common Shares and all of its Common Shares reserved for issuance. The Selected Summary Financial Information set out in the above table has been adjusted to reflect the stock split.
(6) These unaudited interim statements reflect the acquisition on August 29, 1997 of all of the issued and outstanding common shares of Commcorp and the acquisition on September 5, 1997 of the Business Technology Finance division of Lloyds Bowmaker Limited. See "Recent Developments".
(7) Operating income before restructuring charge and taxes was $75.3 million for the nine months ended September 30, 1997, Newcourt incurred a one time pre-tax restructuring charge of $48.0 million in respect of severances, office relocations and system conversions relating to the integration of Commcorp's operations with Newcourt's existing businesses. See "Recent Developments".

                          NEWCOURT CREDIT GROUP INC.

   Newcourt Credit Group Inc./Groupe-Credit Newcourt Inc. ("Newcourt" or the "Corporation") was incorporated in 1984 under the laws of Ontario. The Corporation's head office and principal place of business is located at Suite 3500, BCE Place, 181 Bay Street, P.O. Box 827, Toronto, Ontario, M5J 2T3.

                SUMMARY DESCRIPTION OF THE BUSINESS OF NEWCOURT

   Newcourt is an independent, non-bank financial services company which originates, sells and manages asset-based financings. The Corporation originates the financing of a broad range of equipment and capital assets by way of secured loans, conditional sales contracts and financial leases. Newcourt distinguishes itself from traditional lenders such as banks, trust and finance companies in that it:

  . sells and manages, rather than owns, the majority of the finance assets which it originates, thereby reducing the Corporation's capital requirements and credit exposure;

  . produces the majority of its income through gains from, and fees related to, the sale of loans, thereby reducing the Corporation's dependence on net finance income;

  . funds its activities through commitments from institutional investors rather than by accepting deposits from the public; and

  . offers select, asset-based financing services rather than providing full-service lending.

   The Corporation has organized its business activities and operations around three core functions: (i) loan origination; (ii) loan funding; and (iii) loan management.

   The Corporation's loan origination activities focus on the commercial finance and corporate finance segments of the asset-based lending market. In the commercial finance market, Newcourt offers its lending services through select strategic relationships with equipment manufacturers, dealers and distributors ("vendors") and certain professional bodies and associations. The Corporation has more than 235 vendor finance programs with selected equipment manufacturers which are the primary source of the Corporation's loan origination business in the commercial finance market. In the commercial finance market, Newcourt provides its lending services through six distinct business units:

  . HEALTH CARE (FORMERLY HEALTHGROUP FINANCIAL)--provides both direct and vendor financing in Canada and the United States for health care equipment used by medical and dental practitioners, clinics and hospitals;

  . INFORMATION TECHNOLOGY--provides vendor financing in Canada, the United States and Europe for information technology and communication equipment users;

  . TRANSPORTATION AND CONSTRUCTION--provides vendor and inventory financing in Canada and the United States for transportation and construction equipment users;

  . INVENTORY FINANCE--provides inventory or "floorplan" financing for equipment manufacturers, dealers and distributors in Canada, the United States and Australia;

  . CONSUMER AND PREMIUM FINANCE--provides point-of-sale term financing to owner-operated enterprises and consumers in Canada and the United States and financing of commercial property/casualty and workers' compensation insurance premiums throughout the United States; and

  . ASSET MANAGEMENT--provides fair market value leases in Canada and the United States in the high technology industry.

   In the corporate finance market, the Corporation's specialized investment banking unit provides advisory and funding services to major Canadian, U.S. and international corporations, public sector institutions and governments. Newcourt's principal structured finance activities in the corporate finance market include providing corporate and government structured debt financing, providing financial services to the regional airline industry, arranging cross-border lease financing, acquiring and managing asset-based finance portfolios and financing international equipment acquisitions.

   To finance its originated loans, Newcourt arranges interim funding from a number of public and private sources, including bank lines, commercial paper and medium term note programs and other short term debt financing instruments. Term funding is arranged for the Corporation's originated commercial finance assets through securitization vehicles while corporate finance transactions are generally syndicated to institutional investors.

   Newcourt's Portfolio Services Unit, which operates out of two main service centres in Toronto and Indianapolis, provides the administrative staff and systems needed to service and support the Corporation's portfolio of over $9.9 billion in owned and managed finance assets.

   Newcourt has 42 worldwide offices, including 17 Canadian offices, 21 offices in the United States, 2 offices in the United Kingdom, an office in Australia and a foreign affiliate office in Barbados.

NEWCOURT'S RECENT FINANCIAL PERFORMANCE

   Newcourt reported operating income (before the restructuring charge of $48 million relating to the acquisition of Commcorp) of $75.3 million for the nine months ended September 30, 1997 representing an 80% increase over the $41.9 million in operating income reported for the same period in 1996.

   During the third quarter, Newcourt completed three acquisitions which strengthened its presence in the commercial vendor finance market and increased owned and managed assets by more than $2.5 billion. The acquisition of Commcorp increased Newcourt's origination capability in the Canadian small-balance market. The acquisition of the Business Technology Finance division of UK-based Lloyds Bowmaker Limited also increased Newcourt's small-balance origination strength and established a European-based loan management platform for the Corporation. In October, 1997, Newcourt acquired the micro-balance origination and processing business of Lease Finance Group of Chicago, Illinois.

   Newcourt originated new asset-based financings of $6.01 billion during the first nine months of 1997, compared with $4.43 billion for the same period the previous year. Approximately 58% of this amount ($3.51 billion) was generated from the Corporation's activities in the commercial finance market, while the remaining 42% ($2.50 billion) was sourced in the corporate finance market. The U.S. and Canadian markets each accounted for 48% of the total origination volume with the remaining 4% attributed to various international markets.

   Total asset finance income for the nine months ended September 30, 1997 rose 67% to $192.2 million from $115.1 million during the same period last year. Fee-based income accounted for $137.1 million (71%) of total asset finance income of the Corporation for the period as compared with $79.5 million (69%) for the same period in 1996.

                    ACQUISITION OF AT&T CAPITAL CORPORATION

   On November 17, 1997, the Corporation agreed, subject to the satisfaction of certain closing conditions, to acquire all of the issued and outstanding common shares of AT&T Capital. AT&T Capital, a company incorporated under the laws of Delaware, is one of the world's largest diversified equipment leasing and commercial finance companies. Hercules (a subsidiary of Hercules Holdings U.K. Limited, which is a company structured and financed by Nomura International plc), owns 97.4% of the outstanding shares of AT&T Capital, with the remainder of the shares owned by members of management of AT&T Capital.

   Pursuant to the stock purchase agreement entered into by Newcourt, AT&T Capital and Hercules and certain members of management of AT&T Capital (collectively, the "Vendors") dated November 17, 1997 (the "Stock Purchase Agreement"), the aggregate purchase price to be paid by Newcourt on the Acquisition Closing is approximately U.S.$1.61 billion (Cdn.$2.2 billion), of which approximately U.S.$1.06 billion (Cdn.$1.5 billion) will be paid in cash and the remaining U.S.$550 million (Cdn.$776 million) will be satisfied by the issuance of approximately 17.6 million Common Shares of Newcourt to Hercules. Hercules has agreed, subject to certain exceptions, that such Newcourt Common Shares shall not be sold, transferred or otherwise disposed of for a period of six months following the Acquisition Closing, and thereafter may be sold, transferred or disposed of, as to one-third of such shares six months after the Acquisition Closing, as to a further one-third of such shares twelve months after the Acquisition Closing and as to the remaining one-third of such shares eighteen months after the Acquisition Closing. The cash portion of the purchase price will be derived from the proceeds of this offering. See "Use of Proceeds".

CLOSING

   The Acquisition Closing is subject to the satisfaction of certain closing conditions specified in the Stock Purchase Agreement, including receipt of material regulatory approvals. The Stock Purchase Agreement is also subject to termination (and the Acquisition will not be completed) if the Underwriters terminate their obligations under the Underwriting Agreement in the event of
(i) any change in the business, affairs, operations, assets, liabilities or capital of the Corporation or any of its subsidiaries or AT&T Capital or any of its subsidiaries which is material to the Corporation, AT&T Capital and their respective subsidiaries considered as a whole, (ii) any change which is material to the Corporation which change has a significant adverse effect on the market price or value of Newcourt's Common Shares or (iii) any occurrence or any catastrophe of national or international consequence which seriously adversely affects or will seriously adversely affect the Canadian or United States financial markets or the business of the Corporation, AT&T Capital and their respective subsidiaries considered as a whole. Although the Corporation expects to complete the Acquisition on these terms, there can be no assurance that it will do so, or that the Acquisition Closing will occur on or after January 30, 1998, as currently contemplated by the Stock Purchase Agreement. If the Acquisition does not close by the Termination Date, the Subscription Rights will be automatically cancelled and purchasers of Subscription Rights will receive an amount equal to their initial investment in the Subscription Rights, plus interest, pursuant to the Subscription Rights Agreement. See "Details of the Offering".

   Upon completion of the Acquisition of AT&T Capital, Newcourt anticipates certain restructuring costs will be incurred. See the notes to the "Unaudited Pro Forma Consolidated Financial Statements" of Newcourt included in this prospectus.

                           AT&T CAPITAL CORPORATION

OVERVIEW

   AT&T Capital is one of the world's leading commercial finance companies. AT&T Capital has a diversified portfolio of approximately U.S.$13 billion as at December 31, 1996 in owned and managed assets representing over 500,000 customers and covering a broad spectrum of equipment. Through its international network, AT&T Capital offers its customers a large variety of financing products and services including operating leases, finance leases and loan products. AT&T Capital provides its financing services in 23 countries and, in addition to its offices in the United States, has principal offices in Brussels, Frankfurt, London, Mexico City, Milan, Paris, Sydney, Hong Kong and Toronto. As at December 31, 1996, AT&T Capital had more than 3,000 employees.

   AT&T Capital was founded in 1985 as a captive finance subsidiary of AT&T Corp. ("AT&T") to facilitate the sale of products to customers of AT&T business units engaged in the manufacturing and sale of telecommunications, computer and related equipment. AT&T Capital built its business around an operational infrastructure that benefited from AT&T's controls and management disciplines and combined it with the expertise of senior management recruited from within the equipment leasing industry. As AT&T Capital's business capacity grew, it expanded beyond financing AT&T equipment and entered related financial services markets.

   On October 1, 1996, in connection with a restructuring of AT&T's operations, the Vendors acquired ownership of AT&T Capital (the "Merger").

BUSINESS OF AT&T CAPITAL

   AT&T Capital provides its financial products and services to its worldwide customers and clients through three principal marketing channels: Vendor Finance, Direct Customer Finance and International Finance.

   The table below shows approximate financing volumes and assets as a percent of AT&T Capital's total financing volumes and owned assets, attributable to each of its origination channels for the year ended December 31, 1996.

                                                         FINANCING     TOTAL
                                                          VOLUME       ASSETS
                                                        -----------  ----------
                                                         (IN U.S.$ MILLIONS)
Vendor Finance......................................... $ 2,412  46% $2,590  32%
Direct Customer Finance................................   1,584  30   3,560  44
International Finance..................................   1,249  24   1,942  24
                                                        ------- ---  ------ ---
                                                        $ 5,245 100% $8,092 100%
                                                        ======= ===  ====== ===

  VENDOR FINANCE

   AT&T Capital has established vendor finance programs with producers of telecommunications, information technology and industrial equipment. In addition, the Vendor Finance unit also offers inventory financing for equipment distributors and dealers and private label financing programs for vendors.

   AT&T, Lucent Technologies Inc. ("Lucent") and NCR Corporation ("NCR") (AT&T, Lucent and NCR are collectively referred to as the "Former Affiliates") have collectively been the largest vendor clients of AT&T Capital. Historically, AT&T Capital has financed (for the customers of the Former Affiliates) a large volume of the Former Affiliates' telecommunications and information technology sales. During the fiscal year ended December 31, 1996, AT&T Capital generated U.S.$1.1 billion of financing volume from Lucent and NCR related vendor finance activities. Of this financing volume, 76% was related to Lucent and 24% was related to NCR.

   In serving other vendor clients, AT&T Capital strategically focuses on the telecommunications, information technology, medical, manufacturing, materials handling, image processing and office equipment sectors. AT&T Capital's vendor finance products include a variety of customized financing products, sales aid services (including the training of vendor personnel and point-of-sale support), private label programs (in which AT&T Capital provides financing to the vendor's customers under the vendor's name), customer operations support and interfaces, alternate channel programs (distribution channels not involving the vendor's direct sales force) and support for value-added retailers or distributors (retailers or distributors that modify products and re-sell them).

  DIRECT CUSTOMER FINANCE

   AT&T Capital directly markets financial products and services to specific market segments, including small business, structured and technology equipment finance, short-term instrument and data equipment rentals and consumer automobile leasing. Direct Customer Finance activities consist of Technology Finance and Services, Specialized Commercial Finance and Capital Markets.

   Technology Finance and Services. AT&T Capital's equipment management services have included procurement, integration, deployment, tracking and remarketing of equipment.

   Technology assets are the fastest growing segment of the capital equipment arena. Having identified this opportunity early on, AT&T Capital is now one of the largest providers of financing and specialized asset management services to corporate users of information technology assets. AT&T Capital develops innovative financing solutions for acquiring, operating and disposing of high technology assets and capital equipment. It specializes in structuring flexible solutions for complex transactions to support customers in multi-vendor environments.

   To serve the short-term needs of sophisticated computer users who operate in periods of peak demand, AT&T Capital also offers rentals of a full range of high performance computers and test equipment. AT&T Capital serviced such high profile events as the 1996 Republican and Democratic national conventions and the 1996 Olympic Games in Atlanta. These services are flexible and responsive with turnaround time measured in hours to anywhere in the United States, and AT&T Capital has recently expanded its service area with offices in Canada and Mexico.

   Specialized Commercial Finance. AT&T Capital has leveraged its large customer base, sophisticated transaction structuring skills, and high volume transaction processing capabilities to provide specialized financial services directly to target segments in the commercial finance market. AT&T Capital targets small and medium-size companies in the United States with products including small business administration ("SBA") loans, asset-based loans, franchise financing, and other financing products (such as pre-approved credit lines). AT&T Capital is the second largest lender in the United States government's SBA program--a U.S.$7.8 billion government guaranteed loan program. The SBA program was established to provide financing to small businesses for equipment, land and buildings and inventory. AT&T Capital's SBA licensed subsidiary, AT&T Capital Small Business Lending Corporation, has been designated as a preferred lender by the SBA administration in 60 of the SBA's 68 districts. For the year ended December 31, 1996, AT&T Capital provided more than U.S.$250 million of SBA-guaranteed loans.

   Early in 1997, AT&T Capital announced a 50/50 joint venture with American Express to offer equipment financing opportunities to small businesses, beginning with American Express' 1.6 million small business customers. The joint venture was created, in part, to facilitate access to credit for small businesses. Through a new company, American Express CapitaFinance L.L.C., small businesses are able to arrange prompt financing for a wide assortment of equipment with financing periods generally ranging from one to five years. Following the purchase of equipment, small businesses simply call a toll-free telephone number to easily arrange financing. The program combines technology and marketing in an innovative approach bringing speed and convenience to small businesses for smaller finance transactions. The new venture combines the financing expertise and credit skills of AT&T Capital with the marketing experience of American Express.

   Capital Markets. Through its capital markets business, AT&T Capital serves the structured financing requirements of large companies worldwide. This form of financing makes maximum use of AT&T Capital's structuring and risk management skills and allows it to customize transactions to meet customer needs.

   AT&T Capital's experience in technology and financial service markets brings it many opportunities to enter into business relationships with large, growth-oriented companies that require big-ticket project and equipment finance. On these corporate and structured finance transactions, AT&T Capital will generally provide a total financing solution to the client, which results in AT&T Capital agreeing to finance a significant portion of the investment and syndicate the balance to a third party.

   AT&T Capital has focused its capital markets initiatives in select sectors, including transportation, manufacturing, industrial, telecommunications, media and real estate. To deal effectively with the complexity of many capital markets projects, AT&T Capital assembles teams that include specialists in financial structuring, pricing, credit analysis, asset management and engineering.

   During 1996, AT&T Capital financed telecommunications networks in Indonesia, Canada and the United States, as well as numerous radio properties, several industrial facilities and select transportation equipment. A new office opened in Hong Kong is intended to provide a base for developing project finance ventures in the Asia/Pacific region.

  INTERNATIONAL FINANCE

   Although AT&T Capital operates principally in the United States, it has expanded globally in order to respond to the needs of its vendor clients. AT&T Capital's international business is managed through four geographic regions:
Canada, Europe, Asia Pacific and Latin America. International expansion has resulted from a combination of acquisitions, start-up operations and joint ventures. While AT&T Capital's start-up operations and joint ventures were primarily focused on supporting global vendor relationships (directly through vendor channels and indirectly through local distributors), some of its acquisitions have included specialized commercial and consumer finance origination capabilities. These acquisitions provided AT&T Capital with an international infrastructure and growth opportunities.

   AT&T Capital began operations in the United Kingdom in 1991, in Canada in 1992, acquired a business in Hong Kong in 1994 and opened offices in Mexico and Australia in 1994.

   Canada--AT&T Capital Canada is one of the largest general equipment lessors in Canada, providing financing of telecommunications, computing, office and industrial equipment and consumer automobile leasing throughout Canada. In the third quarter of 1996, AT&T Capital Canada acquired the operating assets and lease portfolio of Municipal Leasing Corporation, a Canadian operation which had approximately U.S.$160 million in assets at the time of the acquisition. Municipal Leasing Corporation serves the office equipment and automotive leasing needs of 26,000 customers in Ontario. AT&T Capital Canada provides ongoing financing support for Lucent as well as other Canadian equipment vendors and distributors, including Danka Canada, Sony of Canada Broadcast and Professional Group and Xerox Canada for non Xerox equipment financing.

   Europe--In January 1995, AT&T Capital established a European network for its financial services through the acquisition of the vendor leasing and finance companies of Banco Central Hispano and certain of its affiliates located in the United Kingdom, Germany, France, Italy, Belgium, and The Netherlands. AT&T Capital's expansion to Europe has coincided with the entry into such markets by AT&T Capital's manufacturer and distributor vendor clients. As a result, AT&T Capital is able to support a number of vendor clients requiring cross border financing needs, including such vendors as ATL (ultrasound equipment), Coherent (laser medical technology), and Perkin-Elmer (analytical instruments). AT&T Capital's European operations support more than 15 multinational vendors in 13 countries and provide a platform for Lucent's small ticket equipment financing needs and residual-based operating lease and rental programs.

   Asia Pacific--AT&T Capital's Asia Pacific operations are focused on vendor programs and other specialty asset finance business. In June 1995, AT&T Capital acquired an Australian equipment finance company with approximately U.S.$40 million in assets.

   Latin America--Global manufacturers like Lucent and NCR have targeted the growth opportunities in Latin America, which resulted in AT&T Capital establishing a strong presence in the region. In 1995, AT&T Capital entered into a joint venture with Banco Frances, a leading Argentine commercial bank to operate an equipment leasing operation in Argentina. In Mexico, AT&T Capital has established vendor relationships with such technology companies as Sun Microsystems and Sony Professional Products.

RELATIONSHIP WITH THE FORMER AFFILIATES

   A significant portion of AT&T Capital's total assets and revenues and a substantial majority of its net income are attributable to financing provided by AT&T Capital to customers of the Former Affiliates with respect to the Former Affiliates' products and, to a lesser extent, transactions with the Former Affiliates as end-users, primarily with respect to the lease of information technology and other equipment to them as end-users and the administration and management of certain leased assets on behalf of AT&T.

   In 1993, AT&T Capital entered into a series of agreements with AT&T to formalize the relationship between the two companies, including the following three significant agreements, each dated as of June 25, 1993: (i) the AT&T Operating Agreement, (ii) the Intercompany Agreement, and (iii) the License Agreement. AT&T

Capital has executed agreements comparable to the AT&T Operating Agreement with each of Lucent and NCR. In addition, AT&T Capital has entered into supplementary agreements with Lucent and NCR pursuant to which Lucent and NCR have agreed that various provisions of the Intercompany Agreement and the License Agreement shall apply to them.

   The Operating Agreements provide, among other things, that (i) AT&T Capital serves as the "preferred provider" of financing services and has certain related and other rights and privileges in connection with the financing of AT&T, Lucent and NCR equipment to customers and distributors of the Former Affiliates and (ii) subject to limited exceptions, the Former Affiliates shall not compete or maintain an ownership interest in any business that competes with AT&T Capital and its subsidiaries.

   In connection with its financing business for Lucent, AT&T Capital provides an additional incentive, in the form of a sales assistance fee, for Lucent to assist AT&T Capital in the financing of certain products manufactured or marketed by Lucent. The sales assistance fee is based on designated percentages of the aggregate sales prices and other charges ("volumes") of certain Lucent products financed by AT&T Capital. In January 1997, AT&T Capital and Lucent agreed to a modified formula for calculating the sales assistance fee (as well as extension of the transactions that qualify for a sales assistance fee to those originated in indirect marketing channels and international transactions) for the remaining years of the term of Lucent's Operating Agreement (retroactive to 1996). The revised formula doubles the aggregate annual sales assistance fees from the amounts that would have been paid if the prior formula had been maintained.

   The Intercompany Agreement provides, among other things, that AT&T Capital will administer for a fee various portfolios of financing and leasing assets, including certain portfolios which prior to AT&T Capital's initial public offering had been owned by AT&T Capital. In addition, AT&T Capital provides certain of the same services for Lucent and NCR.

   Pursuant to the License Agreement, AT&T has licensed certain trade names and service marks, including the "AT&T" trade name, to AT&T Capital for use in the leasing and financing business of AT&T Capital and certain of its subsidiaries and, in the case of the "AT&T" trade name, to use as part of the corporate names of AT&T Capital and certain subsidiaries.

   The initial term of each of the Operating Agreements, the Intercompany Agreement, the License Agreement and the Agreement Supplements is scheduled to end on August 4, 2000. In addition, AT&T has the right under the License Agreement, after two years' prior notice, to require AT&T Capital to discontinue use of the "AT&T" trade name as part of AT&T Capital's corporate or "doing business" name. As of the date hereof, AT&T has not provided any such notice.

AT&T CAPITAL'S RECENT FINANCIAL PERFORMANCE

   For the nine month period ended September 30, 1997, AT&T Capital reported revenues of U.S.$1.3 billion and net income of U.S.$35.8 million. See "Unaudited Interim Consolidated Financial Statements of AT&T Capital Corporation". Portfolio revenue (which includes revenue from finance receivables and capital leases, and rentals of operating leases) in the first nine months of 1997 accounted for U.S.$1,041.8 million (or 80.1% of total revenues), compared to U.S.$1,147.1 million (or 83.7% of total revenues) for the comparable 1996 period. The decrease in portfolio revenue reflects AT&T Capital's increased securitizations which produced gains from the sale of assets and higher service fees. The securitization of U.S.$3.1 billion of assets in the fourth quarter of 1996 (which resulted in a U.S.$130.4 million pre-tax gain), higher leverage and the distributions on preferred securities resulting from AT&T Capital's recapitalization in connection with the Merger in the fourth quarter of 1996 with Hercules, combined to reduce net income for the period. Somewhat offsetting these factors were increases in revenue from securitizations and loan sales, operating lease margin (rental revenue less depreciation) and other revenue.

   AT&T Capital's significant securitization during the fourth quarter of 1996, together with its post-Merger recapitalization, has resulted in 1997 quarterly income results which are significantly less than the comparable 1996 periods. Net interest margin declined during the period due to the effects of securitizing higher yielding assets and higher relative interest expense due to increased leverage associated with AT&T Capital's post-Merger capital structure. AT&T Capital's securitizations have generally included small-ticket products having higher yields and margins as compared to larger ticket products. As securitizations occur, the proportion of these higher yielding products in AT&T Capital's owned portfolio is reduced, thereby causing a decrease in yields. Higher yields are not necessarily associated with higher profitability, since these assets commonly carry higher credit provisions and servicing costs.

   Operating and administrative expenses have increased in 1997 due primarily to severance payments, certain systems investments and costs associated with managing a higher level of assets. As a percentage of owned and managed assets, annualized operating and administrative expenses for the nine months ended September 30, 1997 were 3.96%, an improvement from 4.03% for the comparable 1996 period. The Company's objective is to reduce this ratio to 3.5% or lower.

AT&T CAPITAL FUNDING ARRANGEMENTS

   AT&T Capital finances its asset finance business, in addition to its capital resources, through a U.S.$3.0 billion commercial paper program (of which U.S.$1.9 billion was outstanding at September 30, 1997) and through medium and long term debt program (of which U.S.$4.9 billion was outstanding at September 30, 1997). The commercial paper program is supported by a back up credit facility from a syndicate of lending institutions in the amount of U.S.$2.0 billion. The medium and long term debt program was established under AT&T Capital's registration statement filed with the United States Securities and Exchange Commission (the "SEC") qualifying the issuance of up to U.S.$4.0 billion of debt securities.

  DEBT COVENANTS

   Included in AT&T Capital's medium term note ("MTN") indenture are debt covenants, the most significant of which place some limitations on AT&T Capital's ability to merge or consolidate into other corporations or sell all or substantially all of its assets. In addition, the MTN indenture debt covenants limit the issuance of secured debt, subject to numerous exceptions.

  PREFERRED SECURITIES

   In 1996, Capita Preferred Trust, a newly formed trust sponsored by AT&T Capital, issued U.S.$200 million of perpetual Trust Originated Preferred Securities ("TOPrS"). Holders of the TOPrS are entitled to receive cash distributions at an annual percentage rate of 9.06%, which are guaranteed by AT&T Capital. The original issue price of each security was U.S.$25 per share. Distributions on the TOPrS are payable quarterly in arrears on each March 31, June 30, September 30, and December 31.

   Under U.S. GAAP, the TOPrS are called "Company-obligated preferred securities of subsidiary", since the securities are issued by a consolidated entity of AT&T Capital. AT&T Capital reports the TOPrS in the mezzanine section (between Total Liabilities and Shareowners' Equity) of its balance sheet. Distributions associated with the TOPrS are stated as "Distribution on Company-obligated preferred securities of subsidiary" on the income statement, and are tax deductible and paid out of pre-tax earnings. See "Audited Consolidated Financial Statements of AT&T Capital Corporation".

  REVOLVING CREDIT FACILITIES

   As at September 30, 1997, AT&T Capital had a U.S.$2.0 billion revolving credit facility to serve as a back-stop to its commercial paper program of which U.S.$1.2 billion is in the form of a 364-day term and

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U.S.$0.8 billion is in the form of a 5-year term. AT&T Capital also maintains foreign bank lines which principally support the daily funding needs of its overseas businesses.

  SECURITIZATION PROGRAMS

   In 1996, AT&T Capital established a new funding strategy related to an increased use of securitization. As part of this initiative, AT&T Capital expects to securitize approximately one-third of its annual loan originations, which would be consistent with its ongoing diversified financing strategy to manage leverage. In addition, securitization represents an economically attractive means of diversifying AT&T Capital's funding sources.

   AT&T Capital's asset profile supports its securitization objectives. Approximately 60% of its portfolio is small-ticket assets, with an average transaction size of approximately U.S.$10,000, thereby providing diversification of risk and liquidity. AT&T Capital has more than 11 years of experience in originating and servicing these assets, which gives it an extensive historical database as to loss experience, prepayment history and asset origination, utilizing prudent underwriting standards.

   In October 1996, AT&T Capital completed its first public securitization through its issue of U.S.$3.1 billion of small-ticket equipment lease-backed securities through the Capita Equipment Receivables Trust 1996-1. The transaction, which established AT&T Capital's presence as a significant issuer of highly diversified small-ticket equipment lease-backed securities, was greater than the public market's then U.S.$2 billion outstanding balance in equipment lease-backed securities. The U.S.$3.1 billion securitization completed in 1996 resulted in a U.S.$130.4 million one-time pre-tax gain for AT&T Capital.

ASSET/LIABILITY MANAGEMENT

   AT&T Capital has established a comprehensive funding and investment policy while managing interest risk and maintaining adequate liquidity. AT&T Capital's approach to the management of interest rate and currency risks includes a matched funding discipline, continual evaluation of assets, review of liability and capital structure, assessment of funding options and the monitoring of pricing guidelines. Specifically AT&T Capital:

  (i) matches the duration and maturity structure of its liabilities to that of its portfolio assets;

  (ii) actively manages interest rate risk (the risk of earnings volatility attributable to changes in interest rates) in an effort to protect the margins on existing transactions; and

  (iii) uses derivatives to match-fund its portfolio and thereby manage interest rate and currency risk.

   AT&T Capital generates a substantial portion of its funds to support its operations from lease and rental receipts, but also uses external financing, including the public issuance of commercial paper, medium and long-term debt, asset-backed financing (or securitizations) and bank lines of credit. AT&T Capital's funding program includes maintaining a broad distribution of financing sources and expanding the base to minimize undue concentration.

FINANCIAL STATEMENTS RELATING TO THE ACQUISITION

   AT&T Capital's audited consolidated financial statements for the three years ended December 31, 1996, together with the related notes thereto, and AT&T Capital's unaudited comparative interim consolidated financial statements for the nine months ended September 30, 1997, are included in this prospectus. See "Consolidated Financial Statements of AT&T Capital Corporation" and "Unaudited Interim Consolidated Financial Statements of AT&T Capital Corporation".

   Also included in this prospectus are unaudited pro forma consolidated financial statements of Newcourt, together with relevant notes, assumptions and adjustments, as at and for Newcourt's financial year ended December 31, 1996 and as at and for Newcourt's nine months ended September 30, 1997, each of which reflects the completion on August 29, 1997 of the acquisition of Commcorp by the Corporation (see "Recent

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Developments"), the completion of the offering of Subscription Rights contemplated by this prospectus and the completion of the Acquisition of AT&T Capital by the Corporation. See "Unaudited Pro Forma Consolidated Financial Statements".

ACQUISITION MERITS AND IMPLICATIONS

  POTENTIAL BENEFITS

   Size--The combination of Newcourt and AT&T Capital creates one of the largest providers of vendor finance in the world, and one of the largest independent non-bank commercial asset finance companies based on assets owned and managed. Upon completion of the Acquisition, Newcourt's international origination and servicing capabilities will span 24 countries around the globe. The Acquisition provides a platform to allow both Newcourt and AT&T Capital to better serve their respective manufacturing clients in Canada, the United States, and the United Kingdom and creates new opportunities for serving Newcourt's clients in Asia Pacific, Europe and Latin America.

   Complementary Skills--The businesses are complementary in many respects. AT&T Capital has a proven record of quality asset management with top-tier processing skills and systems, a broad range of clients, a solid credit underwriting performance and a consistent operating history. Newcourt has demonstrated its ability to originate asset finance business through innovative financing techniques, focused client service and complementary product offerings. Both companies have a conservative risk management culture.

   Synergies--The two companies also complement each other by providing cost savings opportunities due to geographic and business segment synergies. Significant cost savings are anticipated due primarily to the consolidation of facilities, systems, and functions in Canada, the United States and in the United Kingdom. AT&T Capital has recently embarked upon implementation of a cost reduction program. Newcourt's reputation as a low cost provider of asset finance services should help to ensure the ongoing success of AT&T Capital's cost reduction program.

   Access to International Capital Markets--The combined entity combines the innovative financing capabilities of Newcourt and its strong funding relationships with Canadian life insurance companies and banks with AT&T Capital's public securitization history in the United States and greater access to foreign markets due to the synergies described above.

  IMPLICATIONS OF THE ACQUISITION

   While the business combination offers the potential for significant revenue enhancements and cost savings, the Acquisition presents a number of challenges and risks to Newcourt upon the completion of the Acquisition and the integration of the two entities, including:

   Financial Performance--AT&T Capital's 1997 year-to-date net income declined significantly from 1996 results, reflecting reduced portfolio income arising from AT&T Capital's U.S.$3.1 billion securitization in 1996 and higher interest costs incurred due to increased leverage and lower credit ratings following the 1996 Merger and related recapitalization.

   Newcourt's origination skills and sales culture are expected to improve volume growth. In addition, AT&T Capital is targeting to reduce its ratio of operating expenses to owned and managed assets from approximately 4.0% for the nine months ended September 30, 1997 to 3.5% or lower over the next few years. These reductions are expected to result from extensive cost savings programs and economies of scale in processing operations, administration and centralized services.

   Reliance on Major Customers--AT&T Capital's most significant vendor program is with Lucent. For the year ended December 31, 1996, Lucent generated over U.S.$800 million of asset origination volume for AT&T Capital. The agreements between AT&T Capital and Lucent expire on August 4, 2000. While Lucent has

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consented to the change of control of AT&T Capital upon completion of the
Acquisition, there can be no assurance that the term of the principal agreements will be extended beyond August 4, 2000. In addition, AT&T Capital and Newcourt have agreed to negotiate with Lucent to amend the terms of the Operating Agreement between AT&T Capital and Lucent and to submit a related proposal to Lucent by December 31, 1997. Such proposal is expected to address certain economic terms, the scope of business covered by the agreement, the length of the renewal term and certain other matters, taking into consideration the terms of other similar AT&T Capital vendor finance program agreements, with any economic benefits to Lucent arising from any such amendment being retroactive to October 31, 1997. Any amendment of the terms of such Operating Agreement could have a material effect on AT&T Capital.

   Integration of Businesses--Both AT&T Capital and Newcourt have completed a number of acquisitions during the past five years. Integration of the two businesses will require a significant amount of management's time. Managing the integration of the businesses from a systems, employee and cultural perspective will be difficult and time consuming.

   Residual Assets--AT&T Capital has traditionally retained a larger proportion of residual assets than Newcourt due to the larger volume of operating and capital leases generated by AT&T Capital. The anticipated residual or salvage value of the underlying leased equipment assets may be less than the fair market value of the equipment while under the lease or off-lease, or the market value may exceed the expected residual, or salvage value. The combined entity will place less reliance on residual asset financing. Although AT&T Capital has historically received proceeds exceeding the aggregate book value of its residual values, there can be no assurance that such performance will continue.

   Dependence on External Sources of Funding--AT&T Capital's commercial finance business requires substantial amounts of cash to support its operations. These cash requirements increase as the volume of AT&T Capital's owned and managed assets and its servicing portfolio grow.

   AT&T Capital's primary cash requirements include: (i) lease and loan originations, (ii) interest and principal payments on AT&T Capital's outstanding indebtedness, (iii) ongoing administrative and operating expenses,
(iv) tax payments, and (v) dividend payments on the TOPrS preferred securities. AT&T Capital's primary sources of liquidity are expected to be (a) cash generated from operations, (b) the issuance of commercial paper and medium and long term notes in public markets, (c) public and private securitizations of its lease and loan receivables, and (d) foreign bank lines of credit. There can be no assurance that any financing sources will be available to AT&T Capital or the combined entity following completion of the Acquisition at any given time or as to the terms on which such financing may be available. The combined entity's ability to obtain funds and the cost of such funds could be affected by its credit rating and restrictions contained in existing or future debt instruments and by other events beyond its control, such as interest rates, general economic conditions and the perception of its business, results of operations, leverage, financial condition and business prospects.

   Sensitivity to Ratings on Debt--As a result of the consummation of the Merger in 1996 and related transactions, three major rating organizations downgraded their respective ratings on AT&T Capital's short-term and (where applicable) long-term senior unsecured debt. As a result of such downgradings, AT&T Capital's costs of borrowing increased in 1997. No assurance can be given that any or all of such rating organizations will not at any future time or from time to time establish different ratings on the combined entity's short-term or long-term debt. To the extent that any of such rating organizations assign a lower rating than the existing ratings of AT&T Capital and Newcourt, such downgrading would increase interest expense for the combined entity, limit its access to its traditional funding sources and reduce its competitiveness, particularly if any such assigned rating is not investment grade. In addition, certain ratings downgrades could result in the termination of one or more of the License Agreements with AT&T, Lucent and NCR. Any such downgrade could have a material adverse effect on the combined entity's results of operations and financial condition.


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   Securitization Program--AT&T Capital's securitization transactions, structured as both private conduit programs and the sale of publicly offered securities, are an important part of AT&T Capital's financing to manage its leverage ratio and to transfer credit risk. Any delay in the securitization of finance receivables would cause leverage to fluctuate and postpone the recognition of the gain on such finance receivables, which could cause AT&T Capital's net income to fluctuate from period to period.

   Potential Conflicts Between Newcourt and AT&T Capital's Vendor Relationships--Given the number of vendor programs established by both AT&T Capital and Newcourt, there can be no assurance that conflicts between Newcourt and AT&T Capital's vendor relationships will not occur. It is possible that the loss of a large vendor relationship could result in a material loss of revenue or earnings to the combined company.

   International Events and Currency Exchange Rates--Newcourt intends to pursue growth opportunities in international markets and to follow its vendor relationships into new and emerging markets. AT&T Capital has pursued this strategy and has made significant investments into these foreign markets to establish a presence and to accompany its vendors. To date, AT&T Capital's international operations have not been profitable.

   A significant change in the value of the Canadian dollar against the currency of one or more countries where substantial revenues or earnings are recognized may materially adversely affect financial performance of the combined company. These risks will be managed in a number of ways including foreign currency contracts, derivative instruments and utilizing local capital markets to fund the international operations.

                              RECENT DEVELOPMENTS

   On March 11, 1997, pursuant to a prospectus dated February 28, 1997, the Corporation issued and sold 2,475,000 Common Shares in its capital at a price of $51.00 per share (prior to giving effect to the subdivision of Newcourt's Common Shares as described below) for net proceeds of $121,176,000.

   Effective April 14, 1997, the Corporation subdivided all of its issued and outstanding and all of its reserved and unissued Common Shares on a two for one basis.

   On April 29, 1997, the Corporation's Common Shares were listed and posted for trading on the New York Stock Exchange. Concurrent with such listing, the Corporation's Common Shares were also registered with the United States Securities and Exchange Commission pursuant to section 12(b) of the Securities Exchange Act of 1934.

   On August 26, 1997, pursuant to a prospectus dated August 15, 1997, the Corporation issued and sold 7,260,000 Common Shares in its capital at a price of $38.50 per share for net proceeds of $268,729,600.

   On August 26, 1997, the Corporation filed a replacement prospectus supplement dated August 26, 1997 to the Corporation's short form shelf prospectus dated October 17, 1996 increasing the aggregate principal amount of 1996 series medium term notes issuable thereunder from $350,000,000 to $500,000,000.

   On August 29, 1997, the Corporation acquired all of the issued and outstanding shares of Commcorp, a Canadian asset finance and associated management service company. The Corporation acquired four finance units of Commcorp for approximately $366,000,000, of which $89,000,000 was paid in cash and the remaining $277,000,000 was satisfied by the issuance of 8.2 million Common Shares. As part of the acquisition, Newcourt acquired established Commcorp offices in 11 Canadian cities and 510 employees. Newcourt's pro forma financial statements as at and for the year ended December 31, 1996, which are included in this prospectus in respect of the proposed Acquisition, reflect the acquisition of Commcorp by the Corporation. See "Newcourt Credit Group Inc.--Unaudited Pro Forma Consolidated Financial Statements".

   On September 5, 1997, the Corporation acquired the business technology finance division of Lloyds Bowmaker Limited, an asset finance company based in the United Kingdom, for an aggregate purchase price of

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$493,000,000. As part of the acquisition, Newcourt acquired $422,000,000 of asset finance contracts and lease portfolios and 160 employees.

   On September 24, 1997, the Corporation issued and sold 1,700,000 Common Shares at a price of $50.10 per share on a private placement basis to a Canadian chartered bank. Net proceeds to the Corporation were $85,170,000.

   On November 13, 1997, the Corporation filed a short form shelf prospectus dated November 12, 1997 establishing the Corporation's 1997 series medium term note program in the aggregate principal amount of $500,000,000.

                            DETAILS OF THE OFFERING

   The total offering consists of 35,000,000 Subscription Rights, each representing the right to acquire one Common Share of the Corporation. The Corporation will issue and sell Subscription Rights to the Underwriters at a price of $46.00 per Subscription Right. The Underwriters will sell Fully Paid Subscription Rights to the public in both Canada and the United States at a price of $46.00 per Fully Paid Subscription Right and will sell Instalment Receipt Subscription Rights to the public in Canada at a price of $47.10 per Instalment Receipt Subscription Right. The Instalment Receipt Subscription Rights are being sold by the Underwriters on an instalment basis. The Financial Institutions have agreed to provide non-recourse financing to the Underwriters to fund that portion of the Underwriters' cost of the Instalment Receipt Subscription Rights not funded by the first instalment paid by the holders acquiring Instalment Receipt Subscription Rights under this offering. Such financing will be secured by cash collateral pending the Acquisition Closing, a pledge of the Instalment Receipt Subscription Rights and the underlying Common Shares when issued on the Acquisition Closing, and an assignment by way of security of the final instalments payable by holders of Instalment Receipt Subscription Rights.

SUBSCRIPTION RIGHTS

   The following is a summary of the material attributes and characteristics of the Subscription Rights and of the rights and obligations of registered holders thereof. This summary does not purport to be complete and reference is made to the subscription rights agreement to be dated as of the date of Closing (the "Subscription Rights Agreement") among the Corporation, CIBC Wood Gundy Securities Inc. on behalf of the Underwriters, Montreal Trust Company of Canada as depository (the "Depository") and a Canadian chartered bank, as agent for the Financial Institutions.

   The Subscription Rights Agreement will be available for inspection in draft form prior to Closing and, subsequent to Closing in definitive form until the completion of distribution, at the principal stock and bond transfer offices of the Depository in Toronto. For the purposes of this description of the material attributes and characteristics of the Subscription Rights, a "holder" means a person who is shown on a register of holders of Subscription Rights.

   Subscription Rights will be issued at the Closing pursuant to the Subscription Rights Agreement. Pursuant to the Subscription Rights Agreement, the proceeds from the sale of the Subscription Rights (the "Deposited Funds") will be delivered on behalf of the Corporation to and held by the Depository and invested in short-term obligations of or guaranteed by the Government of Canada (and other approved investments) pending the Acquisition Closing, and prior to the Acquisition Closing will be subject to security interests in favour of, as applicable, the holders of the Subscription Rights, the Underwriters and the Financial Institutions. Subscriptions and payment for the Fully Paid Subscription Rights will be evidenced by transferable Fully Paid Subscription Right certificates in fully registered form and subscriptions and payment of the first instalment of the purchase price for Instalment Receipt Subscription Rights will be evidenced by transferable Instalment Receipt certificates in fully registered form. Each Subscription Right constitutes an agreement whereby the holder will acquire one Common Share upon the Acquisition Closing. If the Acquisition Closing occurs on or before February 27, 1998

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(the "Termination Date"): (i) in the case of Fully Paid Subscription Rights,
Common Shares will be issued to holders of record of such Fully Paid Subscription Rights as at the Acquisition Closing, and certificates representing such Common Shares will be delivered to such holders against presentation and surrender of certificates representing Fully Paid Subscription Rights; and (ii) in the case of Instalment Receipt Subscription Rights, Common Shares will be acquired by holders of Instalment Receipt Subscription Rights pursuant to the Instalment Receipt Subscription Rights without further action on the part of such holders, the final instalment of the purchase price of such Common Shares will become payable on December 3, 1998 by the holders of the Instalment Receipt Subscription Rights and the Instalment Receipts will thereafter represent beneficial ownership of such Common Shares.

   In the event the Acquisition Closing does not occur on or before the Termination Date, the Subscription Rights will automatically terminate and holders of Subscription Rights will receive (i) in the case of Fully Paid Subscription Rights, an amount equal to the subscription price therefor, and
(ii) in the case of Instalment Receipt Subscription Rights, an amount equal to the first instalment thereon, plus, in either case, interest equal to the interest actually earned on the investment of such amount between Closing and the Termination Date, net of any applicable withholding taxes. The balance of the issue price of the Instalment Receipt Subscription Rights, plus interest at the rate payable by the Underwriters to the Financial Institutions, will be payable by the Corporation to the Underwriters and will be paid by the Corporation, on behalf of the Underwriters, to the Financial Institutions in repayment in full of the loan by the Financial Institutions referred to above. Upon such repayment and payment, the Instalment Receipt Subscription Rights and the related Instalment Receipts shall be cancelled and shall be of no further force or effect.

   On the Acquisition Closing, the security interests in the Deposited Funds will be released against a notice from the Corporation to the Depository, confirming that the conditions of the acquisition of the Common Shares pursuant to the Subscription Rights and the finalization of all matters relating to the Acquisition Closing have been fulfilled to its satisfaction, accompanied by a certificate from CIBC Wood Gundy Securities Inc., on behalf of the Underwriters, to the effect that it has no reason to believe that the notice from the Corporation to the Depository has not been properly given. The transfer register with respect to the Fully Paid Subscription Rights shall be closed at the close of business on the date of the Acquisition Closing. The Corporation shall, as soon as practicable, issue a press release setting out the date of the Acquisition Closing and the date on which the Fully Paid Subscription Rights transfer register will be closed.

   The Subscription Rights Agreement will provide for adjustments to the number of Common Shares that a holder of a Subscription Right is entitled to acquire pursuant to the Subscription Rights in certain circumstances while the Subscription Rights remain outstanding pending the Acquisition Closing, including any subdivision, consolidation or reclassification of the Common Shares.

   No fraction of a Common Share shall be issued upon the exercise of the Subscription Rights. In lieu of such fraction of a share, the holder will receive a cash payment which will be equal to the market price of such fractional right.

   HOLDERS OF SUBSCRIPTION RIGHTS ARE NOT SHAREHOLDERS OF THE CORPORATION. HOLDERS OF FULLY PAID SUBSCRIPTION RIGHTS WILL BE ENTITLED ONLY TO ACQUIRE COMMON SHARES (AND CERTIFICATES THEREFOR) UPON COMPLETION OF THE ACQUISITION CLOSING, AND HOLDERS OF INSTALMENT RECEIPT SUBSCRIPTION RIGHTS WILL BE ENTITLED ONLY TO RECEIVE INSTALMENT RECEIPT CERTIFICATES REPRESENTING THE INSTALMENT RECEIPT SUBSCRIPTION RIGHTS (AND THE COMMON SHARES TO BE ACQUIRED PURSUANT TO SUCH INSTALMENT RECEIPT SUBSCRIPTION RIGHTS) OR TO REPAYMENT FROM THE CORPORATION OF THE SUBSCRIPTION PRICE PAID IN RESPECT OF A FULLY PAID SUBSCRIPTION RIGHT AND THE AMOUNT OF THE FIRST INSTALMENT IN RESPECT OF AN INSTALMENT RECEIPT SUBSCRIPTION RIGHT, AND, IN EITHER CASE, PLUS INTEREST EQUAL TO INTEREST ACTUALLY EARNED ON THE INVESTMENT OF SUCH AMOUNT BETWEEN THE CLOSING AND THE TERMINATION DATE (NET OF ANY APPLICABLE WITHHOLDING TAX), AS SET OUT IN THE SUBSCRIPTION RIGHTS AGREEMENT.

   Regulatory relief is being sought for and on behalf of the Corporation in certain Provinces of Canada to permit the distribution of Common Shares to holders of Subscription Rights upon the automatic exercise of the Subscription Rights to acquire Common Shares on the Acquisition Closing.

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   Certificates in fully registered form will be issued on Closing to purchasers of Fully Paid Subscription Rights and will be transferable in Canada at the principal offices of Montreal Trust Company of Canada in Toronto, Montreal and Vancouver and in the United States at the New York office of a wholly owned subsidiary of a Canadian chartered bank.

INSTALMENT RECEIPTS

   THE INSTALMENT RECEIPTS (AS HEREINAFTER DEFINED) WILL BE OFFERED IN CANADA AND WILL NOT BE OFFERED OR SOLD IN THE UNITED STATES.

   The following is a summary of the material attributes and characteristics of the instalment receipts representing beneficial ownership of the Instalment Receipt Subscription Rights (and the Common Shares which will be acquired pursuant to the Instalment Receipt Subscription Rights on the Acquisition Closing) (the "Instalment Receipts") and of the rights and obligations of registered holders thereof. This summary does not purport to be complete and reference is made to the Instalment Receipt Agreement relating to the Instalment Receipts to be dated as of the date of Closing (the "Instalment Receipt Agreement") among the Corporation, CIBC Wood Gundy Securities Inc. on behalf of the Underwriters, a Canadian chartered bank, as agent for the Financial Institutions, Montreal Trust Company of Canada (the "Custodian") and MTCC Security Agent Corporation (the "Security Agent"), which will hold the Instalment Receipt Subscription Rights and Common Shares pledged to the Financial Institutions as security for the non-recourse financing provided to the Underwriters by the Financial Institutions.

   The Instalment Receipt Agreement will be available for inspection in draft form prior to Closing and, subsequent to Closing in definitive form until the completion of distribution, at the principal stock and bond transfer offices of the Custodian in Toronto. For the purposes of this description of the material attributes and characteristics of the Instalment Receipts, a "holder" means a person who is shown on the register of holders of Instalment Receipts maintained under the Instalment Receipt Agreement.

   The first instalment of $29.00 per Instalment Receipt Subscription Right is payable on Closing and, if the Acquisition Closing occurs on or before the Termination Date, the final instalment of $18.10 per Common Share will be payable on December 3, 1998. The final instalment payment must be received in full by the Custodian no later than 4:00 p.m. (local time at the place of payment) on December 3, 1998.

   Holders of Instalment Receipts will be bound by the terms of the Instalment Receipt Agreement. The Instalment Receipt Agreement will provide that legal title to the Instalment Receipt Subscription Rights (and legal title to the Common Shares acquired upon the exercise of the Instalment Receipt Subscription Rights on the Acquisition Closing) will be held by the Custodian until the final instalment payment has been fully paid to the Custodian on or before the due date. The Instalment Receipt Subscription Rights, and the Common Shares acquired pursuant to the Instalment Receipt Subscription Rights on the Acquisition Closing, will be issued by the Corporation to the Underwriters and pledged by the Underwriters to the Financial Institutions as security for the non-recourse financing provided to the Underwriters by the Financial Institutions and will be held in the possession of the Security Agent subject to the terms of the Instalment Receipt Agreement. By acquiring and holding an Instalment Receipt, the holder thereof acknowledges that the Instalment Receipt Subscription Rights and the underlying Common Shares will be held as continuing security for the non-recourse financing provided to the Underwriters by the Financial Institutions and that such security will remain in effect and be binding and effective notwithstanding any transfer of or other dealings with the Instalment Receipt and the rights evidenced or arising thereby.

   An Instalment Receipt will, among other things, evidence that the first instalment has been paid in respect of the number of Instalment Receipt Subscription Rights (and on the Acquisition Closing, the number of Common Shares acquired pursuant to the Instalment Receipt Subscription Rights) specified thereon and the right of the holder thereof, subject to compliance with the provisions of the Instalment Receipt Agreement, to become the registered holder of such Common Shares upon payment in full of the final instalment in respect of such Common Shares.

   The Instalment Receipt Agreement will require the Custodian to mail to the holders of Instalment Receipts thereunder, as determined on a date being not more than 14 days before the date of mailing, notice of the

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

applicable due date for the final instalment and the amount of such instalment. Such notice will be required to be mailed not less than 30 days prior to the applicable due date and the Custodian shall also publish particulars of the notice in major English and French language newspapers in Canada not later than November 15, 1998. Payment of the final instalment is required in full when due whether or not a holder receives a notice of the due date from the Custodian. Subject to compliance with the provisions of the Instalment Receipt Agreement, as soon as practicable after timely payment of the final instalment and presentation and surrender of the certificate evidencing the Instalment Receipt, the Common Shares represented thereby will be registered in the name of, and a certificate evidencing such Common Shares will be forwarded to, the holder of the Instalment Receipt without additional charge.

   If the Acquisition Closing has occurred on or before the Termination Date, a holder of an Instalment Receipt will be entitled to make payment, in accordance with the provisions of the Instalment Receipt Agreement, of the final instalment at any time on or prior to December 3, 1998 with respect to any Common Shares represented thereby and to thereupon become the registered holder of such Common Shares.

  RIGHTS AND PRIVILEGES

   Under the Instalment Receipt Agreement, after completion of the Acquisition Closing, holders of Instalment Receipts will have the same rights and privileges and be subject to the same limitations as registered holders of Common Shares of the Corporation, except for certain rights and privileges, described below, which are limited under the Instalment Receipt Agreement in order to protect the value of the collateral secured by the pledge to the Financial Institutions of the Common Shares represented by the Instalment Receipts or except where the exercise of such rights and privileges would not be practicable. In particular, after completion of the Acquisition Closing a holder of Instalment Receipts will be entitled, in the manner set forth in the Instalment Receipt Agreement, unless such holder has defaulted on its obligations thereunder, to participate fully in all dividends and other distributions on the Common Shares represented by such Instalment Receipts, to exercise the votes attached to the Common Shares represented by such Instalment Receipts and to receive all information circulars, proxy material, financial statements and other material sent to holders of Common Shares of the Corporation in like manner as if the holder were the registered holder of the Common Shares.

   In particular, the Instalment Receipt Agreement will contain the following provisions with respect to the rights of holders of Instalment Receipts after the Acquisition Closing:

  (a) dividends on Common Shares represented by Instalment Receipts that are payable in cash will be remitted, net of any applicable withholding taxes, to persons who, on the applicable record date in respect of such dividend, are holders of the Instalment Receipts;

  (b) dividends on Common Shares represented by Instalment Receipts that are paid in additional Common Shares ("Stock Dividends") will be registered in the name of the Custodian and will be held by the Security Agent as security for the performance of the obligations of the holders of the Instalment Receipts to pay the final instalment and upon payment of the final instalment shall be distributed to the holders according to their entitlement;

  (c) if the Corporation issues or distributes (including on liquidation, dissolution or winding-up of the Corporation) to all, or substantially all, of the holders of Common Shares any: (i) securities;
       (ii) options, rights or warrants to purchase any securities; (iii) securities convertible into or exchangeable for securities, property or other assets; (iv) evidences of indebtedness; or (v) other property or assets, whether of the Corporation or of any other person (excluding cash dividends, Stock Dividends and securities, cash or other property issued or delivered pursuant to a Reorganization as defined in paragraph (d)) (collectively, the "Distributed Property"), the Custodian will, as promptly as commercially reasonable, sell the Distributed Property issued or distributed in respect of Common

                                      25

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

     Shares represented by Instalment Receipts. The net proceeds from such sale will firstly be applied pro rata in reduction of the unpaid balance of the final instalment payable on the Common Shares by all holders. Any balance remaining will be remitted by the Custodian, net of any applicable withholding taxes, to the holders according to their entitlement; and

  (d) upon any subdivision, consolidation, reclassification or other change of the Common Shares or any reorganization, amalgamation, arrangement, merger, transfer or sale of all, or substantially all, of the assets or other similar transaction affecting the Corporation (a "Reorganization"), the appropriate kind and number of shares or other securities or property resulting from such Reorganization shall be substituted for the Common Shares represented by an Instalment Receipt, and will be registered in the name of the Custodian and held by the Security Agent as security for the non-recourse financing provided to the Underwriters by the Financial Institutions.

  TRANSFER OF INSTALMENT RECEIPTS

   Instalment Receipts will be transferable at the principal offices of Montreal Trust Company of Canada in Toronto, Montreal and Vancouver. Upon registration of the transfer of an Instalment Receipt, the transferee will acquire the transferor's rights, subject to the pledge in favour of the Financial Institutions, and become subject to the obligations of a holder of Instalment Receipts under the Instalment Receipt Agreement, including the assumption by the transferee of the obligation to pay the final instalment if the Acquisition Closing occurs prior to the Termination Date. The person requesting registration of the transfer of an Instalment Receipt is deemed to warrant such person's authority to do so as or on behalf of the transferee. Upon registration of such transfer, the transferor will cease to have any further rights or obligations thereunder (other than certain obligations specified in the Instalment Receipt Agreement including any amounts owing to the Financial Institutions in respect of withholding taxes on distributions). No transfer of an Instalment Receipt tendered for registration after the due date for the final instalment will be accepted for registration (except where an intermediary holds Instalment Receipts on behalf of a non-registered holder and such non-registered holder has failed to pay the final instalment when due, or with the express consent of the Financial Institutions).

  LIABILITY OF INSTALMENT RECEIPT HOLDERS

   Pursuant to the Instalment Receipt Agreement, the Instalment Receipt Subscription Rights and the underlying Common Shares will be pledged to the Financial Institutions to secure payment of the non-recourse financing provided by the Financial Institutions to fund a portion of the Underwriters' cost of the Instalment Receipt Subscription Rights. If payment of the final instalment is not duly received in full by the Custodian from a holder of Instalment Receipts when due, the Instalment Receipt Agreement will provide that any Common Shares (and any securities or property substituted therefor or in addition thereto) then remaining pledged under the Instalment Receipt Agreement may, at the option of the Financial Institutions, subject to complying with applicable law, be acquired by the Financial Institutions in full satisfaction of the obligations secured thereby. The Instalment Receipt Agreement will further provide that the Financial Institutions may direct the Custodian to sell the Common Shares (and any securities or property substituted therefor or in addition thereto) in respect of which payment of the final instalment was not duly received, in accordance with the requirements of applicable law and of the Instalment Receipt Agreement, and remit to the holder of the Instalment Receipt the holder's pro rata portion of the proceeds of such sale after deducting therefrom the amount of the remaining unpaid instalment, the amount of any applicable withholding taxes and the holder's pro rata portion of the costs of such sale. THE INSTALMENT RECEIPT AGREEMENT WILL PROVIDE THAT, UNLESS THE FINANCIAL INSTITUTIONS SHALL HAVE ACQUIRED THE COMMON SHARES (AND ANY SECURITIES OR PROPERTY SUBSTITUTED THEREFOR OR IN ADDITION THERETO) IN FULL SATISFACTION OF THE OBLIGATIONS OF A HOLDER, THE FOREGOING SHALL NOT LIMIT ANY OTHER REMEDIES AVAILABLE TO THE FINANCIAL INSTITUTIONS AGAINST THE HOLDER OF AN INSTALMENT RECEIPT IN THE EVENT THE PROCEEDS OF ANY SALE OF COMMON SHARES AND OTHER COLLATERAL ARE INSUFFICIENT TO COVER THE AMOUNT OF THE FINAL INSTALMENT AND THE COSTS OF SALE AND, ACCORDINGLY, THE HOLDER SHALL IN SUCH CIRCUMSTANCES REMAIN LIABLE TO THE FINANCIAL INSTITUTIONS FOR ANY SUCH DEFICIENCY.

  GENERAL

   The Custodian may require holders of Instalment Receipts from time to time to furnish such information and documents as may be necessary or appropriate to comply with any fiscal or other laws or regulations relating to the Common Shares or to rights and obligations represented by Instalment Receipts. The Custodian and the Security Agent shall not be responsible for any taxes, duties, or other governmental charges or expenses which are or may become payable in respect of the Instalment Receipts, or the Instalment Receipt Subscription Rights or the Common Shares represented by the Instalment Receipts, as the case may be. In this regard, the Custodian and the Security Agent shall be entitled to deduct or withhold from any payment or other distribution required or contemplated by the Instalment Receipt Agreement the appropriate amount of money or property, or to require holders of Instalment Receipts to make any required payments, and to withhold delivery of certificates representing the Common Shares from defaulting holders of Instalment Receipts until satisfactory provision for payment is made in respect of any non-resident Canadian withholding and other taxes.

   The Corporation will be liable for charges and expenses of the Custodian and the Security Agent except for any taxes, duties or other governmental charges or expenses which may be payable by holders of Instalment Receipts as described above.

   Apart from the changes which do not materially prejudice the holders of Instalment Receipts as a group (which may be made by the Custodian without the consent of such holders), the Instalment Receipt Agreement may not be amended without the affirmative vote of the holders of Instalment Receipts entitled to not less than two-thirds of the Common Shares represented by Instalment Receipts which are represented and voted at a meeting duly called for the purpose. The procedure for such meetings will be substantially similar to that governing meetings of holders of Common Shares.

                     U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of the principal U.S. federal income tax consequences that may be relevant with respect to the acquisition, ownership and disposition of the Fully Paid Subscription Rights and the underlying Common Shares to a holder thereof. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the Fully Paid Subscription Rights. In particular, this summary deals only with U.S. Holders (as defined below) that are initial purchasers of the Fully Paid Subscription Rights and that will hold the Fully Paid Subscription Rights and the underlying Common Shares as capital assets, and does not address the tax treatment of special classes of U.S. Holders, such as dealers or traders in securities or currencies, banks, insurance companies, tax-exempt entities, persons that will hold the Fully Paid Subscription Rights and the underlying Common Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes, persons that own (or are deemed to own for U.S. tax purposes) 10% or more (by voting power or value) of the shares of the Corporation and holders whose "functional currency" is not the U.S. dollar.

   As used herein, the term "U.S. Holder" means a holder of Fully Paid Subscription Rights or the Common Shares who is a citizen of or resident in the United States, a corporation or partnership created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust (i) the administration over which a U.S. court can exercise primary supervision and
(ii) all of the substantial decisions of which one or more United States persons have the authority to control. Notwithstanding the preceding sentence, to the extent provided in U.S. Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder.

   This summary is based on the tax laws of the United States as in effect on the date of this Prospectus (including the Internal Revenue Code of 1986, as amended (the "Code")), judicial decisions, administrative

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
pronouncements, and existing and proposed U.S. Treasury Regulations available as of the date hereof, changes to any of which after the date of this Prospectus could apply on a retroactive basis and affect the tax consequences described herein.

   Prospective purchasers should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of the Fully Paid Subscription Rights and the underlying Common Shares in light of their particular circumstances, including in particular, the effect of any foreign, and U.S. state and local tax laws.

  Treatment of Subscription Rights

   The characterization of the Fully Paid Subscription Rights for U.S. federal income tax purposes before the Acquisition Closing is not entirely clear. Before the Acquisition Closing, the Fully Paid Subscription Rights may be viewed as representing a right to receive Common Shares that are delivered on or before the Acquisition Closing. Under this view, a U.S. Holder would be treated as having acquired an interest in the Common Shares on the Acquisition Closing at a cost equal to the purchase price paid by the U.S. Holder for the Fully Paid Subscription Rights. If the Common Shares are not delivered by the Termination Date, any interest payable to U.S. Holders with respect to the return of the amount paid for the Fully Paid Subscription Rights would be taxable as ordinary interest income on the Termination Date or when received by the U.S. Holder, depending on the U.S. Holder's method of tax accounting.

   Alternatively, during the period prior to the Acquisition Closing, the Fully Paid Subscription Rights may be viewed as representing an interest in the Deposited Funds consisting of the amounts paid for the Fully Paid Subscription Rights. Under this view, a U.S. Holder's share of the interest earnings on such Deposited Funds would be taxable as ordinary interest income at the time it is received by the Depository or accrued, depending on the U.S. Holder's method of tax accounting, regardless of whether these earnings were distributed to the U.S. Holder. On the Acquisition Closing, a U.S. Holder would be deemed to have acquired the Common Shares at a cost equal to the price paid for the Fully Paid Subscription Rights plus such U.S. Holder's share of interest earnings on the Deposited Funds.

  Dividends on Common Shares

   Subject to the discussion below under the caption "Potential Passive Foreign Investment Company Status," the gross amount of any distribution of cash (including the amount of any Canadian taxes withheld therefrom) paid to a U.S. Holder on the Common Shares generally will be subject to U.S. federal income taxation as foreign source dividend income at the time of receipt, to the extent paid out of current or accumulated earnings and profits, as determined under U.S federal income taxation principles. Distributions on the Common Shares that constitute dividend income will not be eligible for the dividends received deduction generally allowed to corporations under the Code. To the extent that the amount of any distribution on the Common Shares exceeds the Corporation's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the Common Shares and will be applied against and reduce such basis. To the extent that such distribution exceeds the U.S. Holder's adjusted basis in the Common Shares, the distribution will be taxed as capital gain.

   Any such dividend on the Common Shares paid in Canadian dollars will be included in the gross income of a U.S. Holder in an amount equal to the U.S. dollar value of the Canadian dollars. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

  Sale or Exchange of Common Shares

   Subject to the discussion below under the caption "Potential Passive Foreign Investment Company Status," gain or loss realized by a U.S. Holder on the sale or exchange of Common Shares will be recognized for U.S. federal income tax purposes as capital gain or loss in an amount equal to the difference between the

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

U.S. Holder's adjusted tax basis in the Common Shares and the amount realized on such sale or exchange. In the case of a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Common Shares exceeds one year and will be further reduced if such Commons Shares were held for more than 18 months.

   Subject to certain limitations, including limitations on U.S. foreign tax credits generally, a U.S. Holder may elect to deduct in computing its taxable income, or credit against its U.S. federal income tax liability, Canadian taxes withheld from dividend paid to the U.S. Holder. For purposes of calculating the U.S. foreign tax credit, dividends paid by the Corporation generally will constitute foreign source "passive income", or in the case of certain U.S. Holders, "financial services income." The calculation of U.S. foreign tax credits involves the application of rules that depend on a U.S. Holder's particular circumstances. U.S. Holders of Common Shares should consult their own tax advisors regarding the application of the U.S. foreign tax credit rules to distributions made on the Common Shares.

  Potential Passive Foreign Investment Company Status

   A non-U.S. corporation will be classified as a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either (i) at least 75% of its gross income is "passive income" or (ii) on average at least 50% of the gross value of its assets is attributable to assets that produce "passive income" or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

   Based on its estimate of gross income and the average value of its gross assets, the Corporation believes that it will not be classified as a PFIC for its current taxable year. The Corporation's status in future years will depend on its assets and activities in those years. The Corporation has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC. If the Corporation were a PFIC, a U.S. Holder of the Common Shares generally would be subject to potentially punitive imputed interest charges and other disadvantageous tax treatment with respect to any gain from the sale or exchange of, and certain distributions with respect to, the Common Shares. U.S. Holders should consult their own tax advisors regarding the tax consequences which would arise if the Corporation were treated as a PFIC.

  Information Reporting and Backup Withholding Tax

   U.S. information reporting requirements and backup withholding tax generally will apply to certain payments to certain non-corporate holders of Common Shares. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, Common Shares by a payor within the United States to a holder of Common Shares (other than an "exempt recipient," which includes corporations and certain other persons). A payor within the United States will be required to withhold 31% of any payment of proceeds from the sale or exchange of Common Shares within the United States to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with such backup withholding tax requirements.

   Recently-issued Treasury Regulations would modify certain of the rules discussed above generally with respect to payments on the Common Shares made after December 31, 1998. In particular, a payor within the United States will be required to withhold 31% of any payments of dividends on, or proceeds from the sale of, Common Shares within the United States to a Non-U.S. Holder if such holder fails to provide an appropriate certification. In the case of such payments by a payor within the United States to a foreign partnership (other than payments to a foreign partnership that qualifies as a "withholding foreign partnership" within the meaning of such Treasury Regulations and payments to a foreign partnership that are effectively connected with the conduct of a trade or business in the United States), the partners of such partnership will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a Non-U.S. Holder only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is unreliable.

                  CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Canadian Tax Act"), to holders who, at all material times, are not resident in Canada and do not carry on business in Canada for the purposes of the Act and are residents of the United States and do not have a "permanent establishment" or "fixed base" in Canada for the purposes of the Canada-United States Income Tax Convention ("U.S. Residents").

   If an amount in respect of a Subscription Right is repaid to U.S. Residents with interest upon the termination of the Subscription Rights in the circumstances referred to above, such interest will generally be subject to Canadian withholding tax at the rate of 10%.

   Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Resident will generally be subject to withholding tax at the rate of 15%.

   A U.S. Resident will not be subject to tax under the Canadian Tax Act in respect of any capital gain on the disposition of Subscription Rights or Common Shares provided that, at no time during the five years immediately preceding the disposition of the Subscription Rights or Common Shares, 25% or more of the issued shares of any class of the capital stock of the Corporation belonged to the U.S. Residents or to persons with whom the U.S. Resident does not deal at arm's length, or to the U.S. Resident and persons with whom the U.S. Resident does not deal at arm's length.

   The foregoing is not exhaustive of all Canadian federal income tax consequences and does not take into account or anticipate any changes in law or administrative or assessing practices in Canada. It is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any investor and no representation with respect to the tax consequences to any investor is made. Potential investors are urged to consult with their own tax advisors with respect to the tax consequences to them of holding or disposing of Subscription Rights or Common Shares.

                                   DIVIDENDS

   The Corporation's Board of Directors has established a policy to pay dividends on the Corporation's equity shares (Common Shares and Special Shares) of between 10% and 20% of the Corporation's after-tax net income (after providing for the payment of dividends on any of the Corporation's Preference Shares). Any payment of dividends (including the amounts thereof) is at the discretion of the Board of Directors and is dependant upon the Corporation's results of operations, financial conditions and other factors that the Board of Directors deems relevant.

   Since completion of Newcourt's initial public offering of Common Shares in February 1994, the Corporation has declared and paid a quarterly dividend (after adjusting for the subdivision of Newcourt's Common Shares--See "Recent Developments") of $0.025 per equity share (Common and Special Shares) in May, August and November of 1994 and in February and August of 1995, a quarterly dividend of $0.030 per equity share in November of 1995 and February, May and August of 1996, a quarterly dividend of $0.035 per equity share in November, 1996 and February, May and August, 1997 and a quarterly dividend of $0.04 per equity share in November 1997.

                         DESCRIPTION OF SHARE CAPITAL

   The authorized capital of the Corporation consists of an unlimited number of Common Shares, Special Shares and Class A Preference Shares.

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

  COMMON SHARES

   Each Common Share of the Corporation is entitled to one vote at meetings of the shareholders of the Corporation and to receive dividends if, as and when declared by the Board of Directors. Subject to the prior rights of holders of Class A Preference Shares, holders of Common Shares will participate equally in any distribution of the assets of the Corporation upon its liquidation, dissolution or winding-up.

  SPECIAL SHARES

   The Special Shares carry exactly the same rights, privileges, restrictions and conditions of the Common Shares, except that holders of the Special Shares are not entitled to vote at any meeting of the shareholders of the Corporation. The holders of such Special Shares are entitled to convert their Special Shares into Common Shares on a share-for-share basis. There are no Special Shares outstanding.

  CLASS A PREFERENCE SHARES

   The Class A Preference Shares are issuable in series. Holders of such preference shares are not entitled to notice of, or to attend or to vote at, any meeting of the shareholders of the Corporation, except as may be specifically provided in the provisions attaching to any series. The Class A Preference Shares rank senior to the Common Shares and Special Shares with respect to the payment of dividends and distributions in the event of the liquidation, dissolution or winding-up of the Corporation. The Board of Directors of the Corporation is empowered to fix, before the issue thereof, the number of Class A Preference Shares of each series and the designation, rights, privileges, restrictions and conditions attaching to the Class A Preference Shares of each series. There are no Class A Preference Shares outstanding.

                                USE OF PROCEEDS

   The estimated net proceeds to be received by the Corporation, after deducting the estimated expenses of issue of $10 million and the Underwriters' fees of $60,120,387 but prior to the exercise of the Over-Allotment Option, will be $1,539,879,613.

   The Corporation will use $1.5 billion of the net proceeds of the issue to finance the cash portion of the purchase price for the Acquisition (see "Acquisition of AT&T Capital Corporation") and the remainder will be used for working capital and general corporate purposes. The Stock Purchase Agreement relating to the Acquisition provides that it is subject to certain closing conditions, including receipt of material regulatory approvals on terms satisfactory to the Corporation. The net proceeds from the issue and sale of the Subscription Rights will be held by Montreal Trust Company of Canada as depository pending the Acquisition Closing. While the Corporation expects to complete the Acquisition on the terms set out in the Stock Purchase Agreement, there can be no assurance that it will do so.

                             PLAN OF DISTRIBUTION

   Pursuant to an agreement (the "Underwriting Agreement") dated November 17, 1997 among the Corporation and CIBC Wood Gundy Securities Inc., Goldman Sachs Canada, Merrill Lynch Canada Inc., ScotiaMcLeod Inc., Midland Walwyn Capital Inc., Nesbitt Burns Inc., RBC Dominion Securities Inc., Midland Walwyn Capital Inc. and TD Securities Inc., (collectively the "Underwriters"), the Corporation has agreed to issue and sell and the Underwriters have severally agreed to purchase on December 3, 1997 or such later date as the Underwriters and the Corporation may agree but in any event not later than January 3, 1998, all but not less than 32,400,000 Subscription Rights at a price of Cdn.$46.00 per Subscription Right, and to offer in the United States 10,000,000 Fully Paid Subscription Rights offered hereby at a price of Cdn.$46.00 per Fully Paid Subscription Right. The Underwriting Agreement provides for the Corporation to pay the Underwriters a fee of Cdn.$1.84 per Fully Paid Subscription Right sold pursuant to the offering, subject to adjustment thereof in the event the Acquisition Closing does not occur by the Termination Date. In addition, the Underwriters have agreed to sell, on an agency basis, to certain members of management of Newcourt or its affiliates and of AT&T Capital

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

2.6 million Fully Paid Subscription Rights at the same issue price of Cdn.$46.00 per Fully Paid Subscription Right, for an aggregate purchase price of Cdn.$119.6 million, for which no fee will be paid to the Underwriters. The offering price for the Fully Paid Subscription Rights offered hereby has been determined by negotiation between the Corporation and the Underwriters.

   Concurrently with the offering of the Fully Paid Subscription Rights in the United States, the Corporation is offering Fully Paid Subscription Rights and Instalment Receipt Subscription Rights in Canada. THE INSTALMENT RECEIPT SUBSCRIPTION RIGHTS WILL NOT BE OFFERED OR SOLD IN THE UNITED STATES. See "Details of Offering".

   The Underwriting Agreement provides that the Underwriters may, at their discretion, terminate their obligations thereunder upon the occurrence of certain stated events. In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Subscription Rights to be purchased by them pursuant to the Underwriting Agreement if any of the Subscription Rights being sold pursuant to the Underwriting Agreement are purchased.

   The Corporation has also granted to the Underwriters an Over-Allotment Option to acquire at the issue price of the Subscription Rights, up to an aggregate of 3,500,000 additional Subscription Rights in the form of either Fully Paid Subscription Rights or Instalment Receipt Subscription Rights. Assuming the Underwriters exercise such option in full for Fully Paid Subscription Rights, the total issue price will be Cdn.$1,771,000,000, the total Underwriters' fee will be Cdn.$66,560,387, and the total net proceeds to the Corporation will be Cdn.$1,694,439,613. The Underwriters may exercise such Over-Allotment Option in whole or in part at any time up to the Closing of this offering to cover over-allotments, if any, or for market stabilization purposes.

   Pursuant to policy statements of the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec, the Underwriters may not, throughout the period of distribution under this prospectus, bid for or purchase Subscription Rights, Instalment Receipts or Common Shares to be acquired pursuant to such Subscription Rights. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, such securities. Such exceptions include a bid or purchase permitted under the by-laws and rules of The Toronto Stock Exchange and the Montreal Exchange relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of such securities. Pursuant to the first-mentioned exception, in connection with this offering and subject to applicable Canadian and United States law, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of such securities at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

   In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Subscription Rights or Common Shares in accordance with Regulation M of the Securities Exchange Act of 1934, as amended. Specifically, the Underwriters may overallot the offering, creating a syndicate short position in the Subscription Rights or the Common Shares for their own account. The Underwriters may bid for and purchase Subscription Rights or Common Shares in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase Subscription Rights or Common Shares in the open market to stabilize the price of the Subscription Rights or Common Shares. These activities may stabilize or maintain the market price of the Subscription Rights or Common Shares above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

   The Instalment Receipts and the Common Shares to be evidenced by the Instalment Receipts have not been and will not be registered under the United States Securities Act of 1933, as amended (the "1933 Act"), and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons as part of the initial distribution of the Instalment Receipts.

   Pursuant to applicable conduct rules (the "Conduct Rules") of the National Association of Securities Dealers, Inc. ("NASD"), Newcourt is an "affiliate" (as that term is defined in the Conduct Rules) of CIBC Wood Gundy Securities Inc., one of the Underwriters. As a result, the offering is being conducted in accordance with NASD Conduct Rule 2720. As there is a bona fide independent market for the Common Shares, this offering is being conducted in compliance with Rule 2720(c)(3) of the Conduct Rules.

   In the Underwriting Agreement, the Corporation has agreed to indemnify the Underwriters in respect of certain liabilities, including liabilities under the 1933 Act.

               PRICE RANGE AND TRADING VOLUME FOR COMMON SHARES

   The Common Shares of the Corporation are listed and traded on The Toronto Stock Exchange, the Montreal Exchange and the New York Stock Exchange. The following table sets forth the high and low closing sale prices and the approximate trading volumes for the Newcourt Common Shares on The Toronto Stock Exchange for the periods indicated:

                                                     PRICE RANGE
                                                    -------------
                                                                   APPROXIMATE
                                                     HIGH   LOW   TRADING VOLUME
                                                    ------ ------ --------------
1995
First Quarter...................................... $16.50 $15.25      645,153
Second Quarter.....................................  18.50  16.00    1,114,034
Third Quarter......................................  18.88  17.50    1,318,631
Fourth Quarter.....................................  21.00  16.50    3,639,406
1996
First Quarter...................................... $27.25 $21.00    4,341,977
Second Quarter.....................................  33.65  27.00    3,494,939
Third Quarter......................................  38.50  31.75    3,758,222
Fourth Quarter.....................................  49.35  36.50    4,895,319
1997
First Quarter...................................... $56.40 $46.00    5,714,681
Second Quarter(1)..................................  37.50  27.45   10,070,619
Third Quarter......................................  54.75  35.75   14,767,610
October............................................  55.40  36.00    4,064,575
November (to November 21)..........................  53.00  48.50    5,715,220

--------
(1) Effective April 14, 1997, the outstanding Common Shares were subdivided on a two-for-one basis.

   On November 21, 1997, the closing price of the Common Shares on The Toronto Stock Exchange was Cdn.$48.80. The Corporation's Common Shares were listed on the New York Stock Exchange on April 29, 1997 and the closing sale price of the Common Shares on the New York Stock Exchange on November 21, 1997 was U.S.$34.50.

                          ELIGIBILITY FOR INVESTMENT

   In the opinion of Blake, Cassels & Graydon, counsel to the Corporation, and Fasken Campbell Godfrey, counsel to the Underwriters, the Subscription Rights and the Common Shares which may be acquired pursuant to such Subscription Rights, if issued on the date hereof, would be qualified investments, as at such date, under the Income Tax Act (Canada) (the "Tax Act") for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans (other than deferred profit sharing plans to which contribution payments are made by Newcourt or a corporation with which Newcourt does not deal at arm's length within the meaning of the Tax Act is an employer) and, assuming that the Tax Act is amended as provided in Bill C-69 which was introduced in the House of Commons but not passed during the Second Session, would not be "foreign property" as defined in Part XI of the Tax Act. No opinion is expressed as to whether the Subscription Rights or Common Shares will be foreign property in the unlikely event that the proposed amendments are not enacted.

                                 LEGAL MATTERS

   The matters referred to under "Eligibility for Investment" and certain other legal matters relating to the Subscription Rights offered by this prospectus will be passed upon by Blake, Cassels & Graydon, Toronto on behalf of the Corporation and by Fasken Campbell Godfrey, Toronto on behalf of the Underwriters. Certain matters relating to the Subscription Rights offered by this prospectus (and the underlying Common Shares) will be passed upon by White & Case, New York on behalf of the Corporation and Shearman & Sterling, Toronto and New York, on behalf of the Underwriters. As of November 7, 1997, the partners and associates of Blake, Cassels & Graydon as a group beneficially owned, directly or indirectly, less than one per cent of the outstanding Common Shares of the Corporation. As of November 7, 1997, the partners and associates of Fasken Campbell Godfrey as a group beneficially owned, directly or indirectly, less than one per cent of the outstanding Common Shares of the Corporation.

                    AUDITORS, TRANSFER AGENT AND REGISTRAR

   The auditors of the Corporation are Ernst & Young, Chartered Accountants, Ernst & Young Tower, 222 Bay Street, Toronto, Ontario, M5K 1J7.

   The transfer agent and registrar for the Subscription Rights, the Instalment Receipts and the Common Shares in Canada is Montreal Trust Company of Canada at its principal transfer office in Toronto, Montreal and Vancouver and, in the United States, the transfer agent and registrar for the Fully Paid Subscription Rights and the Common Shares is the New York office of a wholly owned subsidiary of a Canadian chartered bank.

                           NEWCOURT CREDIT GROUP INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                              COMPILATION REPORT

To the Directors of
 Newcourt Credit Group Inc.

   We have reviewed, as to compilation only, the accompanying unaudited pro forma consolidated balance sheets of Newcourt Credit Group Inc. as at September 30, 1997 and December 31, 1996 and the unaudited pro forma consolidated statements of income for the nine months ended September 30, 1997 and year ended December 31, 1996. These unaudited pro forma consolidated financial statements have been prepared solely for inclusion in this prospectus. In our opinion, these unaudited pro forma consolidated financial statements have been properly compiled to give effect to the proposed transactions and the assumptions described in the notes thereto.

November 24, 1997                                        (Signed) Ernst & Young
Toronto, Canada                                           Chartered Accountants

                 COMMENTS FOR UNITED STATES READERS ON CANADA
                    AND UNITED STATES REPORTING DIFFERENCES

   The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.

November 24, 1997                                        (Signed) Ernst & Young
Toronto, Canada                                           Chartered Accountants

                           NEWCOURT CREDIT GROUP INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                       (in thousands of Canadian dollars)

                           AS AT SEPTEMBER 30,
                                   1997
                          ----------------------
                                        AT&T       PRO FORMA                 PRO FORMA
                           NEWCOURT    CAPITAL    ADJUSTMENTS  REFERENCE    CONSOLIDATED
                          ---------- -----------  -----------  ---------    ------------
                                      [NOTE 3]
ASSETS
Investment in finance
 assets.................  $2,126,996 $ 3,184,375                            $ 5,311,371
Investment in capital
 leases.................               6,576,522                              6,576,522
Investment in operating
 leases.................     203,394   2,319,707                              2,523,101
Assets held for
 securitization and
 syndication............     987,609                                            987,609
Investment in affiliated
 companies..............     186,472                                            186,472
Accounts receivable,
 prepaids and other.....     129,470   1,026,634                              1,156,104
Fixed assets............     115,373                                            115,373
Goodwill................     401,811     132,457   1,386,793        5(a)      1,921,061
Deferred income taxes...                 136,748                                136,748
                          ---------- -----------  ----------                -----------
TOTAL ASSETS............  $4,151,125 $13,376,443  $1,386,793                $18,914,361
                          ========== ===========  ==========                ===========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Accounts payable and ac-
 crued liabilities......  $  206,400 $   671,520                            $   877,920
Debt....................   2,575,436  11,521,256                             14,096,692
Deferred income taxes...      64,519                                             64,519
Payables to affiliates
 and former affiliates..                  60,100                                 60,100
                          ---------- -----------                            -----------
TOTAL LIABILITIES.......   2,846,355  12,252,876                             15,099,231
                          ---------- -----------                            -----------
MINORITY INTEREST AND
 PREFERRED
 SECURITIES.............       4,250     277,360                                281,610
                          ---------- -----------                            -----------
SHAREHOLDERS' EQUITY
Share capital...........   1,174,392       1,252   2,231,748        5(b)(c)   3,407,392
Paid in Capital.........                 695,217    (695,217)       5(b)(c)          --
Recourse loans to senior
 executives.............                 (22,548)     22,548        5(b)(c)          --
Foreign currency trans-
 lation.................                  (4,826)      4,826        5(b)(c)          --
Unrealized gain on mar-
 ketable securities,
 net of taxes...........                   8,167      (8,167)       5(b)(c)          --
Retained earnings.......     126,128     168,945    (168,945)       5(a)        126,128
                          ---------- -----------  ----------                -----------
TOTAL SHAREHOLDERS' EQ-
 UITY...................   1,300,520     846,207   1,386,793                  3,533,520
                          ---------- -----------  ----------                -----------
TOTAL LIABILITIES AND
 SHAREHOLDERS'
 EQUITY.................  $4,151,125 $13,376,443  $1,386,793                $18,914,361
                          ========== ===========  ==========                ===========

                             See accompanying notes

                           NEWCOURT CREDIT GROUP INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
          (in thousands of Canadian dollars, except per share amounts)

                          NINE MONTHS SIX MONTHS  NINE MONTHS
                             ENDED       ENDED       ENDED
                          SEPT. 30/97 APRIL 30/97 SEPT. 30/97
                          ----------- ----------- -----------
                                                     AT&T      PRO FORMA               PRO FORMA
                           NEWCOURT    COMMCORP     CAPITAL   ADJUSTMENTS REFERENCE   CONSOLIDATED
                          ----------- ----------- ----------- ----------- ---------   ------------
                                       [NOTE 2]    [NOTE 3]
FEE AND AFFILIATE INCOME
Securitization and syn-
 dication fees..........   $109,206     $11,892     $24,579                             $145,677
Net income from affili-
 ated
 companies..............      6,891          --          --                                6,891
Management fees.........     20,968      13,404     240,847                              275,219
                           --------     -------     -------                             --------
                            137,065      25,296     265,426                              427,787
Net rental revenue from
 operating leases.......      8,931          --     282,704                              291,635
Net finance income......     46,225      17,079      87,997       3,750         2(e)     155,051
                           --------     -------     -------    --------                 --------
Total asset finance in-
 come...................    192,221      42,375     636,127       3,750                  874,473
Operating expenses......    116,904      28,399     559,549      57,355    2(d),5(d)     762,207
                           --------     -------     -------    --------                 --------
Operating income before
 restructuring charge,
 taxes and
 minority interest......     75,317      13,976      76,578    (53,605)                  122,266
Restructuring charge....     48,000                                                       48,000
                           --------     -------     -------    --------                 --------
Operating income before
 taxes,
 minority interest and
 distribution...........     27,317      13,976      76,578     (53,605)                  64,266
Provision for (recovery
 of) income taxes.......     (5,818)      6,125      10,514       1,700                   12,521
Minority interest and
 distribution on pre-
 ferred securities......         --         613      18,704                               19,317
                           --------     -------     -------    --------                 --------
NET INCOME FOR THE PERI-
 OD.....................   $ 33,135     $ 7,238     $47,360    $(55,305)                $ 32,428
                           ========     =======     =======    ========                 ========
EARNINGS PER COMMON
 SHARE..................                                                        6       $   0.26
                                                                                        ========


                             See accompanying notes

                           NEWCOURT CREDIT GROUP INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                       (in thousands of Canadian dollars)

                                 AS AT DEC. 31, 1996
                          ---------------------------------
                                     PRO FORMA
                                     NEWCOURT/     AT&T       PRO FORMA                 PRO FORMA
                           NEWCOURT   COMMCORP    CAPITAL    ADJUSTMENTS  REFERENCE    CONSOLIDATED
                          ---------- ---------- -----------  -----------  ---------    ------------
                                      [NOTE 2]   [NOTE 3]
ASSETS
Investment in finance
 assets.................  $  964,539 $1,189,953 $ 2,855,841                            $ 4,045,794
Investment in capital
 leases.................                          5,683,088                              5,683,088
Investment in operating
 leases.................     107,738    107,738   1,923,036                              2,030,774
Assets held for
 securitization and syn-
 dication...............     774,000  1,174,000                                          1,174,000
Investment in affiliated
 companies..............     162,308    186,557                                            186,557
Accounts receivable.....      36,900     36,900                                             36,900
Fixed assets............      40,859     55,136                                             55,136
Goodwill................      54,279    268,451     176,306  $1,420,518        5(a)      1,865,275
Other assets............      23,871     71,918     917,747                                989,665
                          ---------- ---------- -----------  ----------                -----------
TOTAL ASSETS............  $2,164,494 $3,090,653 $11,556,018  $1,420,518                $16,067,189
                          ========== ========== ===========  ==========                ===========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Accounts payable and ac-
 crued liabilities......      93,338    152,578     805,466                                958,044
Debt....................   1,543,144  1,825,406   9,450,719                             11,276,125
Deferred income taxes...      12,078     74,792      48,886                                123,678
Payables to affiliates
 and
 former affiliates......                            191,425                                191,425
                          ---------- ---------- -----------                            -----------
TOTAL LIABILITIES.......  $1,648,560 $2,052,776 $10,496,496                            $12,549,272
                          ---------- ---------- -----------                            -----------
MINORITY INTEREST AND
 PREFERRED SECURITIES...                  7,201     274,040                                281,241
                          ---------- ---------- -----------                            -----------
SHAREHOLDERS' EQUITY
Share capital...........     415,160    929,902       1,236   2,204,764        5(b)(c)   3,135,902
Paid in capital.........                            686,813    (686,813)       5(b)(c)
Recourse loans to senior
 executives.............                            (21,508)     21,508        5(b)(c)
Foreign currency trans-
 lation.................                             (6,535)      6,535        5(b)(c)
Retained earnings.......     100,774    100,774     125,476    (125,476)       5(a)        100,774
                          ---------- ---------- -----------  ----------                -----------
TOTAL SHAREHOLDERS' EQ-
 UITY...................     515,934  1,030,676     785,482   1,420,518                  3,236,676
                          ---------- ---------- -----------  ----------                -----------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY...  $2,164,494 $3,090,653 $11,556,018  $1,420,518                $16,067,189
                          ========== ========== ===========  ==========                ===========

                             See accompanying notes

                           NEWCOURT CREDIT GROUP INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
          (in thousands of Canadian dollars, except per share amounts)

                            YEAR ENDED DEC. 31, 1996
                          -----------------------------
                                   PRO FORMA
                                   NEWCOURT/    AT&T     PRO FORMA             PRO FORMA
                          NEWCOURT COMMCORP   CAPITAL   ADJUSTMENTS REFERENCE CONSOLIDATED
                          -------- --------- ---------- ----------- --------- ------------
                                   [NOTE 2]   [NOTE 3]
FEE AND AFFILIATE INCOME
Securitization and syn-
 dication fees..........  $106,514 $123,781  $  194,625                        $  318,406
Net income from affili-
 ated companies.........     8,549    8,549                                         8,549
Management fees.........     4,140   16,429     263,630                           280,059
                          -------- --------  ----------                        ----------
                           119,203  148,759     458,255                           607,014
Net rental revenue from
 operating leases.......     7,047    7,047     329,207                           336,254
Net finance income......    45,339   95,431     366,823                           462,254
                          -------- --------  ----------                        ----------
Total asset finance in-
 come...................   171,589  251,237   1,154,285                         1,405,522
Operating expenses......   107,439  172,794     773,973    71,000        5(d)   1,017,767
                          -------- --------  ----------  --------              ----------
Income before income
 taxes, minority inter-
 est and distribution...    64,150   78,443     380,312   (71,000)                387,755
Provision for income
 taxes..................    13,469   26,621     150,082                           176,703
Minority interest and
 distribution on pre-
 ferred securities......              1,915       4,530                             6,445
                          -------- --------  ----------                        ----------
NET INCOME FOR THE YEAR.  $ 50,681 $ 49,907  $  225,700  $(71,000)             $  204,607
                          ======== ========  ==========  ========              ==========
EARNINGS PER COMMON
 SHARE..................                                                 6     $     1.70
                                                                               ==========


                             See accompanying notes

                          NEWCOURT CREDIT GROUP INC.

         Notes to the Unaudited Pro Forma Consolidated Balance Sheets
           and Unaudited Pro Forma Consolidated Statements of Income as at and for the periods ended September 30, 1997 and December 31, 1996
                                  (unaudited)

1.BASIS OF PRESENTATION

   The unaudited pro forma consolidated balance sheets as at September 30, 1997 and December 31, 1996 and unaudited pro forma consolidated statements of income for the nine months ended September 30, 1997 and the year ended December 31, 1996 have been prepared using the following information:

  (a) Audited consolidated financial statements of Newcourt for the fiscal year ended December 31, 1996, which are incorporated by reference in this prospectus;

  (b) Unaudited comparative interim consolidated financial statements of Newcourt for the nine months ended September 30, 1997, which are incorporated by reference in this prospectus;

  (c) Audited consolidated financial statements of Commcorp Financial Services Inc. ("Commcorp") for the fiscal year ended October 31, 1996;

  (d) Unaudited comparative interim consolidated financial statements of Commcorp for the six months ended April 30, 1997;

  (e) Audited consolidated financial statements of AT&T Capital Corporation ("AT&T Capital") for the fiscal year ended December 31, 1996, which are included in this prospectus;

  (f) Unaudited comparative interim consolidated financial statements of AT&T Capital for the nine months ended September 30, 1997, which are included in this prospectus; and

  (g) Such other supplementary information as was considered necessary to reflect the proposed transaction in these pro forma financial statements.

   The unaudited pro forma consolidated financial statements of Newcourt should be read in conjunction with the consolidated financial statements, including notes thereto, of Newcourt and AT&T Capital.

   The unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position that would have actually resulted had the transaction been effected on the date indicated or the results which may be obtained in the future.

   Certain of the financial statement items of AT&T Capital and Commcorp have been reclassified to conform to the presentation format used by Newcourt.

2.PRO FORMA NEWCOURT/COMMCORP

   On August 29, 1997, Newcourt acquired all of the outstanding shares of Commcorp in exchange for cash and Newcourt shares totalling $366 million (the "Commcorp Acquisition"). The Commcorp Acquisition was accounted for as a purchase and the results of operations of Commcorp have been included in the results of Newcourt from the date of acquisition. Similarly, the assets and liabilities of Commcorp have been included in the unaudited interim consolidated balance sheet of Newcourt as at September 30, 1997. For the purposes of these unaudited pro forma consolidated financial statements, the financial position and results of operations of Newcourt and Commcorp ("Pro Forma Newcourt/Commcorp") have been combined to give effect to the Commcorp Acquisition as if it had occurred on December 31, 1996 and January 1, 1996 in the case of the unaudited pro forma consolidated balance sheet as at December 31, 1996 and the unaudited pro forma consolidated statements of income respectively. Accordingly, the following adjustments have been made to reflect the acquisition of Commcorp:

  (a) Issuance of treasury shares by Newcourt in amount of $277 million to satisfy a portion of the purchase price.

                          NEWCOURT CREDIT GROUP INC.

         Notes to the Unaudited Pro Forma Consolidated Balance Sheets
           and Unaudited Pro Forma Consolidated Statements of Income as at and for the periods ended September 30, 1997 and December 31, 1996
                                  (continued)
                                  (unaudited)

  (b) Issuance of $254 million of common shares for cash of which $89 million was used to satisfy the remaining portion of the purchase price.

  (c) The difference between the proceeds of the share issue of $243 million (net of issue costs) and the cash portion of the purchase price of $89 million was used to reduce outstanding debt.

  (d) Amortization of goodwill over a twenty year period.

  (e) Reduction of interest expense relating to the proceeds of the common share offering exceeding the cash portion of the purchase price.

   The pro forma consolidated statements of Newcourt contained in the Corporation's prospectus dated August 15, 1997 and comprising the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of income as at and for the year ended December 31, 1996, and the related notes and assumptions thereto, which result in the Pro Forma Newcourt/Commcorp, have been incorporated by reference herein.

3.AT&T CAPITAL CORPORATION

   The consolidated financial statements of AT&T Capital as at and for the nine months ended September 30, 1997 and as at and for the year ended December 31, 1996, included elsewhere in the prospectus, were prepared in accordance with accounting principles generally accepted in the United States and are expressed in United States dollars. For the purposes of these unaudited pro forma consolidated financial statements, the following adjustments have been made to the consolidated balance sheets and consolidated income statements of AT&T Capital to conform them to Newcourt's basis of presentation.

  (a) 1997 Differences between Accounting Principles Generally Accepted in Canada and the United States

    The financial position and results of operations of AT&T Capital as at and for the nine months ended September 30, 1997, have been included herein after giving effect to the adjustments required to conform them to accounting principles generally accepted in Canada. These adjustments are described in note 7 to AT&T Capital's unaudited comparative interim consolidated financial statements for the nine months ended September 30, 1997 included in this prospectus.

  (b) 1996 Differences between Accounting Principles Generally Accepted in Canada and the United States ("GAAP").

    The financial position and results of operations of AT&T Capital as at and for the year ended December 31, 1996, have been included herein after giving effect to the following adjustments required to conform them to accounting principles generally accepted in Canada:

    (i) As a result of the reorganization during 1996, certain of the assets of AT&T Capital were revalued for tax but not for accounting purposes. Under U.S. GAAP, such revaluation results in additional deferred taxes which, in this case, were offset by an increase in additional paid-in capital. Under Canadian GAAP, such deferred taxes are not recorded. Accordingly, both deferred taxes and additional paid-in capital were reduced by U.S.$159.6 million for Canadian GAAP purposes.

    (ii) In prior years, AT&T Capital acquired certain companies which, for U.S. GAAP purposes, were accounted for using the pooling of interests method. Under Canadian GAAP, such acquisitions would be accounted for using the purchase method. At December 31, 1996 the remaining portion

                          NEWCOURT CREDIT GROUP INC.

         Notes to the Unaudited Pro Forma Consolidated Balance Sheets
           and Unaudited Pro Forma Consolidated Statements of Income as at and for the periods ended September 30, 1997 and December 31, 1996
                                  (continued)
                                  (unaudited)

       of unamortized goodwill would have been U.S.$24.1 million. For the year ended December 31, 1996, additional amortization of goodwill of U.S.$3.1 million has been recorded for Canadian GAAP purposes.

    (iii) In prior years, AT&T Capital entered into several leveraged leases. Under U.S. GAAP, AT&T Capital discloses its investment in capital leases net of the related non-recourse debt. For Canadian GAAP purposes, such lease receivables and non-recourse debt are disclosed on a gross basis unless a legal right of set-off exists. Accordingly, for Canadian GAAP purposes, net investment in capital leases and long-term debt has been increased by U.S.$222.5 million.

    (iv) AT&T Capital has investments in several joint ventures which, for U.S. GAAP purposes, have been accounted for using the equity method. Under Canadian GAAP, such joint ventures are accounted for using proportionate consolidation. Accordingly, net investment in capital leases and long-term debt have been increased by U.S.$63 million and U.S.$12 million respectively and net investment in finance assets has been reduced by U.S.$51 million (to eliminate inter-company balances) as at December 31, 1996 for Canadian GAAP purposes. The adjustment to consolidated revenues and expenses of AT&T Capital is not significant.

    (v) As discussed in the consolidated financial statements of AT&T Capital, AT&T Capital entered into a number of securitization transactions during 1996 and in prior years. Under U.S. GAAP, each of these transactions was accounted for as a sale of receivables. Under Canadian GAAP, however, certain of these transactions would be accounted for as financings. Accordingly, net investment in capital leases and long-term debt was increased by U.S.$213.5 million and U.S.$198.0 million respectively and other assets and deferred taxes was decreased by U.S.$22.3 million and U.S.$7.8 million respectively under Canadian GAAP as at December 31, 1996. In addition, capital lease revenue was increased by U.S.$51.9 million, revenue from securitizations was decreased by U.S.$22.2 million, interest expense was increased by U.S.$25.7 million and other revenue was decreased by U.S.$3.9 million for Canadian GAAP purposes.

   The following tables summarizes the differences between what was reported by AT&T Capital in its consolidated financial statements under US GAAP and what has been reflected herein for Canadian GAAP purposes as at and for the year ended December 31, 1996:

                                                                   (MILLIONS OF
                                                                   U.S. DOLLARS)
                                                                   -------------
Net income for the year ended December 31, 1996 as reported under
 U.S. GAAP.......................................................     $168.5
Impact of accounting for securitizations as financings under Ca-
 nadian GAAP
Net finance income (net of an adjustment to interest expense of
 $25.7)..........................................................       26.2
Securitization and syndication fees..............................      (22.2)
Other Revenue....................................................       (3.9)
Amortization of goodwill related to acquisitions accounted for as
 purchases under Canadian GAAP...................................       (3.1)
                                                                      ------
Net income for the year ended December 31, 1996 under Canadian
 GAAP............................................................     $165.5
                                                                      ======
Shareholders' equity as at December 31, 1996 as reported under
 U.S. GAAP.......................................................     $707.3
Elimination of merger related deferred tax asset.................     (159.6)
Unamortized goodwill related to acquisitions accounted for as
 purchases under Canadian GAAP...................................       24.1
Net impact of securitizations reported as financings under Cana-
 dian GAAP in prior periods......................................        1.5
                                                                      ------
Shareholders' equity as at December 31, 1996 under Canadian GAAP.     $573.3
                                                                      ======

                          NEWCOURT CREDIT GROUP INC.

         Notes to the Unaudited Pro Forma Consolidated Balance Sheets
           and Unaudited Pro Forma Consolidated Statements of Income as at and for the periods ended September 30, 1997 and December 31, 1996
                                  (continued)
                                  (unaudited)

  (c) Currency

    The consolidated financial statements of AT&T Capital are expressed in United States dollars. For the purposes of these unaudited pro forma consolidated financial statements, the consolidated balance sheets of AT&T Capital have been translated into Canadian dollars using the December 31, 1996 and the September 30, 1997 exchange rates of 1.3702 and 1.3868, respectively. The consolidated statements of income have been translated into Canadian dollars using the weighted average exchange rate for the year ended December 31, 1996 and for the nine months ended September 30, 1997 of 1.3636 and 1.3763, respectively.

4.PRO FORMA ASSUMPTIONS

   For the purposes of these unaudited pro forma consolidated financial statements, the financial position and the results of operations of Newcourt and AT&T Capital have been combined to give effect to the acquisition of AT&T Capital and the related issue of Newcourt Common Shares as if the transactions had occurred using the following assumptions on the respective balance sheet dates for each of the unaudited pro forma consolidated balance sheets presented and on January 1, 1996 for each of the unaudited pro forma consolidated income statements presented:

  (a) The acquisition, pursuant to an agreement dated November 17, 1997, whereby Newcourt has agreed to purchase all of the issued and outstanding common shares of AT&T Capital, subject to satisfaction of certain closing conditions, for approximately $2.2 billion payable as follows:

    (i) $1.45 billion by means of cash payment at closing; and

    (ii) $753 million by the issue of approximately 17.2 million Newcourt Common Shares from treasury at closing.

  (b) The acquisition of AT&T Capital has been accounted for using the purchase method.

    The difference between the purchase price and estimated fair value of the net assets acquired has been allocated to goodwill. The amount assigned to goodwill will be amortized to income over twenty years.

  (c) The issuance of approximately 35 million Subscription Rights pursuant to this prospectus for net proceeds (after the underwriters' fees and the expenses of issue) of $1.54 billion and the exercise of such Subscription Rights for Common Shares.

5.PRO FORMA ADJUSTMENTS

   The pro forma adjustments contained in these unaudited pro forma consolidated financial statements are based on estimates and assumptions by management of Newcourt based on available information. The adjustments for the actual acquisition may differ as a result of changes arising from evaluation of the fair value of AT&T Capital's net assets by Newcourt after the effective date of acquisition. The following adjustments have been made to reflect the proposed transactions:

  (a) To reflect the purchase of all of the issued and outstanding common shares of AT&T Capital.

  (b) Issuance of treasury shares by Newcourt in amount of $753 million to satisfy a portion of the purchase price.

  (c) Issuance of $1.45 billion of Common Shares by means of this prospectus which will be used to satisfy the remaining portion of the purchase price.

  (d) Amortization of goodwill over a twenty year period.

                          NEWCOURT CREDIT GROUP INC.

         Notes to the Unaudited Pro Forma Consolidated Balance Sheets
           and Unaudited Pro Forma Consolidated Statements of Income as at and for the periods ended September 30, 1997 and December 31, 1996
                                  (continued)
                                  (unaudited)

  (e) No adjustment has been made for restructuring costs to integrate the operations of AT&T Capital with Newcourt which are anticipated to be between $90 and $100 million, after tax. These will be charged to income as incurred.

6.EARNINGS PER SHARE

   Earnings per share reflects the issuance of approximately 52.2 million Common Shares arising from the acquisition of AT&T Capital and the issuance of Common Shares pursuant to this prospectus and the issuance of 15 million Common Shares arising from the acquisition of Commcorp combined with the average number of Common Shares outstanding (subsequent to the subdivision of the Common Shares) during the period.

7.FUTURE CHANGES TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA

   During 1997, the Accounting Standards Board of the Canadian Institute of Chartered Accountants approved the adoption of the liability method of accounting for income taxes effective for fiscal years beginning on or after January 1, 2000. The standard may be adopted earlier and must be adopted retroactively. Had Newcourt adopted the standard effective January 1, 1996, the adjustment to AT&T Capital's consolidated financial statements described in note 3(b)(i) herein and in note 7(a)(i) to the unaudited comparative interim consolidated financial statements of AT&T Capital for the nine months ended September 30, 1997, would not have been required. Accordingly, goodwill arising from the acquisition, had it occurred on September 30, 1997, would have been reduced by approximately $210.0 million ($218.7 million for the year ended December 31, 1996). In addition, goodwill amortization would have been reduced and net income would have been increased by $7.9 million for the nine months ended September 30, 1997 ($10.8 million for the year ended December 31, 1996). Newcourt does not otherwise expect the adoption of the standard to have a material effect on its financial position or results of operation.

8.ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

   The unaudited pro forma consolidated financial statements have been prepared using the consolidated financial statements of Newcourt and Commcorp prepared in accordance with Canadian GAAP and using the consolidated financial statements of AT&T Capital, adjusted to conform to Canadian GAAP. Had these unaudited pro forma financial statements been prepared using the U.S. GAAP results of Newcourt, Commcorp and AT&T Capital, as described in the notes to each of the respective financial statements, the following balances would have been reflected in these unaudited pro forma consolidated financial statements:

AS AT AND FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                     CANADIAN
                                                         U.S. GAAP     GAAP
                                                         ---------- ------------
                                                         (MILLIONS OF CANADIAN
                                                          DOLLARS EXCEPT PER
                                                            SHARE AMOUNTS)
Investment in finance assets............................ $    4,329  $    4,046
Assets held for securitization and syndication..........      2,574       1,174
Goodwill................................................      1,682       1,865
Debt....................................................     12,290      11,276
Securitization and syndication fees.....................        349         318
Management fees.........................................        285         280
Net finance income......................................        427         462
Operating expenses......................................      1,004       1,018
Net income for the year.................................        218         205
Earnings per Common Share............................... $     1.80  $     1.70

                           NEWCOURT CREDIT GROUP INC.

          Notes to the Unaudited Pro Forma Consolidated Balance Sheets
           and Unaudited Pro Forma Consolidated Statements of Income as at and for the periods ended September 30, 1997 and December 31, 1996
                                  (continued)
                                  (unaudited)

AS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                     CANADIAN
                                                         U.S. GAAP     GAAP
                                                         ---------- ------------
                                                         (MILLIONS OF CANADIAN
                                                          DOLLARS EXCEPT PER
                                                            SHARE AMOUNTS)
Investment in finance assets............................ $    5,538  $    5,311
Assets held for securitization and syndication..........      2,267         988
Goodwill................................................      1,728       1,921
Debt....................................................     14,084      14,097
Securitization and syndication fees.....................        180         146
Management fees.........................................        285         275
Net finance income......................................        127         155
Operating expenses......................................        350         762
Net income for the year.................................         42          32
Earnings per Common Share............................... $     0.34  $     0.26

                           NEWCOURT CREDIT GROUP INC.

                          SUPPLEMENT TO THE UNAUDITED
             COMPARATIVE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                           FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1997

             RECONCILIATION TO UNITED STATES ACCOUNTING PRINCIPLES

   The unaudited interim consolidated financial statements of the Corporation for the nine months ended September 30, 1997 (the "Interim Statements") were prepared in accordance with accounting principles generally accepted in Canada [GAAP]. As required by the regulations of the Securities and Exchange Commission, the following summarizes the material differences between U.S. and Canadian GAAP as they apply to the Interim Statements:

  (a) For Canadian GAAP purposes, unrealized translation gains and losses on long term monetary items are deferred and amortized over the remaining terms of those items. For U.S. GAAP purposes, such gains and losses are recorded in income immediately.

  (b) For Canadian GAAP purposes, amounts paid to employees to retire issued stock options without issuing common stock are recorded as capital transactions. For U.S. GAAP purposes, such amounts paid are recorded as compensation expense.

  (c) For Canadian GAAP purposes, finance assets sold to securitization vehicles are not consolidated for financial reporting. Under U.S. GAAP, the Corporation is required to consolidate certain of these securitization vehicles. In addition, U.S. GAAP requires the Corporation to equity account for its interest in certain other securitization vehicles. Accordingly, for U.S. GAAP purposes, the Corporation has deferred gains recorded on the asset sales to these vehicles, and, in the case of consolidated vehicles, has recorded their assets and liabilities on its consolidated balance sheet. The Corporation will recognize the deferred gains in income as the related finance assets are collected.

  (d) The restructuring charge was reduced for costs that would have been accrued as an adjustment to the liabilities assumed through the purchase under U.S. GAAP, rather than expensed as permitted by Canadian GAAP.

   The following tables present the amounts that would have been reported for U.S. GAAP purposes in 1997 and 1996:

                                                          NINE MONTHS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1997          1996
                                                     ------------- -------------
                                                         (THOUSANDS, EXCEPT
                                                         PER SHARE AMOUNTS)
Net income for the year--Canadian GAAP.............     $33,135       $33,110
Difference in accounting for foreign exchange gains
 (losses) (net of income taxes recovery of $164
 [1996--($895)])...................................        (202)        1,103
Difference in accounting for options retired.......      (1,100)         (163)
Difference in accounting for securitization
 transactions (net of income tax
 of $268 [1996--$506]).............................       4,188           633
Difference in accounting for restructuring charge
 (net of income tax recovery of $15,300 [1996--
 Nil]..............................................      18,700            --
                                                        -------       -------
Net income for the year--U.S. GAAP.................      54,721        34,683
                                                        =======       =======
Primary and fully diluted earnings per share.......     $  0.81       $  0.69
                                                        =======       =======

CHANGES IN BALANCE SHEET ITEMS, AS COMPUTED UNDER U.S. GAAP:

                                                                       AS AT
                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
                                                                    (THOUSANDS)
Increase in investment in finance assets..........................  $   147,744
Increase in accrued liabilities...................................        1,744
Increase in debt..................................................    1,421,430
Increase in subordinated debt.....................................       19,197
Decrease in other assets..........................................       (3,861)
Increase in assets held for securitization and syndication........    1,279,000

CHANGES IN SHAREHOLDERS' EQUITY, AS COMPUTED UNDER U.S. GAAP:

                                                                       AS AT
                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------
                                                                    (THOUSANDS)
Retained earnings, beginning of year..............................  $   85,966
Net income for the year...........................................      54,721
Dividends paid on common shares...................................      (6,681)
                                                                    ----------
Retained earnings, end of year....................................     134,006
Share capital.....................................................   1,174,392
                                                                    ----------
Total Shareholders' Equity........................................  $1,308,398
                                                                    ==========

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

              UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
            AS AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997




* The following Unaudited Interim Consolidated Financial Statements of AT&T Capital Corporation (except for the unaudited interim consolidated statements of changes in shareowners' equity), together with the notes thereto (except note 7), have been obtained from AT&T Capital Corporation's Form 10-Q for the nine months ended September 30, 1997 filed with the United States Securities and Exchange Commission under applicable U.S. laws and regulations.

                REVIEW REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 AT&T Capital Corporation

   We have reviewed the accompanying unaudited interim consolidated balance sheet of AT&T Capital Corporation and subsidiaries (the "Company") as of September 30, 1997 and the related unaudited interim consolidated statements of income, changes in shareowners' equity and cash flows for the nine-month period then ended. These financial statements are the responsibility of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

(Signed) Arthur Andersen LLP
New York, New York
November 24, 1997

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

                 UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS
                         (in thousands of U.S. dollars)

                                                          AS AT        AS AT
                                                       SEPTEMBER 30 DECEMBER 31
                                                           1997        1996*
                                                       ------------ -----------
                                                       (UNAUDITED)
ASSETS
Cash and cash equivalents............................   $   44,703  $       --
Net investment in finance receivables................    2,353,302   2,135,250
Net investment in capital leases.....................    3,633,915   3,648,731
Investment in operating leases, net of accumulated
 depreciation of $910,137 in 1997 and $777,905 in
 1996................................................    1,669,505   1,403,470
Deferred charges and other assets....................      837,957     788,935
Deferred income taxes................................      246,306     116,126
                                                        ----------  ----------
TOTAL ASSETS.........................................   $8,785,688  $8,092,512
                                                        ==========  ==========
LIABILITIES, PREFERRED SECURITIES AND SHAREOWNERS'
 EQUITY:
LIABILITIES
Short-term notes, less unamortized discounts of
 $20,649 in 1997 and $3,112 in 1996..................    2,209,121   1,867,247
Income taxes and other payables......................      475,748     580,575
Payables to affiliates and Former Affiliates.........       41,637     139,706
Medium and long-term debt............................    5,109,607   4,597,677
                                                        ----------  ----------
TOTAL LIABILITIES....................................   $7,836,113  $7,185,205
                                                        ==========  ==========
COMMITMENTS AND CONTINGENCIES
Preferred Securities:
Company-obligated preferred securities...............      200,000     200,000
                                                        ----------  ----------
SHAREOWNERS' EQUITY:
 Common stock, one cent par value:
  Authorized 150,000,000 shares, issued and outstand-
   ing, 90,337,379 shares in 1997 and 90,198,571
   shares in 1996....................................          903         902
Additional paid-in-capital...........................      636,942     633,676
Recourse loans to senior executives..................      (16,259)    (15,697)
Unrealized gain on marketable securities, net of tax-
 es..................................................        5,889          --
Foreign currency translation adjustments.............       (3,737)     (3,502)
Retained earnings....................................      125,837      91,928
                                                        ----------  ----------
TOTAL SHAREOWNERS' EQUITY............................      749,575     707,307
                                                        ----------  ----------
TOTAL LIABILITIES, PREFERRED SECURITIES AND
 SHAREOWNERS' EQUITY.................................   $8,785,688  $8,092,512
                                                        ==========  ==========

--------
* Certain 1996 amounts have been reclassified to conform to the 1997 presentation.


   The accompanying notes are an integral part of these Interim Consolidated
                             Financial Statements.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

              UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME
                        (in thousands of U.S. dollars)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30
                                                          ---------------------
                                                             1997      1996*
                                                          ---------- ----------
                                                               (UNAUDITED)
REVENUES:
Finance revenue.......................................... $  166,417 $  149,357
Capital lease revenue....................................    267,773    492,357
Rental revenue on operating leases (a)...................    607,576    505,380
Revenue from securitization and loan sales...............     42,447     13,855
Equipment sales..........................................     35,127     72,608
Other revenue, net.......................................    181,838    136,937
                                                          ---------- ----------
TOTAL REVENUES...........................................  1,301,178  1,370,494
                                                          ---------- ----------
EXPENSES:
Interest.................................................    327,071    350,359
Operating and administrative.............................    402,930    375,172
Depreciation on operating leases.........................    402,367    329,336
Cost of equipment sales..................................     31,652     61,677
Provision for credit losses..............................     67,193     71,454
                                                          ---------- ----------
TOTAL EXPENSES...........................................  1,231,213  1,187,998
                                                          ---------- ----------
Distributions on Preferred Securities....................     13,590         --
                                                          ---------- ----------
Income before income taxes...............................     56,375    182,496
                                                          ---------- ----------
Provision for income taxes...............................     20,577     67,206
                                                          ---------- ----------
NET INCOME............................................... $   35,798 $  115,290
                                                          ========== ==========

--------
(a) Includes $64,339 and $67,224 for the nine months ended September 30, 1997 and 1996, respectively, from AT&T Corporation, Lucent Technologies Inc. and NCR Corporation.
* Certain 1996 amounts have been reclassified to conform to the 1997 presentation.




   The accompanying notes are an integral part of these Interim Consolidated
                             Financial Statements.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

                         UNAUDITED INTERIM CONSOLIDATED
                  STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY
                         (in thousands of U.S. dollars)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30
                                                           --------------------
                                                             1997      1996*
                                                           --------  ----------
                                                               (UNAUDITED)
Common stock
 Balance at beginning of year............................. $    902  $      470
 Stock issuances, net.....................................        1           1
                                                           --------  ----------
Balance, end of period....................................      903         471
                                                           --------  ----------
Additional Paid-in capital
 Balance at beginning of year.............................  633,676     783,244
 Stock issuances, net.....................................    4,202       2,919
 Other....................................................     (936)         --
                                                           --------  ----------
 Balance, end of period...................................  636,942     786,163
                                                           --------  ----------
Recourse loans to senior executives
 Balance at beginning of year.............................  (15,697)    (20,512)
 Loans made...............................................   (4,679)       (411)
 Loans repaid.............................................    4,117          --
                                                           --------  ----------
 Balance, end of period...................................  (16,259)    (20,923)
                                                           --------  ----------
Unrealized gain on marketable securities
 Balance at beginning of year.............................       --          --
 Unrealized gain..........................................    5,889          --
                                                           --------  ----------
 Balance, end of period...................................    5,889          --
                                                           --------  ----------
Foreign currency translation adjustments
 Balance at beginning of year.............................   (3,502)     (2,173)
 Unrealized translation loss..............................     (235)       (631)
                                                           --------  ----------
 Balance, end of period...................................   (3,737)     (2,804)
                                                           --------  ----------
Retained earnings
 Balance at beginning of year.............................   91,928     355,096
 Net income...............................................   35,798     115,290
 Dividends................................................       --     (15,491)
 Other....................................................   (1,889)         --
                                                           --------  ----------
 Balance, end of period...................................  125,837     454,895
                                                           --------  ----------
Total Shareowners' Equity................................. $749,575  $1,217,802
                                                           ========  ==========

--------
* Certain 1996 amounts have been reclassified to conform to the 1997 presentation.


   The accompanying notes are an integral part of these Interim Consolidated
                             Financial Statements.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

             UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOW
                         (in thousands of U.S. dollars)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30
                                                          -------------------------
                                                             1997         1996*
                                                          -------------------------
                                                                (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES
Net income..............................................  $    35,798  $   115,290
Non-cash items included in income:
 Depreciation and amortization..........................      440,039      387,183
 Deferred taxes.........................................     (123,443)     (17,034)
 Provision for credit losses............................       67,193       71,454
 Revenue from securitizations and loan sales............      (42,447)     (13,855)
(Increase) decrease as deferred charges and other as-
 sets...................................................       15,860      (63,995)
(Decrease) in income taxes and other payables...........     (109,937)    (109,789)
(Decrease) increase in payables to Affiliates and Former
 Affiliates.............................................      (26,935)       1,782
                                                          -----------  -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES...............      256,128      371,036
                                                          -----------  -----------
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of finance asset portfolios....................           --     (148,109)
Financings and lease equipment purchases................   (4,576,049)  (4,170,561)
Principal collections from customers....................    2,516,046    2,999,188
Cash proceeds from securitizations and loan sales.......      959,806      248,720
                                                          -----------  -----------
NET CASH USED FOR INVESTING ACTIVITIES..................   (1,100,197)  (1,070,762)
                                                          -----------  -----------
CASH FLOW FROM FINANCING ACTIVITIES
Increase in short-term notes, net.......................      341,875      790,842
Additions to medium and long-term debt..................    2,327,525    1,288,102
Repayments of medium and long-term debt.................   (1,780,628)  (1,101,718)
Decrease in payables to affiliates and Former Affili-
 ates...................................................           --     (247,397)
Dividends paid..........................................           --      (15,490)
                                                          -----------  -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES...............      888,772      714,339
                                                          -----------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...............       44,703       14,613
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........           --        3,961
                                                          -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............  $    44,703  $    18,574
                                                          ===========  ===========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
In the first nine months of 1997 and 1996, the Company entered into capital lease obligations of $3,500 and $24,456, respectively, for equipment that was subleased.

--------
* Certain 1996 amounts have been reclassified to conform to the 1997 presentation.


   The accompanying notes are an integral part of these Interim Consolidated
                             Financial Statements.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

       NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (Unaudited)

1.BASIS OF PRESENTATION

   The accompanying unaudited consolidated financial statements have been prepared by AT&T Capital Corporation and its subsidiaries ("AT&T Capital" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations, financial position and cash flows for each period shown. The results for interim periods are not necessarily indicative of financial results for the full year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the current year's previously issued Form 10-Qs.

2.RECENT PRONOUNCEMENTS

   Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. It allows companies to choose either 1) a fair value method of valuing stock-based compensation plans which will affect reported net income, or 2) to continue to follow the existing accounting rules for stock option accounting but disclose what the impacts would have been had the fair value method been adopted. The Company adopted the disclosure alternative which requires annual disclosure of the pro forma net income and earnings per share amounts assuming the fair value method was adopted on January 1, 1995. As a result, the adoption of this standard did not have any impact on the Company's consolidated financial statements.

   In June 1996, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practical. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. This statement was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and its application is prospective. In December 1996, SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued. Management does not expect the adoption of either standard to have a material impact on the Company's consolidated financial statements.

   In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". SFAS No. 129, which is applicable to all entities, requires disclosure of information about the liquidation preference of preferred stock, redeemable stock, and certain other disclosures. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997 which for the Company will be 1997. Management does not expect that the adoption of SFAS No. 129 to have any impact on the Company's consolidated financial statements.

   In July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires total comprehensive income to be reported in a financial statement. Comprehensive income is defined as the total of net income and all other non-owner changes in equity. SFAS No. 130 is effective for financial statements for periods beginning after December 15, 1997 which for the Company will be 1998. Comparative information for earlier years will be restated.

   In June 1997, the FASB Issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 establishes a new model for segment reporting. The Statement requires reporting

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

       NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (CONTINUED)
                                  (Unaudited)

of financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. It also requires reporting of certain information about products and services, geographic areas of operation, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 which for the Company will be 1998. Comparative information for earlier years will be restated.

3.DERIVATIVE DISCLOSURE

   For a discussion regarding the Company's derivatives and related accounting policies, see Notes 2, 11 and 15 to the Consolidated Financial Statements included in the Company's 1996 Annual Report filed on Form 10-K. In addition, the following information is provided pursuant to the SEC's Financial Reporting Release No. 48 issued in 1997, the purpose of which is to enhance disclosures regarding derivatives and other financial instruments.

   Foreign Currency Forward Exchange Contracts

   The Company enters into foreign currency forward exchange contracts to manage foreign exchange risk (primarily British pounds and Canadian dollars). In the event of an early termination, sale or extinguishment of such a contract that is determined to be a hedge, the gain or loss shall continue to be deferred over the remaining term of the contract. The exchange of the principal amount under the foreign currency forward exchange contracts is reflected in the statement of cash flows in the "short-term notes, net" amount since the underlying amount is generally commercial paper.

   Interest Rate Swaps and Currency Swaps

   Interest rate swaps and the interest component of the currency swaps generally include the exchange of interest payments without the exchange of underlying principal amounts. The difference between the two interest payments is recorded as an adjustment to interest expense and is reflected in the statement of cash flows in the "net income" amount. The exchange of the principal amount under the currency swap is reflected in the statement of cash flows in the "short-term notes, net" amount since the underlying amount is generally commercial paper.

4.SUBSIDIARY DEBENTURES

   The table below shows summarized consolidated financial information for AT&T Capital Leasing Services, Inc. and AT&T Capital Services Corporation, both wholly owned subsidiaries of the Company. The Company has guaranteed, on a subordinated basis, payment on debentures issued by these subsidiaries.

                      AT&T CAPITAL LEASING SERVICES, INC.

                                                               FOR THE
                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
                                                             (UNAUDITED)
Total revenues......................................... $   98,042  $   176,342
Interest expense.......................................     32,428       59,653
Operating and administrative expense...................     62,235       61,848
Provision for credit losses............................     31,179       32,393
Income (loss) before taxes.............................    (29,926)      20,719
Net (loss) income......................................    (18,118)      12,477

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

       NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (CONTINUED)
                                  (Unaudited)

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                       (UNAUDITED)
Total assets.........................................   $829,478      $628,945
Total debt...........................................    729,082       507,180
Total liabilities....................................    782,540       597,203
Total shareowner's equity............................     46,938        31,742

                       AT&T CAPITAL SERVICES CORPORATION

                                                          FOR THE NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
                                                              (UNAUDITED)
Total revenues......................................... $    86,512 $    81,188
Interest expense.......................................       5,089       3,656
Operating and administrative expenses..................      34,881      32,620
Provision for credit losses............................       1,139          --
Income before taxes....................................       4,983       9,601
Net income.............................................       2,930       5,723

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                       (UNAUDITED)
Total assets.........................................   $149,399      $161,232
Total debt...........................................    112,193       116,545
Total liabilities....................................    135,186       145,565
Total shareowner's equity............................     14,213        15,667


5.SALE OF EQUITY SECURITIES

   In October 1997, the Company recognized a pre-tax gain of $12.4 million on the disposition of certain equity securities. On September 30, 1997, these securities were classified as available for sale in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") and, therefore, the related unrecognized after tax gain of $5.9 million was included in shareowners' equity. The Company receives equity securities (e.g., warrants and common stock) in connection with the structuring of some of its complex capital markets transactions. As of September 30, 1997, no other such equity security was required to be marked to market pursuant to SFAS No. 115.

6.SUBSEQUENT EVENTS

   On November 4, 1997 the Company announced that it had plans to exit certain businesses which represent approximately 11% and 9% of the Company's assets and revenues, respectively, at and for the first nine months of 1997. On November 6, the Company entered into a definitive agreement for the sale of one of these businesses, its inventory financing business unit, which represented 2% and less than 1/2% of the Company's assets and revenues, respectively, at and for the first nine months of 1997. Management does not expect to recognize a loss on the sale of these businesses.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

       NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (CONTINUED)
                                  (Unaudited)

   On November 4, 1997, the Company confirmed that it was engaged in discussions about a possible business combination with Newcourt Credit Group, a major asset finance company headquartered in Toronto, Canada ("Newcourt"). On November 4, 1997, Newcourt also confirmed discussions with the Company regarding a "possible business combination to be financed by equity issued by Newcourt pursuant to a prospectus and a share exchange with [the Company's] shareholders". No definitive agreement regarding any such transaction has been signed at the time of this filing.

   Due to such possible business combination, the Company currently is not issuing medium and long-term debt in the public market. Therefore, subsequent to September 30, 1997, the Company issued notes of $500 million in aggregate principal amount to an affiliate to fund interim cash flow requirements.

   Because of such possible business combination, one of the Company's rating agencies, Moody's Investors Service, has placed the Company's rating "On Review with Direction Uncertain".

7.RECONCLIATION OF FINANCIAL STATEMENTS FROM
  U.S. GAAP TO CANADIAN GAAP

   The Company's financial statements are prepared in accordance with generally accepted accounting principles in the U.S. (U.S. GAAP). The following reconciliation of shareowners' equity as of September 30, 1997 and the reconciliation of net income and cash flows for the nine months ended September 30, 1997 summarizes the significant differences in the Company's financial reporting between U.S. GAAP and Canadian GAAP.

  (a) Summary of Significant Differences Between U.S. GAAP and Canadian GAAP

    (i) As a result of the reorganization during 1996, certain of the assets of the Company were revalued for tax but not for accounting purposes. Under U.S. GAAP, such revaluation results in additional deferred tax assets which, in this case, were offset by an increase in additional paid-in-capital. Under Canadian GAAP, such deferred tax assets are not recorded. Accordingly, deferred tax assets and additional paid-in capital as of September 30, 1997 were reduced by $151.4 million and $162.8 million, respectively, for Canadian GAAP purposes. The difference of $11.4 million reflects the recognition of such book tax differences and is reflected as an increase to retained earnings. Approximately $8.1 million of this amount was recognized during the nine months ended September 30, 1997.

    (ii) In prior years, the Company acquired certain companies which, for U.S. GAAP purposes, were accounted for using the pooling of interests method. Under Canadian GAAP, such acquisitions would be accounted for using the purchase method. At September 30, 1997, the remaining portion of unamortized goodwill would have been $20.2 million. For the nine months ended September 30, 1997, additional amortization of goodwill of $2.3 million has been recorded for Canadian GAAP purposes.

    (iii) The Company has entered into several leveraged leases. Under U.S. GAAP, the Company discloses its investment in capital leases net of the related non-recourse debt. For Canadian GAAP purposes, such lease receivables and non-recourse debt are disclosed on a gross basis unless a legal right of set-off exists. Accordingly, for Canadian GAAP purposes, net investment in capital leases and long-term debt has been increased by $202.2 million.

    (iv) The Company has investments in several joint ventures which, for U.S. GAAP purposes, have been accounted for using the equity method. Under Canadian GAAP, such joint ventures are accounted for using proportionate consolidation. Accordingly, net investment in capital leases and

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

        NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (CONTINUED)
                                  (Unaudited)

       long-term debt have been increased by $72.2 million and $6.1 million, respectively, and net investment in finance assets has been reduced by $63.9 million (to eliminate inter-company balances) as at September 30, 1997, for Canadian GAAP purposes. Adjustments to other balance sheet accounts were not significant. The adjustments to consolidated revenues and expenses of the Company for the nine months ended September 30, 1997 were not significant.

    (v) As discussed in the consolidated financial statements, the Company entered into a number of securitization transactions during 1997 and in prior years. Under U.S. GAAP, each of these transactions was accounted for as a sale of receivables. Under Canadian GAAP, however, certain of these transactions would be accounted for as financings. Accordingly, net investment in capital leases and long-term debt was increased by $840.2 million and $826.0 million, respectively, and deferred charges and other assets and shareowners' equity was decreased by $27.6 million and $8.2 million, respectively, under Canadian GAAP as at September 30, 1997. Adjustments to other balance sheet accounts were not significant. In addition, capital lease revenue and interest expense increased by $44.6 million and $24.6 million, respectively, and revenue from securitizations and other revenue decreased by $24.6 million and $2.8 million, respectively, for Canadian GAAP purposes.

                                                                  (millions of
                                                                  U.S. dollars)
  (b) Reconciliation of Net Income for the Nine Months Ended September 30,
      1997

     Net income for the nine months ended September 30, 1997 as
      reported under U.S. GAAP..................................     $ 35.8
     Impact of accounting for securitizations as financings and joint ventures on a pro-rata consolidation basis under Ca-
      nadian GAAP
      Net finance income (net of a pre-tax adjustment to inter-
       est expense of $24.7)....................................       21.3
      Securitization and syndication fees.......................      (24.6)
      Other revenue.............................................       (6.8)
      Other expenses............................................       (1.9)
      Tax effect of the foregoing adjustments...................        4.8
     Amortization of goodwill related to acquisitions accounted
      for as purchases under Canadian GAAP......................       (2.3)
     Tax benefit relating to the realization of the difference
      between the October 1, 1996 book and tax balance sheets...        8.1
                                                                     ------
     Net income for the nine months ended September 30, 1997 un-
      der Canadian GAAP.........................................     $ 34.4
                                                                     ======

  (c) Reconciliation of Shareowners' Equity at September 30, 1997

     Shareowners' equity at September 30, 1997 as reported under
      U.S. GAAP.................................................     $749.6
     Elimination of merger related deferred tax asset...........     (151.4)
     Unamortized goodwill related to acquisitions accounted for
      as purchases under Canadian GAAP..........................       20.2
     Net impact of securitizations reported as financings under
      Canadian GAAP.............................................       (8.2)
                                                                     ------
     Shareowners' equity at September 30, 1997 under Canadian
      GAAP......................................................     $610.2

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

        NOTES TO THE UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (CONTINUED)
                                  (Unaudited)

  (d) Reconciliation of Cash Flows

  Increase (decrease) in Cash Flows for the Nine Months Ended September 30,
  1997

     Net Cash from Operating Activities................................ $ 24.5
     Net Cash from Investing Activities................................ (538.4)
     Net Cash from Financing Activities................................  513.8
                                                                        ------
       Net decrease in Cash and Cash Equivalents....................... $ (0.1)
                                                                        ======

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS





* The following Consolidated Financial Statements of AT&T Capital Corporation, together with the notes thereto, have been obtained from AT&T Capital Corporation's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the United States Securities and Exchange Commission under applicable U.S. laws and regulations.

                        REPORT OF INDEPENDENT AUDITORS

To the Shareowners of
 AT&T Capital Corporation

   We have audited the consolidated balance sheets of AT&T Capital Corporation and Subsidiaries at December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareowners' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards applicable in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AT&T Capital Corporation and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles applicable in the United States.

1301 Avenue of Americas                                Coopers & Lybrand L.L.P.
New York, New York
March 6, 1997

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         (in thousands of U.S. dollars)

                                                            AS AT DECEMBER 31
                                                          ----------------------
                                                             1996        1995
                                                          ----------  ----------
ASSETS
Cash and cash equivalents...............................  $       --  $    3,961
Net investments in finance receivables..................   2,135,250   1,800,636
Net investment in capital leases........................   3,648,731   6,187,131
Net investments in operating leases, net of accumulated
 depreciation of $777,905 in 1996 and $642,728 in 1995..   1,403,470   1,117,636
Deferred charges and other assets.......................     788,935     431,895
Deferred income taxes...................................     116,126          --
Net assets of discontinued operations
                                                          ----------  ----------
TOTAL ASSETS............................................  $8,092,512  $9,541,259
                                                          ==========  ==========
LIABILITIES, PREFERRED SECURITIES AND SHAREOWNERS'
 EQUITY:
Short-term notes, less unamortized discounts of $3,112
 in 1996 and  $9,698 in 1995............................   1,867,247   2,212,351
Income taxes and other payables.........................     580,575     581,000
Deferred Income taxes...................................          --     555,296
Payables to Affiliates and Former Affiliates............     139,706     360,429
Medium and long-term debt...............................   4,597,677   4,716,058
                                                          ----------  ----------
TOTAL LIABILITIES.......................................  $7,185,205  $8,425,134
                                                          ==========  ==========
COMMITMENTS AND CONTINGENCIES
Preferred Securities:
 Company-obligated preferred securities of subsidiary...     200,000          --
SHAREOWNERS' EQUITY:
 Common stock, one cent par value:
  Authorized 150,000,000 shares in 1996 and 100,000,000
   in 1995, issued and outstanding, 90,198,571 shares in
   1996 and 46,968,810 shares in 1995...................         902         470
Additional paid-in-capital..............................     633,676     783,244
Recourse loans to senior executives.....................     (15,697)    (20,512)
Unrealized gain on marketable securities
 Foreign currency translation adjustments...............      (3,502)     (2,173)
 Retained earnings......................................      91,928     355,096
                                                          ----------  ----------
TOTAL SHAREOWNERS' EQUITY...............................     707,307   1,116,125
                                                          ----------  ----------
TOTAL LIABILITIES, PREFERRED SECURITIES AND SHAREOWNERS'
 EQUITY.................................................  $8,092,512  $9,541,259
                                                          ==========  ==========



  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                         (in thousands of U.S. dollars)

                                                    YEAR ENDED DECEMBER 31
                                               --------------------------------
                                                  1996      1995*      1994*
                                               ---------- ---------- ----------
REVENUES:
Finance revenue............................... $  204,204 $  174,523 $  120,800
Capital lease revenue.........................    598,203    586,141    477,875
Rental revenue on operating leases............    697,020    560,964    475,375
Revenue from securitization and loan sales....    164,899     16,374     16,311
Equipment sales...............................     90,631     48,724    126,567
Other revenue, net............................    197,233    190,309    167,151
                                               ---------- ---------- ----------
TOTAL REVENUES................................  1,952,190  1,577,035  1,384,079
                                               ========== ========== ==========
EXPENSES:
Interest......................................    458,039    411,040    271,812
Operating and administrative..................    564,489    473,663    427,187
Depreciation on operating leases..............    455,595    354,509    313,583
Cost of equipment sales.......................     78,538     43,370    116,995
Provision for credit losses...................    113,605     86,214     80,888
                                               ---------- ---------- ----------
TOTAL EXPENSES................................  1,670,266  1,368,796  1,210,465
                                               ========== ========== ==========
Distribution on Company - obligated preferred
 securities of subsidiary.....................      3,322         --         --
Income before income taxes....................    278,602    208,239    173,614
Provision for income taxes....................    110,063     80,684     73,278
                                               ---------- ---------- ----------
NET INCOME.................................... $  168,539 $  127,555 $  100,336
                                               ========== ========== ==========

--------
*  Certain amounts have been reclassified to conform to the 1996 presentation.




  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY
                         (in thousands of U.S. dollars)

                                                YEAR ENDED DECEMBER 31
                                           -----------------------------------
                                              1996         1995        1994
                                           -----------  ----------  ----------
Common stock
 Balance at beginning of year............. $       470  $      470  $      469
 Repurchase and retirement of shares in
  connection with the Merger..............        (471)         --          --
 Stock issuances:
  New shares issued as a result of the
   Merger.................................         902          --          --
 Pension and benefit plans................           1          --           1
                                           -----------  ----------  ----------
Balance at end of year....................         902         470         470
                                           -----------  ----------  ----------
Additional Paid-in capital
 Balance at beginning of year.............     783,244     782,785     780,591
 Repurchase and retirement of shares in
  connection with the Merger..............  (1,660,174)         --          --
 Stock issuances:
  New shares issued as a result of the
   Merger.................................     821,583          --          --
  Pension and benefit plans...............       1,695         459       2,194
 Tax impacts of the Merger:
  Capital contribution from Former Affili-
   ates for lost tax depreciation.........     279,876          --          --
  Reduction of deferred tax liabilities as
   a result of Section 338(h)10 election..     232,929          --          --
  Establishment of goodwill-deferred tax
   asset as a result of Section 338(h)10
   election...............................     161,999          --          --
  Establishment of current tax receivable
   relating to tax benefit
   generated by Hercules buyout of em-
   ployee stock options...................      16,011          --          --
 Other....................................      (3,487)         --          --
                                           -----------  ----------  ----------
 Balance at end of year...................     633,676     783,244     782,785
                                           -----------  ----------  ----------
Recourse loans to senior executives
 Balance at beginning of year.............     (20,512)    (19,651)    (17,788)
 Loans made...............................      (1,381)     (2,613)     (2,760)
 Loans repaid.............................       6,196       1,752         897
                                           -----------  ----------  ----------
 Balance at end of year...................     (15,697)    (20,512)    (19,651)
                                           -----------  ----------  ----------
Foreign currency translation adjustments
 Balance at beginning of year.............      (2,173)     (2,158)     (2,603)
 Unrealized translation (loss) gain.......      (1,329)        (15)        445
                                           -----------  ----------  ----------
 Balance at end of year...................      (3,502)     (2,173)     (2,158)
                                           -----------  ----------  ----------
Retained earnings
 Balance at beginning of year.............     355,096     246,772     163,774
 Repurchase and retirement of shares in
  connection with the Merger..............    (416,217)         --          --
 Net income...............................     168,539     127,555     100,336
 Cash dividends paid......................     (15,490)    (19,231)    (17,338)
                                           -----------  ----------  ----------
 Balance at end of year...................      91,928     355,096     246,772
                                           -----------  ----------  ----------
TOTAL SHAREOWNERS' EQUITY................. $   707,307  $1,116,125  $1,008,218
                                           ===========  ==========  ==========


  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (in thousands of U.S. dollars)

                                                YEAR ENDED DECEMBER 31
                                          -------------------------------------
                                             1996         1995*        1994*
                                          -----------  -----------  -----------
CASH FLOW FROM OPERATING ACTIVITIES
Net income..............................  $   168,539  $   127,555  $   100,336
Non-cash items included in income:
 Depreciation and amortization..........      509,957      412,044      353,954
 Deferred taxes.........................     (269,972)      (2,772)     106,384
 Provision for credit losses............      113,605       86,214       80,888
 Revenue from securitizations and loan
  sales.................................     (164,899)     (16,374)     (16,311)
(Increase) decrease as deferred charges
 and other assets.......................      (11,274)      26,596     (130,927)
(Decrease) increase in income taxes and
 other payables.........................      (35,131)      50,362        3,068
Decrease (increase) in payables to
 Affiliates and Former Affiliates.......      (18,481)      (3,509)     (10,257)
                                          -----------  -----------  -----------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES.............................      292,344      680,116      487,135
                                          -----------  -----------  -----------
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of businesses, net of cash
 acquired...............................     (148,109)    (294,472)    (234,375)
Purchase of finance asset portfolios....       (7,339)     (19,769)    (217,939)
Financings and lease equipment
 purchases..............................   (6,051,483)  (5,467,773)  (5,031,041)
Principal collections from customers,
 net of amounts included in income......    3,998,239    3,855,592    3,553,620
Cash proceeds from securitizations and
 loan sales.............................    3,390,396      291,476      306,406
Increase in payables to affiliates......       25,451           --           --
                                          -----------  -----------  -----------
NET CASH PROVIDED (USED) FOR INVESTING
 ACTIVITIES.............................    1,207,155   (1,634,946)  (1,623,329)
                                          -----------  -----------  -----------
CASH FLOW FROM FINANCING ACTIVITIES
(Decrease) increase in short-term notes,
 net....................................     (345,104)    (207,045)     523,370
Additions to medium and long-term debt..    2,011,705    2,905,920    2,142,993
Repayments of medium and long-term debt.   (2,135,693)  (1,828,426)  (1,448,470)
(Decrease) increase in payables to
 affiliates and Former Affiliates.......     (247,400)      53,109       (9,897)
Dividends paid..........................      (15,490)     (19,231)     (17,338)
Issuance of Company-obligated preferred
 securities.............................      200,000           --           --
Proceeds from interim bridge-loan to
 fund merger............................    1,255,286           --           --
Repayment of interim bridge loan to fund
 merger.................................   (1,255,286)          --           --
Repurchase of Company Common Stock......   (2,076,863)          --           --
Capital contributions from affiliates
 and Former Affiliates..................    1,101,459           --           --
Other merger related items..............        3,926           --           --
                                          -----------  -----------  -----------
NET CASH PROVIDED BY FINANCING
 ACTIVITIES.............................   (1,503,460)     904,327    1,190,658
                                          -----------  -----------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS............................       (3,961)     (50,503)      54,464
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD..............................        3,961       54,464           --
                                          -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD.................................  $        --  $     3,961  $    54,464
                                          ===========  ===========  ===========

   Interest paid, including discount on commercial paper, was $443.4 million, $365.5 million and $254.0 million during 1996, 1995 and 1994, respectively.

   Net income taxes paid were $373.5 million, $27.8 million and $55.7 million during 1996, 1995 and 1994, respectively.

NON CASH INVESTING AND FINANCING ACTIVITIES:

   In conjunction with the Merger, additional paid-in capital increased due to the elimination of deferred tax liabilities of $232.9 million as a result of the Section 338(h)(10) election under the Internal Revenue Code, as amended, and similar elections in certain state and local jurisdictions and the establishment of a deferred tax asset of $162.0 million associated with the step-up in basis to fair value for tax purposes which was not done for book purposes ("push-down accounting") due to the Company's significant level of public debt outstanding. See Notes 1 and 12. Also, certain management members of the Company exchanged their existing shares of Company common stock for new shares totalling $29 million. See Note 1.

   In 1996, 1995 and 1994, the Company entered into capital lease obligations of $35.6 million, $105.2 million and $41.4 million, respectively, for equipment that was subleased. In 1996 and 1995, the Company assumed debt in conjunction with acquisitions of $3.4 million and $473.0 million, respectively.
--------
* Certain amounts have been reclassified to conform to the 1996 presentation.

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                           AT&T CAPITAL CORPORATION

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (In thousands of U.S. dollars)

1.THE COMPANY AND BACKGROUND

   Description of the Company

   AT&T Capital Corporation ("AT&T Capital" or the "Company") is a full service, diversified equipment leasing and finance company that operates predominantly in the United States; however, it also has operations in Europe, Canada, the Asia/Pacific Region, Mexico and South America. The Company operates primarily in one business segment-equipment leasing and financing. This segment represents more than 90% of consolidated revenues, net income and total assets. The Company leases and finances equipment manufactured and distributed by AT&T ("AT&T"), Lucent Technologies Inc. ("Lucent") and NCR Corporation ("NCR") (herein, "AT&T/Lucent/NCR" or the "Former Affiliates") and numerous other companies. The Company also provides inventory financing for equipment dealers and distributors, Small Business Administration ("SBA") lending, and equipment management and remarketing services. In addition, the Company offers its customers high-technology equipment rental and certain other equipment administration services.

   At December 31, 1996, AT&T Capital's portfolio assets were comprised of general equipment (consists of general office, manufacturing and medical equipment) aggregating 27%, transportation equipment of 23%, information technology equipment of 22%, telecommunications equipment totalling 18%, and real estate of 10%.

   AT&T Capital's portfolio assets are diversified among a large customer base, as well as numerous industries and geographic regions. The Company's customers are diversified across many industries including manufacturing, services, communications and retail, as well as many small and mid-size business customers and federal, state and local governments and their agencies. At December 31, 1996, on an owned basis, the Company's 98 largest customers (after AT&T and Lucent) accounted for approximately 24% of the Company's net portfolio assets, and no customer (with the exception of AT&T and Lucent) accounted for more than 1% of such net portfolio assets.

   Other than AT&T/Lucent/NCR, as of December 31, 1996, management is not aware of any significant concentration of business transacted with a particular customer, supplier or lender that could severely impact the Company's operations. Also, the Company does not have a concentration regarding the types of financing products or available sources of debt, labour or services, or licenses or other rights that could severely impact its operations.

   Sale of the Company and Related Transactions

   On September 20, 1995, AT&T announced a plan to pursue the public or private sale of its remaining 86% interest in AT&T Capital. On such date, AT&T also announced a plan to separate (the "Separation") into three publicly-held stand-alone global businesses (AT&T, Lucent and NCR). In connection with the Separation, AT&T sold approximately 17.6% of its equity interest in Lucent in an initial public offering on April 10, 1996 and spun-off its entire remaining equity interest in Lucent to AT&T shareowners on September 30, 1996. On December 31, 1996, AT&T spun off its 100% interest in NCR to AT&T shareowners.

   On June 5, 1996, AT&T Capital entered into an Agreement and Plan of Merger ("the Merger Agreement") with AT&T, Hercules and Antigua Acquisition Corporation ("Antigua"). Hercules is an indirect wholly-owned subsidiary of GRS Holding Company, Ltd., which owns a U.K. rail leasing business.

   On September 30, 1996, the Company, pursuant to a Gross Profit Tax Deferral Interest Free Loan Agreement (the "GPTD Agreement") between the Company and AT&T, made a payment of $247.4 million to AT&T for full repayment of such loans. See Note 12 for additional discussion of GPTD and other tax implications of the Merger.

   On October 1, 1996, the Company completed a merger (the "Merger") pursuant to which Antigua, a wholly-owned subsidiary of Hercules, was merged with and into the Company. As a result of the Merger, AT&T

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)
Capital's shareowners received $45 in cash for each outstanding share of the Company's common stock, and Hercules and certain management team members (the "Management Investors") became the sole owners of the Company's common stock. The aggregate purchase price for the then outstanding shares of the Company's outstanding common stock and the aggregate amount necessary to cash-out the Company's stock options in accordance with the Merger Agreement (the "Merger Consideration") was approximately $2.2 billion. The Merger Consideration was comprised of (i) a loan from Goldman Sachs Credit Partners L.P. in the amount of approximately $1.3 billion, which was to mature on October 30, 1996 and was repaid by the Company from a portion of the proceeds of a $3.1 billion offering of equipment receivable-backed securities by affiliates of the Company on October 15, 1996 (see Note 6) and (ii) equity contributions (collectively, the "Equity Contributions") represented by (a) capital contributions of $871 million from Hercules, (b) exchange by the Management Investors of approximately $29 million and (c) the settlement of approximately $5 million of recourse loans to senior executives. Also, in connection with the Merger, the Company, through a consolidated subsidiary, issued to the public $200 million of company-obligated preferred securities (see Note 9) and the proceeds of which were used to pay down short term debt.

   In connection with the Merger, the Company incurred a $47.6 million expense relating to the accelerated payout of the Company's Share Performance Incentive Plan ("SPIP") and other payments to certain officers of the Company (see Note 13), an $11.0 million expense relating to the Company's Merger related and other transaction costs offset by a $6.2 million credit related to the reversal of tax reserves no longer needed as a result of the AT&T tax indemnity payment described further in Note 12.

   On October 15, 1996, the Company securitized $3.1 billion of lease and loan receivables. As previously noted a portion of the Securitization proceeds were used to finance the Merger transaction. In connection with the Securitization the Company recorded an after-tax gain of approximately $79 million. See Note 6 for a further discussion of securitizations.

   On October 25, 1996 the Company, through a subsidiary, issued to the public eight million shares of company-obligated preferred securities for $25 per share. Holders of the securities will be entitled to receive cash distributions at an annual rate of 9.06%, which is guaranteed by the Company. See Note 9 for further discussion of the preferred offering.

   Relationship of the Company with the Former Affiliates

   In the second quarter of 1996, the Company executed an Operating Agreement (pursuant to which, among other things, the Company serves as preferred provider of financing services and has certain related and other rights and privileges in connection with the financing of equipment to the customers of AT&T/Lucent/NCR) with each of Lucent and NCR, and entered into letter agreements with Lucent and NCR regarding the applicability to Lucent and NCR of specified provisions of a License Agreement (the "License Agreement") and the Intercompany Agreement (Note 14) between the Company and AT&T (see Note
12). None of the Former Affiliates is required to renew the term of its Operating Agreement beyond the expiration of the current term on August 4, 2000.

   Although the Company will seek to maintain and improve its existing relationships with Lucent, NCR and AT&T and seek to extend each of the Operating Agreements beyond August 4, 2000, no assurance can be given that the Operating Agreements, License Agreements or Intercompany Agreements, will be extended beyond such date or, if extended, that the terms and conditions thereof will not be modified in a manner adverse to the Company. Failure to renew NCR's and Lucent's Operating Agreements on terms not adverse to the Company could have a material adverse effect on the Company (see the Risk Factors included in the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations).

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   Pursuant to the License Agreement, AT&T has licensed to the Company and certain of its subsidiaries certain trade names and service marks, including but not limited to the AT&T Capital Corporation, AT&T Credit Corporation, AT&T Systems Leasing and AT&T Automotive Services names. The License Agreement provides that AT&T may require (as a result of their disposition of the Company and upon one year's notice and generally at AT&T's expense) the Company to discontinue the use of the "AT&T" name as part of its corporate name. The Company's subsidiaries may, notwithstanding such event, continue to use the other AT&T licensed names (including NCR) and service marks pursuant to the License Agreement (e.g., as part of such subsidiaries' corporate names and for marketing purposes), subject to extensive restrictions on the use thereof in connection with the issuance of securities and incurrence of indebtedness. As of the date of these financial statements, AT&T has not made such request.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

   The consolidated financial statements reflect, and the future consolidated financial statements of the Company will reflect, the historical cost of the Company's assets and liabilities. Adjustments to the Company's consolidated financial statements to reflect the fair value of the Company's assets and liabilities as of the merger date ("push down" accounting) will not be reflected due to the existence of substantial publicly traded debt of the Company.

   Consolidation

   The accompanying consolidated financial statements include all majority-owned subsidiaries. The accounts of operations located outside of the United States are included on the basis of their fiscal years, ended either November 30, or December 31.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Significant areas in which estimates are used include residual values, income taxes, securitization reserves, allowance for credit losses and contingencies.

   Revenue Recognition for Finance Receivables and Capital Leases

   For loans and other financing contracts ("Finance Receivables"), revenue is recognized over the life of the contract using the interest method.

   For leases classified as Capital Leases, the difference between (i) the sum of the minimum lease payments due and the estimated unguaranteed residual values and (ii) the asset purchase price paid by the Company is initially recorded as unearned income. The difference is subsequently amortized over the life of the lease contract and recognized as revenue, using the interest method.

   Accrual of income on portfolio assets is generally suspended when a loan or a lease becomes contractually delinquent for 90 days or more (or earlier if deemed necessary). Accrual is resumed when the receivable becomes contractually current and management believes there is no longer any significant probability of loss.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   Investment in Operating Leases

   Equipment under Operating Leases is generally depreciated over the estimated useful life of the asset. During the term of the related lease, annual depreciation is generally calculated on a straight-line basis on the estimated residual values at the end of the respective lease terms. Rental revenue is recognized on a straight-line basis over the related lease terms.

   Estimated Unguaranteed Residual Values

   Estimated unguaranteed residual values are established upon acquisition and leasing of the equipment based upon the estimated value of the equipment at the end of the lease term. They are determined on the basis of studies prepared by the Company, professional appraisals, historical experience and industry data. Although it is reasonably possible that a change in the unguaranteed residual values could occur in the near term, the Company actively manages its residual values by working with lessees and vendors during the lease term to encourage lessees to extend their leases or upgrade and enhance their leased equipment. Residual values are reviewed by the Company at least annually. Declines in residual values for capital leases are recognized as an immediate charge to income. Declines in residual values for operating leases are recognized as adjustments to depreciation expense over the shorter of the useful life of the asset or the remaining term of the lease.

   Upon the sale or securitization of substantially all of the receivables associated with a capital lease, the associated residual value is frozen at its then current book value. Such residual value ceases to accrete to its estimated value at the end of the lease term.

   Allowance for Credit Losses

   In connection with the financing of leases and other receivables, the Company records an allowance for credit losses to provide for estimated losses in the portfolio. The allowance for credit losses is estimated by management considering delinquencies and problem assets, an assessment of overall risks and evaluation of probable losses in the portfolio given its diversification, and a review of historical loss experience. Although currently deemed adequate by management, it is reasonably possible that a change in the estimate could occur in the near term as a result of changes in the above mentioned factors. The Company's reserve policy is based on an analysis of the aging of the Company's portfolio, a review of all non-accrual receivables and leases, and prior collection experience. An account is charged off when analysis indicates that the account is uncollectible. Additionally, Company policy generally requires the "at risk" portion (the amount of the receivable not covered by estimated equipment or other collateral value) of accounts 180 days past due to be reserved for or charged off.

   Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

   Other Assets

   The cost of property and equipment is depreciated on a straight-line basis over their estimated useful lives, which generally range from three to twenty-five years. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the related assets on a straight-line basis.

   Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets on the date of acquisition, and is amortized as a charge against income on a straight line basis generally over three to twenty year periods. Goodwill in excess of associated expected operating cash flows is considered to be

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)
impaired and is written down to fair value. The accompanying consolidated balance sheet caption Deferred Charges and Other Assets includes $104.6 million and $114.7 million of goodwill at December 31, 1996 and 1995, respectively. The accompanying consolidated statements of income caption Operating and Administrative Expenses includes $12.6 million, $13.2 million and $10.7 million of goodwill for the years ended December 31, 1996, 1995 and 1994, respectively. See Note 3, "Acquisitions" for discussion of the Company's recent acquisition activities.

   Securitization Recourse Reserves

   The Company securitized certain portfolio assets as part of its funding strategy. The securitization agreements provide for limited recourse to the Company for certain uncollectible amounts. The Company recorded the present value of such recourse obligations using a discount rate of 6.5%. These recourse obligations would have been approximately $3.9 million higher had the Company not discounted these recourse obligations.

   Derivative Financial Instruments

   The Company enters into derivative financial instruments, mainly interest rate swaps and currency swaps, to hedge interest rate and foreign currency exchange risk and to match fund assets and liabilities. Interest rate swaps generally involve the exchange of interest payments without the exchange of underlying notional principal amounts. Currency swaps generally involve both the exchange of principal and interest payments in distinct currencies. The criteria which must be satisfied for hedges are as follows: (1) the asset or liability to be hedged exposes AT&T Capital, as a whole, to interest rate or currency exchange risk, (2) the derivative acts to reduce the interest rate or currency exchange risk by reducing the sensitivity to interest rate or currency exchange movements, and (3) the derivative is designated and effective as a hedge.

   For interest rate swaps, the Company records the net interest to be received or paid as an adjustment to interest expense. In the event of an early termination of a swap contract, the gain or loss on swap accounted for as a hedge is amortized over the remaining life of the related transaction. The Company does not enter into speculative swaps; however, if the underlying transaction associated with a swap accounted for as a hedge is terminated early, the swap is then considered speculative. The gain or loss on a speculative swap is recognized immediately.

   The Company enters into foreign exchange contracts as a hedge against assets and liabilities denominated in foreign currencies. Gains and losses are recognized on the contracts and offset foreign exchange gains or losses on the related assets and liabilities.

   Foreign Currency Translation

   The financial statements of the Company's foreign operations are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation", the resulting translation adjustments are recorded as a separate component of shareowners' equity. A transaction gain or loss realized upon settlement of a foreign currency transaction generally is included in determining net income for the period in which the transaction is settled.

   Impairment of Long-Lived Assets

   Effective October 1, 1995, the Company adopted SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment has occurred when the estimate of undiscounted future cash flows expected to be generated by the asset is less

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)
than its carrying amount. If an impairment occurred, the measurement of the impairment is based on the fair value of the asset. Since adoption, no impairment losses have been recognized.

3.ACQUISITIONS

   In the third quarter of 1996, the Company acquired the operating assets and lease portfolio of Municipal Leasing Corporation. This Canadian operation has been financing office equipment and automobiles for the past 15 years and had approximately $160 million in assets at the time of the acquisition.

   On January 4, 1995, the Company acquired the vendor leasing and finance companies of Banco Central Hispano and certain of its affiliates ("CFH Leasing International") located in the United Kingdom, Germany, France, Italy, Belgium and the Netherlands. CFH Leasing International provides financial services to equipment manufacturers and vendors and had approximately $540 million in assets at the time of acquisition., In addition, on June 30, 1995, the Company acquired two relatively small businesses, a United States mid-range computer asset business with approximately $180 million in assets and an Australian equipment finance company with approximately $40 million in assets. The above acquisitions were accounted for under the purchase method and the total cash paid, net of cash acquired, for all of the above was $294.5 million. The Company assumed certain existing debt associated with these acquisitions. The results of operations are included in the income statement of the Company from the respective acquisition dates.

4.NET INVESTMENT IN FINANCE RECEIVABLES AND CAPITAL LEASES

   Finance receivables and capital leases consisted of the following:

                                        FINANCE
                                      RECEIVABLES           CAPITAL LEASES
                                 ----------------------  ----------------------
                                    AT DECEMBER 31,         AT DECEMBER 31,
                                 ----------------------  ----------------------
                                    1996        1995        1996        1995
                                 ----------  ----------  ----------  ----------
   Receivables.................  $2,294,054  $1,959,004  $4,056,152  $6,846,834
   Estimated unguaranteed re-
    sidual values..............          --          --     380,325     734,140
   Unearned income.............    (105,289)   (104,170)   (680,670) (1,230,418)
   Allowance for credit losses.     (53,515)    (54,198)   (107,076)   (163,425)
                                 ----------  ----------  ----------  ----------
   Net investment..............  $2,135,250  $1,800,636  $3,648,731  $6,187,131
                                 ==========  ==========  ==========  ==========

   For a discussion regarding the Company's securitization activities, see Notes 1 and 6.

   The schedule of maturities at December 31, 1996 for the finance receivables and capital leases is as follows:

                                     FINANCE    CAPITAL
                                   RECEIVABLES   LEASES
                                   ----------- ----------
             1997................. $  611,030  $1,658,499
             1998.................    313,448   1,096,906
             1999.................    217,864     664,340
             2000.................    207,054     329,225
             2001.................    220,470     144,106
             2002 and thereafter..    724,188     163,076
                                   ----------  ----------
             Total................ $2,294,054  $4,056,152
                                   ==========  ==========

   Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". These standards require that impaired loans be measured based on the present value of expected cash flows, discounted at the loan's effective interest rate or, the loan's observable market price, or the fair value

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)
of the collateral if the loan is collateral dependent, as well as requiring certain related disclosures. The adoption of these statements did not have a material effect on the Company's consolidated financial statements. The amount of impaired loans at December 31, 1996 and 1995 was not material.

5.NET INVESTMENT IN OPERATING LEASES

   The following is a summary of equipment under operating leases at December 31, 1996 and 1995, including equipment on lease to Former Affiliates (see Notes 1 and 14):

                                                            AT DECEMBER 31,
                                                         ----------------------
ORIGINAL EQUIPMENT COST                                     1996        1995
-----------------------                                  ----------  ----------
Information technology.................................. $  673,298  $  628,857
Telecommunications......................................    557,567     378,426
Transportation..........................................    550,242     456,575
General equipment and other.............................    354,658     254,984
                                                         ----------  ----------
                                                          2,135,765   1,718,842
Less: Accumulated depreciation..........................   (777,905)   (642,728)
Rental receivables, net.................................     45,610      41,522
                                                         ----------  ----------
Net investment in operating leases...................... $1,403,470  $1,117,636
                                                         ==========  ==========

   Minimum future rentals to be received on non-cancellable operating leases as of December 31, 1996, are as follows:

             1997.............................. $  565,921
             1998..............................    335,728
             1999..............................    180,844
             2000..............................     66,367
             2001..............................     22,296
             2002 and thereafter...............      3,330
                                                ----------
             Total minimum future rentals...... $1,174,486
                                                ==========

6.SECURITIZATIONS AND LOAN SALES

   In 1996, the Company securitized approximately $3.4 billion of lease and loan receivables and recorded a $149.3 million pre-tax gain. Total proceeds from the 1996 securitizations was approximately $3.1 billion. The 1996 activity includes the Securitization of $3.1 billion of lease and loan receivables (which includes $0.3 billion of receivables previously sold and repurchased by the Company). A portion of the Securitization proceeds were used to finance the Merger transaction (see Note 1). For the years ended December 31, 1995 and 1994, the Company securitized portions of its capital lease portfolio amounting to $74.8 million and $259.1 million, with proceeds received of $86.8 million and $287.6 million, respectively. The Company recorded pre-tax gains on securitizations of $5.9 million and $14.8 million for 1995 and 1994, respectively.

   Included in other assets at December 31, 1996 and 1995, is approximately $195.9 million and $61.5 million of retained interests in the securitized receivables. These retained interests act as a credit enhancement for the purchasers and are repaid to the Company over the life of the securitized receivables. The securitization agreements provide for limited recourse to the Company for any uncollectible amounts. The Company's

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)
maximum exposure under these recourse provisions, in the unlikely event that all such receivables became uncollectible, amounted to $104.9 million at December 31, 1996 and $254.8 million at December 31, 1995. A portion of the gains have been deferred to record an estimate of the losses under recourse provisions for the lease receivables securitized (see Note 2). Under the agreements, the Company services these accounts for a fee on behalf of the purchasers.

   At December 31, 1996 and 1995, $2,984.7 million and $559.0 million, respectively, of receivables previously securitized remained outstanding.

   On a periodic basis, the Company sells the guaranteed portion of SBA loans in the secondary market. The gain on these sales is (1) decreased by an adjustment to reduce the carrying value of the retained unguaranteed portion of the loan to its fair value and (2) adjusted for any excess servicing fees to be received. For the years ended December 31, 1996, 1995 and 1994 the Company sold approximately $170.2 million, $146.7 million and $15.7 million, with proceeds received of $184.9 million, $157.2 million, and $19.6 million, respectively. The Company recorded pre-tax gains on SBA loan sales of $15.6 million, $10.5 million and $1.5 million for 1996, 1995 and 1994, respectively.

7.OTHER REVENUE

   Other revenue consisted of the following:

                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                      --------------------------
                                                        1996    1995*    1994*
                                                      -------- -------- --------
Net gain on sale of leased and off-lease equipment... $ 86,639 $ 86,987 $ 76,453
Portfolio servicing fees.............................   20,303   23,584   27,203
Other fee related revenue............................   51,449   44,105   38,871
Other portfolio related revenue......................   38,842   35,633   24,624
                                                      -------- -------- --------
Total other revenue.................................. $197,233 $190,309 $167,151
                                                      ======== ======== ========

--------
*  Certain amounts have been reclassified to conform to the 1996 presentation.

8.DEBT

   Commercial Paper

   Commercial paper is generally issued at a discount with the majority maturing within 90 days. As of December 31, 1996 the maturities of commercial paper ranged up to 45 days. As of December 31, 1995 the maturities of commercial paper ranged up to four months. Interest rates ranged from 5.60% to 7.20% and 5.48% to 5.83% at December 31, 1996 and 1995, respectively. The discount amortized on commercial paper, which reflects the cost of such debt, amounted to $100.3 million, $94.0 million and $69.3 million in 1996, 1995 and 1994, respectively.

   In September 1996, the Company renegotiated its back-up credit facility of $1.8 billion. This facility, negotiated with a consortium of 24 lending institutions, supports the commercial paper issued by the Company. At December 31, 1996 this facility was unused. Under the most restrictive provision of the Company's back-up facility, the Company is required to maintain a minimum consolidated tangible net worth (based on a formula that includes a portion of current net income) of $546.9 million at December 31, 1996. The Company is in compliance with this and all other covenants of the agreement. To meet local funding requirements, the Company's foreign operations have available lines of credit of approximately $362.9 million, of which approximately $26.2 million was available at December 31, 1996. These facilities are generally renewed annually. Facility fees paid for the revolving and foreign credit arrangements were not material in 1996 or 1995.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   Data with respect to short-term notes (principally commercial paper) are as follows:

                                               1996        1995        1994
                                            ----------  ----------  ----------
End of year balance, net................... $1,867,247  $2,212,351  $2,176,877
Weighted average interest rate at December
 31,.......................................        6.1%        5.9%        5.8%
Highest month-end balance.................. $3,021,459  $2,212,351  $2,176,877
Average month-end balance (a).............. $2,154,614  $1,921,298  $1,741,872
Weighted average interest rate (b).........        5.7%        5.3%        4.3%
                                            ----------  ----------  ----------

--------

(a) The average month-end balance was computed by dividing the total of the outstanding month-end balances by the number of months.

(b) The weighted average interest rate during the year is calculated by dividing the interest charged for the year by the average month-end balance.

   Medium and Long-term Debt

   Medium and long-term debt outstanding at December 31, 1996 and 1995, consisted of the following:

                                              MATURITIES     1996       1995
                                              ----------- ---------- ----------
4.44%--5.99% Medium-term notes..............  1996 - 2001 $1,331,900 $  716,900
6.00%--6.99% Medium-term notes..............  1996 - 2000  1,621,525  1,466,025
7.00%--8.08% Medium-term notes..............  1996 - 2005    621,625  1,043,825
Floating rate Medium-term notes
Interest periodically reprices based on var-
 ious indices. As of December 31, 1996 and
 1995, the average interest rate ranged from
 5.47% - 5.65% and 4.93% - 5.74%, respec-
 tively.....................................  1996 - 1997    682,000  1,129,500
Other long-term debt........................  1996 - 2002    340,627    359,808
                                                          ---------- ----------
Total medium and long-term debt.............              $4,597,677 $4,716,058
                                                          ========== ==========

   The Company's medium and long-term debt matures as follows:

             1997.............................. $2,418,753
             1998..............................  1,326,375
             1999..............................    611,346
             2000..............................     88,599
             2001..............................     34,773
             2002 and thereafter...............    117,831
                                                ----------
             Total............................. $4,597,677
                                                ==========

   To reduce exposure to interest rate movements, the Company enters into interest rate swap agreements (see Note 15). The weighted average interest rate on average total debt outstanding, including the effect of these swaps, was 6.38% and 6.60% for the years ended December 31, 1996 and 1995, respectively.

   During the fourth quarter of 1996, the Company filed with the Securities and Exchange Commission (the "SEC") a debt registration statement in the amount of $4.0 billion. The SEC declared this registration statement effective on January 3, 1997. As of February 28, 1997, the Company had issued $1.2 billion of debt under this registration statement.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)


   In connection with transactions preceding the initial public offering of the Company's stock in 1993, AT&T issued a guarantee on all of the Company's debt outstanding at that date. As of December 31, 1996 and 1995, $189,675 and $319,200 of medium and long-term debt was guaranteed by AT&T, respectively.

9.COMPANY-OBLIGATED PREFERRED SECURITIES OF SUBSIDIARY

   In the fourth quarter of 1996, Capita Preferred Trust (the "Trust") issued $200 million of Trust Originated Preferred Securities (the "Preferred Securities") to the public (the "Offering"). The Trust invested the proceeds received from the Offering and its issuance of common securities to the Company in exchange for Partnership Preferred Securities of its affiliate, Capita Preferred Funding L.P. (the "Partnership"). The Trust and the Partnership are consolidated subsidiaries of the Company. The Partnership, in turn, used proceeds from the issuance of the Partnership Preferred Securities and a Company capital contribution to invest primarily in 20-year debentures of the Company and two wholly-owned subsidiaries (the "Debentures"). Payments in respect to the Debentures issued by the Company's subsidiaries have been guaranteed, on a subordinated basis, by the Company.

   Holders of the 8,000,000 shares of Preferred Securities will be entitled to receive quarterly cash distributions at an annual rate of 9.06% and a liquidation amount of $25 per share. Under the terms of the Offering, the Company issued an irrevocable guarantee, to the extent the Trust has funds available therefore, on the distributions, redemption and liquidation of the Preferred Securities. Distribution will be made on the Preferred Securities to the extent that the Trust had funds available, which is dependent on the payment of distributions on the Partnership Preferred Securities by the Partnership to its limited partner, the Trust. Distributions on the Partnership Preferred Securities will be declared and paid only as determined in the sole discretion of the Company in its capacity as the general partner of the Partnership. The Partnership's ability to pay such distributions to the Trust is dependent on the receipt of interest payments on the Debentures from the Company and its two subsidiaries.

   The table below shows summarized consolidated financial information of the Company's two subsidiaries, AT&T Capital Leasing Services, Inc. and AT&T Capital Services Corporation which have issued the Debentures. The summarized financial information includes transactions with the Company that are eliminated in consolidation.

                      AT&T CAPITAL LEASING SERVICES, INC.

                                                       AT OR FOR THE YEARS
                                                        ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   -------- ---------- --------
Total revenues.................................... $244,560 $  197,537 $158,973
Interest expense..................................   69,490     62,420   35,741
Operating and administrative expenses.............   86,121     85,621   77,607
Provision for credit losses.......................   51,862     39,996   33,942
Income before income taxes........................   34,509      7,234    9,134
Net income........................................   20,733      4,241    5,465
Total assets......................................  628,943  1,387,325
Total debt........................................  507,180  1,061,640
Total liabilities.................................  597,203  1,214,257
Total shareowner's equity.........................   31,742    173,068

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)
                       AT&T CAPITAL SERVICES CORPORATION

                                                         AT OR FOR THE YEARS
                                                         ENDED DECEMBER 31,
                                                      -------------------------
                                                        1996     1995    1994
                                                      -------- -------- -------
Total revenues....................................... $111,572 $ 84,732 $70,134
Interest expense.....................................    5,157    4,046   2,864
Operating and administrative expenses................   46,423   36,108  33,420
Provision for credit losses..........................      650      107      --
Income before income taxes...........................   10,260    7,724   1,837
Net income...........................................    6,098    4,385     954
Total assets.........................................  161,232  116,952
Total debt...........................................  116,545   72,635
Total liabilities....................................  145,565   99,031
Total shareowner's equity............................   15,667   17,921

   The significant decrease in AT&T Capital Leasing Services, Inc. total assets is due to significant securitization activity. See Note 6 for further discussion of securitizations.

10.DIVIDENDS

   On February 29, 1996, shareowners of record as of February 9, 1996, were paid a fourth quarter 1995 dividend of $.11 per share. During 1996, the Company's Board of Directors declared dividends each of $.11 per share to shareowners of record as of May 10, 1996 and August 9, 1996 payable on May 31, 1996 and August 30, 1996, respectively. As a result of the Merger, the Company anticipates that it will no longer pay dividends in the short term.

11.FAIR VALUE DISCLOSURES

   Fair value is a subjective and imprecise measurement that is based on assumptions and market data which require significant judgment and may only be valid at a particular point in time. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts. Accordingly, management cannot provide assurance that the fair values presented are indicative of the amounts that the Company could realize in a current market exchange.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments at December 31, 1996 and 1995:

   Cash and Cash Equivalents

   The carrying amount is a reasonable estimate of fair value.

   Net Investment in Finance Receivables

   The fair value of the finance receivable portfolio is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   Short-term Notes (Commercial Paper and Other Short-term Notes)

   The carrying amount is a reasonable estimate of fair value for commercial paper. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of other short-term notes.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   Gross Profit Tax Deferral Payable to AT&T

   The fair value of the gross profit tax deferral was estimated by discounting the expected future cash flows using the Company's current cost of debt. Based on the announcement that AT&T intended to sell its interest in the Company, this amount for 1995 had been calculated based on the assumption that the amount would have been repaid by December 31, 1996. On September 30, 1996 the Company repaid the then outstanding balance of $247.4 million to AT&T for full repayment of such loans (see Note 1).

   Medium and Long-term Debt

   Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

   Interest Rate and Currency Swap Agreements

   The fair value of interest rate and currency swaps is estimated by discounting the expected future cash flows using an estimated rate at which the Company could terminate the swaps in the market today.

   Foreign Exchange Contracts

   The fair value of foreign exchange contracts is estimated based on current market quotes obtained from dealers for foreign exchange contracts with the same remaining terms.

   Credit Facilities

   The fair values of the credit facilities are based on fees currently paid for similar arrangements.

   The following table summarizes the carrying and fair values of on-balance sheet instruments (as determined using the methods described above):

                                       DECEMBER 31, 1996     DECEMBER 31, 1995
                                     --------------------- ---------------------
                                      CARRYING              CARRYING
                                       AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                                     ---------- ---------- ---------- ----------
Assets:
Cash and cash equivalents..........  $       -- $       -- $    3,961 $    3,961
Net investment in finance receiv-
 ables (Note 4)....................   2,135,250  2,140,878  1,800,636  1,844,617
Liabilities:
Short-term notes (Note 8)..........   1,867,247  1,867,247  2,212,351  2,212,403
Gross profit tax deferral payable
 to AT&T (Note 12).................          --         --    248,902    237,845
Medium and long-term debt (Note 8).   4,597,677  4,663,012  4,716,058  4,844,594

   Matching maturities of its portfolio assets and debt is a key component of the financial strategy used by the Company to manage interest rate risk. Based on unaudited calculations performed by the Company, the increased fair value of the Company's debt (including the effects of interest rate and currency swaps, as shown below) has been offset by the increased fair value of the Company's portfolio assets at December 31, 1996 and December 31, 1995, respectively. The fair value of the Company's lease portfolio is not a required disclosure under SFAS No. 107, "Disclosure About Fair Value of Financial Instruments" and, therefore, only the fair value of the finance receivable portfolio has been disclosed.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   The following tables summarize the carrying and fair values of off-balance sheet financial instruments (as determined using methods described above):

                                                 DECEMBER 31, 1996
                                      ----------------------------------------
                                        CARRYING AMOUNT        FAIR VALUE
                                      -------------------  -------------------
                                      RECEIVABLE PAYABLE   RECEIVABLE PAYABLE
                                      ---------- --------  ---------- --------
Interest rate swap agreements........   $ 258    $ (2,662)  $14,247   $(26,318)
Currency swap agreement..............      69      (1,255)    3,407    (14,870)
Foreign currency forward exchange
 contracts...........................   7,807     (21,405)     (931)   (25,654)

                                                  DECEMBER 31, 1995
                                        ---------------------------------------
                                         CARRYING AMOUNT        FAIR VALUE
                                        ------------------  -------------------
                                        RECEIVABLE PAYABLE  RECEIVABLE PAYABLE
                                        ---------- -------  ---------- --------
Interest rate swap agreements.........   $ 3,681   $(1,477)  $ 2,234   $(53,359)
Currency swap agreements..............       278    (1,185)    7,066     (8,235)
Foreign currency forward exchange con-
 tracts...............................    13,104      (814)   (3,036)    (2,227)

   Hedging the net cash inflows from foreign denominated assets is a key component of the financial strategy used by the Company to manage its exposure to foreign currency fluctuations. Based on unaudited calculations performed by the Company, the decreased fair value of the Company's forward exchange contracts is generally offset by an increase in the fair value of the Company's foreign denominated assets.

   The Company has unused revolving credit facilities totalling $1.8 billion and approximately $26.2 million of unused foreign credit facilities. The fair value of the credit facilities is based upon fees currently paid for similar arrangements which are not material (see Note 8).

12.INCOME TAXES

   As a result of the Merger, the Company is no longer included in the consolidated federal and state returns of AT&T and will file a stand-alone consolidated federal income tax return ("Tax Deconsolidation"). When the Company was included in AT&T's returns, the Company's income tax expense would not have differed materially from that reported had the Company filed tax returns on a stand-alone basis.

   In connection with the Merger, Hercules and AT&T made an election under
Section 338(h)(10) of the Internal Revenue Service Code (the "Section 338(h)(10) election") and similar elections under state and local laws. Under these elections the Merger was deemed to be an asset sale for tax purposes resulting in the elimination of substantially all deferred tax liabilities as of the Merger date. In addition, the Company stepped-up its assets and liabilities to their fair value for tax purposes, which was not done for book purposes ("push-down accounting") due to the Company's significant level of public debt outstanding. Such difference between books and taxes, generated a deferred tax asset, the "Merger-related tax goodwill".

   In connection with AT&T's sale of its 86% interest in the Company, AT&T agreed to pay the Company approximately $280 million for lost tax depreciation relating to the Section 338(h)(10) election. The Company offset such receivable from AT&T with amounts owed to AT&T for income taxes due as of the Merger date. The Company is also entitled to a tax deduction for the cash-out of the Company's stock options by Hercules. The tax benefit of such payment reduced the Company's current tax liability by approximately $16.0 million. At December 31, 1996 and 1995 the Company had a current tax receivable of $6.9 million and current taxes payable of $30.6 million, respectively.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   As part of the GPTD Agreement the Company has, in the past, received interest free loans to the extent of the tax deferrals generated by transactions between AT&T and the Company. On September 30, 1996 the Company, pursuant to the GPTD Agreement, made a payment of $247.4 million to AT&T for full repayment of such loans. The GPTD Agreement required the Company to repay such loans immediately prior to the Company no longer being a member of AT&T's consolidated group for federal income tax purposes. These interest free loans amounted to $248.9 million at December 31, 1995. The average balance outstanding for such loans was $248.9 million, $245.9 million and $213.2 million for the nine months ended September 30, 1996 and the years ending December 31, 1995 and 1994, respectively. Also on September 30, 1996, pursuant to the Merger Agreement, the Company made a $35.0 million payment to AT&T in exchange for AT&T assuming all tax liabilities associated with federal and combined state taxes for periods prior to the consummation of the Merger.

   In addition, following Tax Deconsolidation, it is possible that the Company could be subject to the federal alternative minimum tax. A Company's alternative minimum tax liability is computed by applying the alternative minimum tax rate, which is lower than the regular tax rate, to a measure of taxable income that is broader than that used in computing the regular tax. Payments of any alternative minimum tax incurred by the Company after a Tax Deconsolidation would be available in the future as credits against the Company's regular tax liability.

   The provision (benefit) for income taxes consisted of the following:

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  ---------  -------  --------
Current:
 Federal......................................... $ 289,942  $59,252  $(13,494)
 State and local.................................    68,409   13,415   (23,150)
 Foreign.........................................    21,384   10,789     3,538
                                                  ---------  -------  --------
TOTAL CURRENT PORTION............................   379,735   83,456   (33,106)
                                                  ---------  -------  --------
Deferred
 Federal.........................................  (221,720)  (5,460)   72,729
 State and local.................................   (49,878)     205    33,655
 Foreign.........................................     1,926    2,483        --
                                                  ---------  -------  --------
TOTAL DEFERRED PORTION...........................  (269,672)  (2,772)  106,384
                                                  ---------  -------  --------
TOTAL PROVISION FOR INCOME TAXES................. $ 110,063  $80,684  $ 73,278
                                                  ---------  -------  --------

   The Company recorded tax credits of $20,762, $10,850 and $3,446 in 1996, 1995 and 1994, respectively.

                            AT&T CAPITAL CORPORATION

                         (In thousands of U.S. dollars)

   Deferred income tax assets (liabilities) consist of the following:

                                                            AT DECEMBER 31,
                                                           -------------------
                                                             1996      1995*
                                                           --------  ---------
Gross deferred income tax liabilities:
 Lease related differences................................ $   (999) $(692,440)
 Securitization-related...................................  (54,519)        (2)
 Pensions.................................................   (1,176)
 Other....................................................   (5,347)   (51,618)
                                                           --------  ---------
GROSS DEFERRED INCOME TAX LIABILITIES.....................  (62,041)  (744,060)
                                                           --------  ---------
Gross deferred income tax assets:
 Merger-related tax goodwill..............................  159,604
 Allowance for credit losses..............................    5,644    124,186
 Pensions.................................................       --     11,718
 State and foreign net operating losses...................    7,205     17,926
 Deferred Foreign Tax Credit..............................   23,237      7,000
 Other....................................................    4,476     32,982
                                                           --------  ---------
GROSS DEFERRED INCOME TAX ASSETS..........................  200,166    193,812
                                                           --------  ---------
Valuation allowance.......................................  (21,999)    (5,048)
                                                           --------  ---------
NET DEFERRED INCOME TAX ASSETS (LIABILITIES).............. $116,126  $(555,296)
                                                           --------  ---------

  --------

* Certain 1995 amounts have been reclassified to conform to the 1996 presentation.

   As a result of the step-up allowed under the Section 338(h)(10) election, substantially all the deferred tax liabilities arising from lease related differences were eliminated. In addition, the Merger-related tax goodwill created a deferred tax asset.

   A valuation allowance has been recorded to offset certain deferred tax assets due to the uncertainty of realizing the benefit of foreign tax credits and foreign net operating loss carryforwards.

   A valuation allowance has not been established for non-foreign deferred tax assets. Management believes that based upon its consistent history of profitable operations, coupled with its forecast of taxable income, which employs certain tax-planning strategies, it is probable that non-foreign deferred tax assets of approximately $135 million will be realized on future tax returns, primarily through the generation of future taxable income. The ultimate realization of the deferred tax assets will require aggregate taxable income of approximately $320 million to $350 million in future years.

   A reconciliation between the federal statutory tax rate and the Company's effective tax rate is shown below:

                                                              FOR THE YEARS
                                                              ENDED DECEMBER
                                                                   31,
                                                              ----------------
                                                              1996  1995  1994
                                                              ----  ----  ----
Federal statutory income tax rate............................ 35.0% 35.0% 35.0%
State and local income taxes, net of federal income tax ef-
 fect........................................................  4.3   4.2   3.9
Tax exempt income............................................ (1.4) (1.6) (1.7)
Goodwill.....................................................  0.3   0.5   1.2
Foreign Taxes................................................  1.0   1.0  (0.1)
Other........................................................  0.3  (0.4)  3.9
                                                              ----  ----  ----
EFFECTIVE TAX RATE........................................... 39.5% 38.7% 42.2%
                                                              ----  ----  ----

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)
   The Company has no available AMT credit carryforwards at December 31, 1996 to reduce future federal income taxes payable.

   For the years ended December 31, 1996, 1995 and 1994, the consolidated income (loss) before income taxes and cumulative effect of accounting change by domestic and foreign source was $296,876 and $(18,274), $210,296 and $(2,057), $177,662 and $(4,048), respectively.

13.PENSION AND BENEFIT PLANS

   Pension

   Effective January 1, 1994, all employees of the Company and its domestic subsidiaries were covered by the AT&T Capital Corporation Retirement and Savings Plan ("RSP"), a qualified defined contribution plan.

   Under a defined contribution plan, the amount of future pension benefits is based solely on the amount contributed and the returns earned on those amounts. The RSP has a profit sharing component (including a cash or deferred arrangement) under Section 401(k) of the Internal Revenue Code and a money purchase component. The Company's annual contribution under the profit sharing component, which is discretionary above 5%, is expected to equal approximately 9% of employee pay (i.e., aggregate base salaries and annual incentives of participants in the RSP). In addition, under the money purchase component, the Company matches an amount equal to 66 2/3% of the first 6% of compensation that each employee contributes to the RSP under Section 401(k). RSP participants can select from a variety of funds within the RSP to invest their allotments. The Company recorded $14,954, $14,367 and $13,525 of pension expense in 1996, 1995 and 1994, respectively, related to the RSP. In addition, in 1996, 1995 and 1994 the Company recorded pension expense of $2,649, $2,431 and $1,366, respectively in connection with the RSP-related nonqualified defined contribution plans. The Company also sponsors various international plans which are available to certain employees of its international subsidiaries. The plans are similar to the RSP in that they enable employees of the Company to contribute a percentage of their salary to provide for post-retirement income. The Company recorded $1,736, $1,412 and $1,034 of pension expense in 1996, 1995 and 1994, respectively related to the various international plans.

   At the date of the Merger, as a result of the change in control provisions in the RSP, all participants became fully vested.

   The Company sponsors three unfunded supplemental nonqualified defined benefit retirement plans that provide certain employees with additional benefits after retirement. Components of net periodic pension cost for the years ended December 31, were:

                                                                   1996   1995
                                                                  ------ ------
Service cost - benefits earned................................... $  595 $  456
Interest cost on projected benefit obligation....................    608    450
Amortization.....................................................    490    365
Settlement loss*.................................................    455     --
                                                                  ------ ------
NET PERIODIC PENSION COST AFTER SETTLEMENT LOSS.................. $2,148 $1,271
                                                                  ====== ======

--------
* In 1996, lump sums were paid to certain participants upon separation of their service.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   The funded status of the plans at December 31 was:

                                                                   1996   1995
                                                                  ------ ------
Accumulated benefit obligations:
 Vested benefit obligation....................................... $5,926 $1,495
 Non-vested benefit obligation...................................  1,104  5,471
                                                                  ------ ------
  Total..........................................................  7,030  6,966
                                                                  ====== ======
Additional benefits on estimated future salary level.............  1,306  1,434
Total projected benefit obligation...............................  8,336  8,400
Plan assets at fair value........................................     --     --
Unfunded projected benefit obligation............................  8,336  8,400
Unrecognized prior service cost..................................  4,413  4,845
Unrecognized net loss............................................  1,413    945
Additional liability.............................................  4,773  4,458
Accrued pension liability recorded...............................  7,283  7,068
                                                                  ====== ======

   At December 31, 1996 and 1995, the projected benefit obligation was determined using assumed weighted average discount rates of 7.50% and 7.0% respectively, and assumed long-term rates of increase in future compensation levels of 4.5% or 5.5% in both years, depending on the plan.

   Share Performance Incentive Plan

   Prior to the Merger, the Company's Share Performance Incentive Plan, as amended ("SPIP") was designed to provide the opportunity for cash incentive awards to key employees at the end of five three-year performance periods. The first such period terminated on June 30, 1996, with each of the other performance periods ending on the annual anniversary of such date through and including June 30, 2000. These incentive awards were generally based on the performance of the Company's stock price and dividend yield relative to the interest rate on three-year treasury notes and the total return on the stock relative to a specified peer group of financial services companies over three year performance periods. The estimated compensation expense relating to the SPIP has been charged against income over the respective performance periods. As a result of the Merger, the SPIP provided an accelerated payout and additional amounts to certain key employees resulting in a pre-tax charge of $36.2 million for year ended December 31, 1996. The Company discontinued the SPIP effective October 1, 1996 (the Merger date).

   Leveraged Stock Purchase Plan

   Prior to the Merger, under the Company's Leveraged Stock Purchase Plan ("LSPP"), 2,000,000 shares of common stock and options to purchase common stock were reserved for purchase or grant. The terms and provisions of the LSPP required certain senior management employees to purchase an aggregate of 851,716 shares of common stock in conjunction with the Company's initial public offering at the offering price of $21.50 per share ("offering price"). The eligible employees had the option of borrowing from the Company, on a recourse basis, 88.5% to 97.7% of the purchase price of the shares. The recourse loans would have matured on August 4, 2000, and had a stated interest rate of 6.0% compounded on an annual basis. The purchased shares were pledged as collateral for the recourse loans. Sale of these shares was restricted prior to August 4, 1996, and was contingent upon repayment of the loan and certain other requirements. The recourse loans were shown on the balance sheet as a reduction of equity.

   In addition, under the LSPP, the same senior management employees were granted premium priced stock options which provided participants with an opportunity to purchase up to 1,095,040 shares of Company stock at

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)
an exercise price equal to 125% of the offering price ($26.875 per share). The options were exercisable during the period from August 4, 1996 through August 4, 2003. No options were cancelled during 1996. Options cancelled during 1995 and 1994 were 102,852 and 54,895, respectively. Options exercised during 1996 prior to the Merger were 53,352. Pursuant to the terms of the LSPP, no further purchases of stock, Company loans or option grants were made under the LSPP subsequent to December 31, 1993.

   1993 Long Term Incentive Plan

   Prior to the Merger, under the Company's 1993 Long Term Incentive Plan ("1993 LTIP") the Company granted various stock-based and other awards to employees of the Company. The number of shares available for grant or purchase under the 1993 LTIP were 3,500,000 (following approval by the Company's shareowners of an additional 1,500,000 shares on April 19, 1996). Similar to the LSPP, eligible employees purchasing stock under the 1993 LTIP had the option of borrowing from the Company, on a recourse basis, 88.5% to 97.7% of the purchase price of the shares. The recourse loans, which were due seven years from the loan date, had stated interest rates ranging from 6.0% to 7.92% compounded on an annual basis. The purchased shares were pledged as collateral for the recourse loans. Sale of these shares was prohibited for a three-year period and was contingent upon repayment of the loan and certain other requirements. The recourse loans were shown on the balance sheet as a reduction of equity. Awards under the 1993 LTIP were made to executives and employees of the Company at the Company's discretion.

   The following table summarizes the option activity relating to the 1993 LTIP through the Merger date:

SHARES UNDER OPTION                                   NUMBER    PRICE PER SHARE
-------------------                                  ---------  ---------------
Options outstanding at December 31, 1993............   686,303  $        21.50
Changes in 1994:
 Options exercised..................................      (274) $        21.50
 Options cancelled..................................   (85,367) $21.50 - 26.15
 Options granted....................................   502,707  $21.81 - 30.63
                                                     ---------  --------------
Options outstanding at December 31, 1994............ 1,103,369  $21.50 - 30.63
Changes in 1995:
 Options exercised..................................   (16,978) $21.50 - 26.15
 Options cancelled..................................   (79,605) $21.50 - 26.15
 Options granted....................................   345,036  $21.50 - 47.03
                                                     ---------  --------------
Options outstanding at December 31, 1995............ 1,351,822  $21.50 - 47.03
Changes in 1996 prior to merger date:
 Options exercised..................................   (70,195) $21.50 - 26.15
 Options cancelled..................................   (42,937) $21.50 - 38.63
 Options granted....................................     5,206  $38.25 - 38.63
Options outstanding at October 1, 1996 prior to
 Merger ............................................ 1,243,896  $21.50 - 47.03
                                                     ---------  --------------
Options exercisable at December 31, 1996............        --              --
Options exercisable at December 31, 1995............    59,157  $21.50 - 26.56
                                                     =========  ==============

   Upon consummation of the October 1, 1996 Merger Agreement, all option holders received from Hercules $45 in cash for each option. As a result no compensation cost was incurred by the Company relating to the cashout of these options.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   As part of the same Merger Agreement, most of the senior management employees who were participants in the LSPP and 1993 LTIP, were given the opportunity to exchange all of the Company pre-Merger shares, purchased under the above mentioned plans, for an equal value of the Company's post-Merger shares, which was on the basis of 4.5 new shares for each of the Company's pre-Merger shares. Management employees who effected the exchange had their LSPP or 1993 LTIP recourse loans extended to the year 2006. The new recourse loans have a stated interest rate of 7.13% compounded on an annual basis. The exchanged shares are pledged as collateral for the recourse loans. Sale of the underlying shares is restricted and is contingent upon repayment of the loan and certain other requirements. The recourse loans are shown on the balance sheet as a reduction of equity.

   In addition, the Company had awarded restricted stock under the 1993 LTIP to certain employees in consideration of services rendered. During 1996, 1995 and 1994, respectively, restricted stock awards of 7,796, 19,967 and 17,801 shares were made to employees under the LTIP.

   As of December 31, 1996, 1995 and 1994 respectively, 0, 405,106 and 735,936 shares were available for issuance under the 1993 LTIP. The shares were not subject to stock appreciation right features.

   Employee Stock Purchase Plan

   In April 1994, the Company's shareowners approved an employee stock purchase plan effective August 1, 1994. The AT&T Capital Corporation 1994 Employee Stock Purchase Plan ("ESPP") enabled employees to purchase shares of AT&T Capital common stock at a discount. The price per share was 90% of the fair market value of the common stock at the time of its purchase. No compensation expenses was recorded in connection with the ESPP. The maximum aggregate number of shares of common stock that could have been purchased under the ESPP was 500,000. During 1996, 1995 and 1994, 10,074, 27,965 and
13,484 shares were purchased by employees at prices ranging from $38.88 to $41.63; $22.05 to $36.00 and $19.02 to $21.83 per share, respectively. As a result of the Merger agreement, the ESPP was discontinued on June 5, 1996.

   1996 Long Term Incentive Plan

   Effective on the Merger date, the Company discontinued the LSPP and the 1993 LTIP. A new fixed option plan, the 1996 Long Term Incentive Plan (1996
LTIP) was adopted the same date. Under the 1996 LTIP, certain members of management who effected an exchange of pre-Merger shares in the Company received options to purchase new shares of the Company having exercise prices aggregating $29.25 million. Additional options to purchase the Company's stock having exercise prices aggregating $9.75 million will also be available for grant to the same group.

   In addition, options to purchase the Company's stock having exercise prices aggregating $64 million will be available for grant to general members. These grants will be made annually over a 5 year period. The Board of Directors may also consider grants over time, commencing after 1997, of options to purchase the Company's stock with exercise prices aggregating a further $13 million to junior management. Awards under the 1996 LTIP are made to members of the Company at the Company's discretion.

   All stock options granted under the 1996 LTIP shall be at a price no less than fair market value on the date of the grant, expire after 10 years and vest over a five year period.

   In October, 1996, 5,062,200 options, with an aggregate value of approximately $51 million were granted under the 1996 LTIP. A further 50,000 options, with an aggregate value of $0.5 million were granted to Board members. The grants were made at an exercise price of $10 each, being equal to the fair market value of the Company's common stock at the date of grant. Under the plan, options having exercise prices aggregating $52 million were available for grant to December 31, 1996.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   Effective January 1, 1996 the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. It allows companies to choose either 1) a fair value method of valuing stock-based compensation plans which will affect reported net income, or 2) to continue to follow the existing accounting rules for stock option accounting but disclose what the impacts would have been had the new standard been adopted. The Company adopted the disclosure alternative which requires disclosure of the pro forma net income amount assuming the fair value method was adopted on January 1, 1995. As a result, the adoption of this standard did not have any impact on the Company's consolidated financial statements. If the Company had elected to recognize compensation costs based on the fair value at the date of grant for awards in 1996 and 1995, in accordance with the provisions of SFAS 123, on a pro forma basis, the Company's net income would have been reduced by $1.3 million and $0.6 million for 1996 and 1995, respectively.

   The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995, and additional awards in the future are anticipated.

   The weighted average fair values at date of grant for pre-Merger options granted during 1996 and 1995 were $6.71 and $7.03 per share, respectively. The minimum value at date of grant for post-Merger options granted in 1996 was $2.61 per share.

   For 1996, as a result of the Merger and the related accelerated vesting of all prior option grants, the fair value was determined as being the difference between the grant price and the final cash settlement price of $45 per share for all option grants made in 1996. For post-Merger option grants, the minimum value was estimated using the following assumptions: (a) Risk free interest rate of 6.2% and (b) expected life of 5 years.

   For 1995, the fair value was estimated using the Black-Scholes option-pricing model using the following assumptions: (a) Expected volatility rate of 24.3%, (b) Risk free interest rate of 7.4%, (c) Expected dividend yield of 0% and (d) Expected life of 3 years.

   Severance plans

   In 1995, the Company's Compensation Committee and Board of Directors approved broad-based plans that provide for benefits to members upon certain terminations of employment. Such benefits are calculated using annual base pay and annual incentive awards as well as other factors. No accrual for these benefits have been reflected in the consolidated financial statement because the amount cannot be reasonably estimated.

14.RELATED-PARTY TRANSACTIONS

   Nomura

   On October 1, 1996 the Company entered into an Advisory Agreement with an affiliated company, Nomura International plc (the indirect beneficial owner of Hercules ("Nomura")). The agreement is for ten years and is subject to a substantial change in the beneficial ownership of the Company. Under the agreement Nomura will provide support services to the Company. As part of the same agreement, the Company incurred a securitization fee of $24 million in connection with its October 15, 1996 $3.1 billion securitization of lease and loan receivables (see Note 6). Further, Nomura earned from the Company a $2.0 million fee in connection with its October 25, 1996 issuance to the public of eight million company-obligated preferred securities of subsidiary. Nomura also receives a quarterly retainer fee of $0.75 million for certain other services provided to the Company. Such fees may increase after the first year, but not in excess of 10% of the previous year's amount.

   In connection with the above mentioned $3.1 billion securitization, Nomura provided an amount equal to 3.5% of the Securitization proceeds as a credit enhancement.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   AT&T/Lucent/NCR

   In 1996, rental expense under existing leases with AT&T and affiliates for the nine months through the Merger date was $3.8 million. Such expenses for the years ended 1995 and 1994 were $5.5 million and $4.1 million, respectively.

   The Company purchases services from AT&T and affiliates, included data processing, billing and collection, administration and other services. In 1996, the Company's expenses for such services, for the nine months through the Merger date were $13.1 million. For the years ended 1995 and 1994, such expenses amounted to $20.0 million and $20.6 million, respectively.

   At December 31, 1995 and 1994, the Company was the lessor to AT&T of equipment comprising $176.4 million and $268.6 million of capital leases and $220.5 million and $204.6 million of equipment under operating leases, respectively. Revenues in 1996 related to these leases through the Merger date were $67.2 million. For the year ended 1995 and 1994, such revenues were $105.8 million and $108.8 million, respectively.

   The Company also had an interest bearing intercompany debt payable to AT&T and affiliates of $18.3 million at December 31, 1995 and an interest bearing intercompany note receivable from AT&T and affiliates of $40.1 million at December 31, 1994. The net interest income and expense associated with intercompany borrowing were not material in 1996, 1995 or 1994. Additionally, the Company had interest free loans related to tax agreements from AT&T as more fully discussed in Note 12.

   The Company is also a party to Operating and License Agreements with AT&T, pursuant to which AT&T provides the Company with the right to be the preferred provider of leasing and financing services for AT&T products on a basis consistent with past practice (Note 1). The Company and AT&T have also entered into an Intercompany Agreement whereunder, among other things, the Company manages and administers, for a fee, certain lease portfolios, including the Lease Finance Assets of Old Capital and Old Credit which were not transferred to the Company. In 1996, for the nine months through the Merger date, the Company recognized service fee revenue of $4.8 million for such services. In 1995 and 1994, fee revenue of $7.6 million and $8.6 million, respectively, were earned for such services.

   In the second quarter of 1996, the Company executed an Operating Agreement with each of Lucent and NCR, and entered into letter agreements with Lucent and NCR regarding the applicability to Lucent and NCR of specified provisions of the License Agreement and the Intercompany Agreement between the Company and AT&T.

   The Company has paid a sales assistance fee ("SAF") to Lucent, which fee is related to the volume of the Company's Lucent-related business. Under the terms of its Operating Agreement with the Company, Lucent is prohibited from accepting a SAF from any other provider of leasing services. In early 1996, after a period of negotiations, the Company agreed to pay a substantial increase in the SAF for 1995, both as an absolute amount and as a percentage of volumes attributable to Lucent. After giving effect to the increase, the SAF paid by the Company to Lucent for 1995 was approximately double the 1994 fee. The Company and Lucent recently agreed to a modified formula for calculating the SAF for the remaining years of the term of Lucent's Operating Agreement (retroactive to 1996). The revised formula is expected to result in aggregate annual SAF which is approximately double the amounts that would have been paid if the pre-1995 formula had been maintained.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

15.COMMITMENTS AND CONTINGENCIES

   Derivative Financial Instruments

   In the normal course of business, the Company is routinely party to various derivative financial instruments. These financial instruments are used by the Company to reduce interest rate and foreign currency exposure, as well as to meet the financing needs of its customers.

   At both December 31, 1996 and 1995, in management's opinion, there was no significant risk of loss in the event of nonperformance of the counterparties to derivative contracts. There were no past due amounts, nor were there any reserves for credit losses on derivatives as of December 31, 1996, 1995 and 1994. Generally, the Company does not require collateral or other security to support financial instruments with credit risk. The Company has never experienced a credit related charge-off associated with derivative transactions.

   Information is provided below for each significant derivative product type. The derivatives, with which the Company is involved, are primarily interest rate swaps, currency swaps, and foreign currency forward exchange contracts.

   Interest Rate and Currency Swaps

   The Company enters into interest rate and foreign currency swap agreements with major money center banks and intermediaries located in major financial centres to reduce interest rate exposure, to more closely match the maturity of its debt portfolio to that of its asset portfolio and to reduce its exposure to currency fluctuations. Interest rate swaps also allow the Company to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to the Company if fixed-rate borrowings were made directly. Foreign currency swaps are primarily used to hedge Canadian dollars.

   Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Generic swaps' notional amounts generally do not change for the life of the contract. Amortizing and accreting swaps' notional amounts generally change based upon a predetermined amortization or accretion schedule. Currency swaps generally involve the exchange of both principal and interest payments in distinct currencies.

   The notional amounts shown below for interest rate swaps represent an agreed upon amount on which calculations of amounts to be exchanged are based and for currency swaps also represent the U.S. equivalent of an amount exchanged. Notional amounts do not represent the Company's exposure. Rather, the Company's exposure is limited to the current fair value of the contracts with a positive fair value at the reporting date (see Note 11). A key assumption in the information below is that rates remain constant at the reporting date levels. To the extent that rates change, the variable interest rate information will change.

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)

   Activity in interest rate and currency swaps which are all held for purposes other than trading for 1996 and 1995, is summarized as follows:

                           GENERIC    AMORTIZING   GENERIC    CURRENCY
NOTIONAL AMOUNTS          PAY FIXED   PAY FIXED  PAY FLOATING  SWAPS      TOTAL
----------------          ----------  ---------- ------------ --------  ----------
December 31, 1994.......  $1,571,800   $964,973    $175,000   $221,817  $2,933,590
Additions...............     124,339    373,435     240,000    151,631     889,405
Maturities/amortization.    (350,000)  (406,365)   (175,000)  (108,455) (1,039,820)
Terminations............    (225,000)   (59,400)         --         --    (284,400)
                          ----------   --------    --------   --------  ----------
December 31, 1995.......   1,121,139    872,643     240,000    264,993   2,498,775
Additions...............     303,877    370,189     100,000    150,074     924,140
Maturities/amortization.    (527,873)  (143,364)   (240,000)   (94,418) (1,005,655)
Terminations............    (119,800)  (540,033)         --         --    (659,833)
                          ----------   --------    --------   --------  ----------
December 31, 1996.......  $  777,343   $559,435    $100,000   $320,649  $1,757,427
                          ==========   ========    ========   ========  ==========

   The schedule of maturities at December 31, 1996 for interest rate and currency swaps which are all held for purposes other than trading is as follows:

                           GENERIC   AMORTIZING   GENERIC    CURRENCY
                          PAY FIXED  PAY FIXED  PAY FLOATING  SWAPS      TOTAL
                          ---------  ---------- ------------ --------  ----------
Total notional amounts..  $777,343    $559,435    $100,000   $320,649  $1,757,427
Weighted average pay
 rate...................      6.79%       5.99%       5.46%      3.97%       5.95%
Weighted average receive
 rate...................      5.73%       4.97%       5.45%      3.06%       4.99%
                          --------    --------    --------   --------  ----------
1997 Maturities.........  $341,354    $217,484    $100,000   $128,334  $  787,172
Weighted average pay
 rate...................      6.03%       6.02%       5.46%      4.89%       5.77%
Weighted average receive
 rate...................      5.73%       4.84%       5.45%      3.80%       5.13%
1998 Maturities.........  $230,818    $145,285          --   $112,445  $  488,548
Weighted average pay
 rate...................      6.86%       5.74%         --       4.12%       5.90%
Weighted average receive
 rate...................      5.72%       4.83%         --       3.13%       4.86%
1999 Maturities.........  $201,680    $ 72,898          --   $ 75,536  $  350,114
Weighted average pay
 rate...................      8.00%       5.74%         --       2.04%       6.25%
Weighted average receive
 rate...................      5.75%       4.74%         --       1.54%       4.63%
2000 Maturities.........  $  3,491    $ 60,468          --   $  4,334  $   68,293
Weighted average pay
 rate...................      6.56%       5.95%         --       6.57%       6.02%
Weighted average receive
 rate...................      5.59%       5.28%         --       5.75%       5.33%
2001 Maturities.........        --    $ 33,186          --         --  $   33,186
Weighted average pay
 rate...................        --        5.92%         --         --        5.92%
Weighted average receive
 rate...................        --        5.75%         --         --        5.75%
2002-2017 Maturities....        --    $ 30,114          --         --  $   30,114
Weighted average pay
 rate...................        --        7.75%         --         --        7.75%
Weighted average receive
 rate...................        --        5.75%         --         --        5.75%
                          --------    --------    --------   --------  ----------

   Foreign Currency Forward Exchange Contracts

   The Company enters into foreign currency forward exchange contracts to manage foreign exchange risk (primarily British pounds and Canadian dollars). The U.S. dollar equivalent of such contracts was $907,283 and $658,808 at December 31, 1996 and 1995, respectively. The Company enters into these contracts to hedge the

                           AT&T CAPITAL CORPORATION

                        (In thousands of U.S. dollars)
cash flows associated with foreign currency denominated assets. The term of these contracts is rarely more than three years. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows resulting from these assets will be adversely affected by changes in exchange rates.

   Other Commitments and Contingencies

   Certain regional office facilities and equipment of the Company are leased with renewal options of one to five years. Rental expense (including rental expense to the Former Affiliates of $4,508) for the years ended December 31, 1996, 1995 and 1994 was $21,247, $22,752 and $18,303, respectively. Rental expense associated with sublease rentals on operating leases for 1996, 1995 and 1994, was $51, $165 and $115, respectively. Minimum annual rental commitments at December 31, 1996, under these operating lease agreements are as follows:

             1997................................ $ 21,095
             1998................................   20,470
             1999................................   18,779
             2000................................   13,232
             2001................................    9,677
             2002 and thereafter.................   21,751
                                                  --------
             TOTAL............................... $105,004
                                                  ========

   The total of minimum rentals to be received in the future under noncancelable subleases related to operating leases as of December 31, 1996, was $11,802. The total of minimum rentals to be received in the future under noncancelable subleases related to capital leases (recorded as debt) as of December 31, 1996, was $117,850.

   As part of its lending activities, the Company has entered into noncancelable commitments to extend credit to some of its customers. As of December 31, 1996, the Company had approximately $140,213 of such unused commitments with a remaining term in excess of one year.

   In the normal course of business, the Company is subject to certain lawsuits and other claims. Such matters are subject to many uncertainties and the outcomes are not predictable with assurance. Consequently, the ultimate monetary liability or financial impact with respect to these matters at December 31, 1996 cannot be ascertained. While these matters could impact the operating results, management believes that after final disposition, any monetary liability or financial impact to the Company would not be material to the consolidated financial statements.

16.FOREIGN OPERATIONS

   The following data on other geographic areas pertain to operations that are located outside the U.S. (primarily Europe, Canada, the Asia/Pacific Region and Central/South America). Net income (loss) includes certain allocated operating expenses and interest expense. Revenues between geographic areas are not material. The increase in the net loss relating to foreign operations for 1996 resulted primarily from the allocation of one-time Merger related costs.

                            AT&T CAPITAL CORPORATION

                         (In thousands of U.S. dollars)

   A summary of the Company's operations by geographic area is presented below.

                                             FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1996        1995        1994
                                             ----------  ----------  ----------
Total Revenues:
 United States.............................. $1,683,499  $1,370,672  $1,250,591
 Foreign....................................    268,691     206,363     133,488
                                             ----------  ----------  ----------
Total....................................... $1,952,190  $1,577,035  $1,384,079
                                             ----------  ----------  ----------
Net Income (Loss):
 United States.............................. $  180,433  $  130,587  $  104,558
 Foreign....................................    (11,894)     (3,032)     (4,222)
                                             ----------  ----------  ----------
Total....................................... $  168,539  $  127,555  $  100,336
                                             ----------  ----------  ----------
                                                     AT DECEMBER 31,
                                             ----------------------------------
                                                1996        1995        1994
                                             ----------  ----------  ----------
Total Assets:
 United States.............................. $6,150,074  $7,868,941  $7,148,737
 Foreign....................................  1,942,438   1,672,318     873,186
                                             ----------  ----------  ----------
Total....................................... $8,092,512  $9,541,259  $8,021,923
                                             ----------  ----------  ----------